Exhibit 99.9

# 2018 BRITISH COLUMBIA FINANCIAL AND ECONOMIC REVIEW

78TH EDITION | APRIL 2017 – MARCH 2018

BRITISH COLUMBIA

2018

British Columbia

Financial and Economic

Review

78th Edition

(August 2018)

2018 Financial and Economic Review — August 2018

Part 1 — Economic Review		1
2017 Overview		3
British Columbia Economy		3
External Trade and Commodity Prices		5
Population		7
Labour Developments		7
Inflation		8
Consumer Expenditure and Housing		8
Tourism		9
External Environment		10
United States		10
Canada		11
International Economy		11
Financial Markets		12
Conclusion		13

Charts
1.1	Provincial Economic Growth	3
1.2	Composition of British Columbia Real GDP by Industry	4
1.3	British Columbia Real GDP Growth by Industry	4
1.4	International Export Shares by Market	5
1.5	Lumber and Natural Gas Prices	6
1.6	Retail Sales	9
1.7	Housing Starts	9
1.8	Visitor Entries to British Columbia	10
1.9	External Economic Growth	12
1.10	Canadian Dollar	13

Map
1.1	Net Interprovincial and International Migration in BC, 2017	7

Tables
1.1	British Columbia Population and Labour Market Statistics	8
1.2	British Columbia Price and Earnings Indices	8

Topic Box
Historical Data Volatility		14

Part 2 — Financial Review		17
2017/18 Overview		19
Revenue		20
Expense		28
Provincial Capital Spending		30
Provincial Debt		38
Pension Plans		42
Contractual Obligations		43
2017/18 Public Accounts Audit Qualification		45

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Charts
2.1	2017/18 Surplus — Major Changes from Budget 2017 Update	20
2.2	Revenue Changes from Budget 2017 Update	21
2.3	Expense Changes from Budget 2017 Update	28
2.4	Capital Spending, 2017/18	31
2.5	Capital Spending Changes from Budget 2017 Update	32
2.6	Financing Taxpayer-Supported Capital Spending	34
2.7	Provincial Debt Components	38
2.8	Debt Changes from Updated Budget 2017 Update	40
2.9	Reconciliation of Surplus to Change In Debt	40

Tables
2.1	2017/18 Operating Statement	19
2.2	Corporate Income Tax Revenue Changes from Budget 2017 Update	21
2.3	Consumption and Other Tax Revenue Changes from Budget 2017 Update	22
2.4	Energy and Mineral Revenue Changes from Budget 2017 Update	23
2.5	Forest Revenue Changes from Budget 2017 Update	23
2.6	Other Revenue Changes from Budget 2017 Update	24
2.7	Revenue by Source	26
2.8	Expense by Ministry, Program and Agency	27
2.9	Capital Spending	31
2.10	Capital Expenditure Projects Greater Than $50 Million	35
2.11	Provincial Debt Summary	39
2.12	Key Debt Indicators	41
2.13	Interprovincial Comparison of Credit Ratings, June 2018	42
2.14	Pension Plan Balances	43
2.15	Taxpayer-Supported Contractual Obligations	44

Part 3 — Supplementary Information		47
General Description of the Province		49
Constitutional Framework		50
Provincial Government		51
Annual Financial Cycle		53
Government’s Financial Statements		55

Charts
3.1	Financial Planning and Reporting Cycle Overview	54

Tables
3.1	Provincial Taxes (as of July 2018)	57
3.2	Interprovincial Comparisons of Tax Rates — 2018	62

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Appendix 1 — Economic Review Supplementary Tables		63

Tables
A1.1A	Aggregate and Labour Market Indicators	64
A1.1B	Prices, Earnings and Financial Indicators	66
A1.1C	Other Indicators	68
A1.1D	Commodity Production Indicators	70
A1.2	British Columbia Real GDP at Market Prices, Expenditure Based	72
A1.3	British Columbia GDP at Basic Prices, by Industry	74
A1.4	British Columbia GDP, Income Based	76
A1.5	Employment by Industry in British Columbia	78
A1.6	Capital Investment by Industry	79
A1.7	British Columbia International Goods Exports by Major Market and Selected Commodities, 2017	80
A1.8	British Columbia International Goods Exports by Market Area	81
A1.9	Historical Commodity Prices (in US Dollars)	82
A1.10	British Columbia Forest Sector Economic Activity Indicators	83
A1.11	Historical Value of Mineral, Petroleum and Natural Gas Shipments	84
A1.12	Petroleum and Natural Gas Activity Indicators	84
A1.13	Supply and Consumption of Electrical Energy in British Columbia	85
A1.14	Components of British Columbia Population Change	86

Appendix 2 — Financial Review Supplementary Tables		87

Tables
A2.1	2017/18 Operating Results by Quarter	88
A2.2	Operating Statement — 2006/07 to 2017/18	89
A2.3	Statement of Financial Position — 2006/07 to 2017/18	90
A2.4	Changes in Financial Position — 2006/07 to 2017/18	91
A2.5	Revenue by Source — 2006/07 to 2017/18	92
A2.6	Revenue by Source Supplementary Information — 2006/07 to 2017/18	93
A2.7	Expense by Function — 2006/07 to 2017/18	94
A2.8	Expense by Function Supplementary Information — 2006/07 to 2017/18	95
A2.9	Full-Time Equivalents (FTEs) — 2006/07 to 2017/18	96
A2.10	Capital Spending — 2006/07 to 2017/18	97
A2.11	Provincial Debt — 2006/07 to 2017/18	98
A2.12	Provincial Debt Supplementary Information — 2006/07 to 2017/18	99
A2.13	Key Provincial Debt Indicators — 2006/07 to 2017/18	100
A2.14	Historical Operating Statement Surplus (Deficit)	101
A2.15	Historical Provincial Debt Summary	102

2018 Financial and Economic Review — August 2018

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Part 1

Economic Review [1]

1 Reflects information available as of June 25, 2018.

2018 Financial and Economic Review — August 2018

Part 1 — Economic Review

2017 Overview

British Columbia’s economy experienced strong growth in 2017, with its annual performance outpacing the Canadian average for a fourth consecutive year.

Similar to previous years, Statistics Canada published only real dollar GDP by industry data in the preliminary release of its Provincial Economic Accounts in May 2018. As a result, the following analysis refers to real GDP figures at basic prices, as opposed to the commonly reported market price figures.

In 2017, BC’s real GDP growth of 3.9 per cent ranked second among provinces (behind Alberta), following growth of 3.6 per cent in 2016.

Chart 1.1 Provincial Economic Growth2

Sources: Statistics Canada (Table 36-10-0402-01 and 36-10-0434-03, May 2018 Preliminary Industry Accounts)

Domestic economic activity in BC accelerated in 2017. Employment in BC grew at its fastest pace since 1994, increasing by 3.7 per cent compared to 2016. The unemployment rate declined 0.9 percentage points to average 5.1 per cent in 2017. Meanwhile, BC’s housing starts increased 4.4 per cent in 2017 to reach 43,664 units, the highest level since at least 1955 (the beginning of data collection). Growth in retail sales accelerated for the fifth consecutive year in 2017, advancing 9.3 per cent on the year, while consumer prices rose 2.1 per cent compared to 2016.

BC’s international merchandise exports increased by 12.7 per cent in 2017 compared to 2016, following growth of 9.2 per cent in 2016, while shipments of manufactured goods rose 9.0 per cent on the year.

British Columbia Economy

In 2017, service-producing industries represented about 75 per cent of BC’s real GDP and goods-producing industries accounted for around 25 per cent. The real estate and rental and leasing sector formed the largest share of the provincial economy (18.0 per cent). At the same time, construction made up the largest share of the goods-producing sector and accounted for 8.7 per cent of BC’s real GDP in 2017.

2 Provincial and national real GDP estimates are based on Statistics Canada’s preliminary industry accounts, released in May 2018. Further information on British Columbia’s economic performance will be available in November 2018, when Statistics Canada releases revised GDP data for 2017 and previous years for the full income and expenditure accounts, including nominal data.

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Part 1 — Economic Review

Chart 1.2  Composition of British Columbia Real GDP by Industry

Source: Statistics Canada (Table 36-10-0402-01 - May 2018 Preliminary Industry Accounts)

(numbers may not add to 100 per cent due to rounding)

Overall, BC’s real GDP increased 3.9 per cent in 2017, after growing by 3.6 per cent in 2016. Growth in BC’s goods-producing industries accelerated in 2017 compared to the previous two years, while growth slowed slightly in BC’s service-producing industries in 2017, as was the case in 2016.

Output for BC’s goods-producing industries increased 5.1 per cent in 2017, following 3.4 per cent growth in 2016. Output gains in goods-producing industries were concentrated in the construction (+9.9 per cent) and manufacturing (+4.5 per cent) sectors, while the natural resources sector recorded a decline (-1.3 per cent).

Chart 1.3  British Columbia Real GDP Growth by Industry

Source:       Statistics Canada (Table 36-10-0402-01 — May 2018 Preliminary Industry Accounts)

Note:                  Other includes industries such as transportation and warehousing, educational services, and professional, scientific and technical services

2018 Financial and Economic Review — August 2018

Part 1 — Economic Review

Meanwhile, output in service-producing sectors of BC’s economy advanced 3.6 per cent in 2017, slightly slower than the 3.7 per cent gain observed in 2016. Notable growth was recorded in the real estate and rental and leasing sector (+3.2 per cent), the transportation and warehousing sector (+7.5 per cent), as well as in the wholesale and retail trade sector (+7.1 per cent).

External Trade and Commodity Prices

Exports by destination:

The value of BC’s international merchandise exports grew 12.7 per cent in 2017, after increasing by 9.2 per cent in 2016. The improvement in export activity was primarily driven by an increase in energy exports, as commodity prices trended upward.

The value of BC’s goods exports to the US increased 6.6 per cent in 2017, following growth of 11.3 per cent in 2016. Last year’s gain in the value of US bound exports was led by a 40.8 per cent increase in natural gas exports and a more than sixfold increase in coal exports.

Meanwhile, the value of BC’s merchandise exports to China increased 12.2 per cent in 2017, following a 3.8 per cent increase in 2016. The 2017 gain reflects an increase in the value of pulp exports (+16.1 per cent) and coal exports (+28.0 per cent), while a reduction in the value of copper exports (-10.5 per cent) provided some offset. Appendix Tables A1.7 and A1.8 provide further detail on exports by major market and commodity groups.

The share of the province’s value of exports destined to the US was 51.1 per cent in 2017, down from 54.0 per cent in 2016. Meanwhile, exports to Asia accounted for 36.6 per cent of the value of BC’s total merchandise exports in 2017, up from 34.6 per cent in 2016. The share of the value of exports to all other destinations increased from 11.4 per cent in 2016 to 12.3 per cent in 2017.

Chart 1.4  International Export Shares by Market

Source: BC Stats – accessed June 2018

Note: Other Asia includes Hong Kong, Taiwan, South Korea and India

(numbers may not add to 100 per cent due to rounding)

2018 Financial and Economic Review — August 2018

Part 1 — Economic Review

Commodity exports and prices:

In 2017, significant gains were observed in the value of exports of energy products (+45.3 per cent) as well as pulp and paper products (+12.4 per cent). Last year’s strong growth in energy products was driven by increases in the value of exports of both coal (+57.1 per cent) and natural gas (+40.8 per cent). At the same time, there were declines in the value of exports of fish products (-3.1 per cent) and softwood lumber (-0.7 per cent).

Natural gas prices averaged $1.14 C/GJ in 2017, an increase of 15.0 per cent compared to the 2016 average of $0.99 C/GJ. The past two years rank as the lowest annual average natural gas prices over the last 22 years.

Oil prices trended upward in 2017, with the daily West Texas Intermediate (WTI) crude oil price averaging $50.96 US/barrel for the year, an increase of 17.9 per cent from the previous year. The WTI oil price ended the year averaging $57.88 US/barrel in December 2017.

In 2017, the price of lumber reached its highest level in over 25 years, as the US housing market continued to strengthen. The price of pulp rose as well in 2017, following declines in the previous two years.

•             the price of lumber averaged $410 US/000 board feet in 2017, up from $308 US/000 board feet in 2016;

•             the price of pulp averaged $894 US per tonne in 2017, up from $803 US per tonne in 2016; and

•             the price of newsprint averaged $557 US per tonne in 2017, up from $540 US per tonne in 2016.

Manufacturing shipments:

Shipments of BC’s manufactured goods grew 9.0 per cent in 2017 following an annual gain of 5.2 per cent in 2016. Notable increases occurred in shipments of wood products (+12.7 per cent), primary metal products (+17.1 per cent) and machinery (+21.0 per cent), while declines were concentrated in shipments of computer and electronic products (-4.4 per cent).

Chart 1.5  Lumber and Natural Gas Prices

Sources: Ministry of Forests, Lands, Natural Resource Operations & Rural Development; Ministry of Energy, Mines & Petroleum Resources.

2018 Financial and Economic Review — August 2018

Part 1 — Economic Review

Population

BC’s population on July 1, 2017 was 4.817 million people — an increase of 1.3 per cent from the same date in 2016. In 2017, BC welcomed 49,590 persons through net international migration. Meanwhile, interprovincial migration in 2017 brought a net total of 10,202 persons from other provinces. A natural increase of 6,189 persons also added to the province’s growing population in 2017.

Map 1.1 Net Interprovincial and International Migration in BC, 2017

Source: BC Stats

Labour Developments

In 2017, employment in the province grew at its fastest pace since 1994. Following a 3.2 per cent gain in 2016, BC’s employment increased 3.7 per cent in 2017 with the creation of 87,300 jobs. Most of the jobs created were in the private sector (+60,100), followed by the public sector (+9,900) and the self-employed (+17,300). The total employment gain consisted of about 72,100 full-time jobs and approximately 15,100 part-time jobs. BC’s labour force increased 2.7 per cent in 2017. The unemployment rate averaged 5.1 per cent in 2017, down from 6.0 per cent in the previous year.

BC’s service industries saw significant employment growth in 2017, adding around 65,700 jobs (or 3.4 per cent) compared to 2016. Service sector employment gains were broad-based with nine of eleven categories seeing increases. Notable employment gains were observed in sectors such as finance, insurance, real estate, rental and leasing services (+20,300 jobs), health care and social assistance (+11,900 jobs), and information, culture and recreation (+10,200 jobs).

Employment in BC’s goods-producing sectors also expanded in 2017, increasing by 21,600 jobs (or 4.6 per cent) compared to 2016, led by gains in construction (+17,300 jobs), which helped to offset weaker employment in the forestry, fishing, mining, quarrying, oil and gas (-1,000 jobs) and utilities (-600 jobs) sectors — see Appendix Table A1.5 for more details.

2018 Financial and Economic Review — August 2018

Part 1 — Economic Review

Table 1.1 British Columbia Population and Labour Market Statistics

	Units	2013	2014	2015	2016	2017
Population (as of July 1)	(thousands)	4,590	4,646	4,695	4,758	4,817
	(% change)	1.0	1.2	1.0	1.3	1.3
Net Migration
International	(persons)	35,002	31,365	12,377	33,734	49,590
Interprovincial	(persons)	2,514	15,859	22,827	22,470	10,202
Labour Force	(thousands)	2,425	2,425	2,458	2,532	2,601
	(% change)	(0.1)	0.0	1.3	3.0	2.7
Employment	(thousands)	2,266	2,278	2,306	2,380	2,467
	(% change)	0.1	0.6	1.2	3.2	3.7
Unemployment Rate	(%)	6.6	6.1	6.2	6.0	5.1

Sources: BC Stats, Statistics Canada (Tables 17-10-0005-01, 17-10-0040-01, 14-10-0018-01 — accessed June 2018)

Inflation

Following an increase of 1.8 per cent in 2016, consumer prices in BC rose 2.1 per cent in 2017, the fastest pace of inflation in six years. Price gains were observed for all types of goods (durable, semi-durable and non-durable) and services, with services prices seeing the strongest growth. The price of transportation provided upward inflationary pressure for services. Following two years of declines, consumer energy prices (for example, gasoline and natural gas prices) increased in 2017. Meanwhile, the prices of clothing and footwear decreased in the year.

Table 1.2 British Columbia Price and Earnings Indices

	Units	2013	2014	2015	2016	2017
Consumer Price Index	(2002=100)	117.7	118.9	120.2	122.4	125.0
	(% change)	(0.1)	1.0	1.1	1.8	2.1

Average Weekly Wage Rate	($)	879.8	882.2	914.0	920.9	936.4
	(% change)	3.1	0.3	3.6	0.8	1.7

Compensation of Employees [1]	($ millions)	114,300	118,452	123,867	128,559	n/a
	(% change)	3.8	3.6	4.6	3.8	n/a

Primary Household Income [1]	($ millions)	164,186	171,015	180,544	188,746	n/a
	(% change)	5.1	4.2	5.6	4.5	n/a

Net Operating Surplus (Corporations) [1]	($ millions)	23,263	27,093	26,574	29,171	n/a
	(% change)	(0.7)	16.5	(1.9)	9.8	n/a

1 As of November 2017 Provincial Economic Accounts

Source: Statistics Canada (Tables 18-10-0005-01, 14-10-0064-01, 36-10-0224-01, 36-10-0221-01 - accessed June 2018)

Consumer Expenditure and Housing

BC retail sales posted the fourth consecutive year of above 6.0 per cent growth as sales advanced 9.3 per cent in 2017. Growth was recorded in all eleven retail segments, led by gains in sales at motor vehicle and parts dealers (+11.7 per cent) and building material, garden equipment and supplies dealers (+33.0 per cent).

BC housing starts increased 4.4 per cent in 2017 to reach 43,664 units, the highest level in data going back to 1955. Annual growth was particularly strong for multiple-unit starts (such as condominiums), while the growth in construction of single-detached homes was more modest. Meanwhile, residential building permits (a leading indicator of potential new housing activity) rose 16.6 per cent in 2017, following a gain of 4.4 per cent in 2016.

2018 Financial and Economic Review — August 2018

Part 1 — Economic Review

Chart 1.6 Retail Sales

Source: Statistics Canada (Table 20-10-0008-01 — accessed June 2018)

Home sales declined 7.5 per cent in 2017 compared to the previous year, following record high activity in 2016. At the same time, the average home price in BC rose 2.7 per cent compared to the previous year to reach $709,577 in 2017.

Chart 1.7 Housing Starts

Source: Canada Mortgage and Housing Corporation

Tourism

The number of international non-resident travellers to BC increased 3.6 per cent in 2017 compared to the previous year, following 10.8 per cent growth in 2016, registering the fifth consecutive annual increase. The number of non-US travellers to BC rose 5.7 per cent in 2017 over the previous year. Meanwhile the number of US visitors increased 2.8 per cent compared to the previous year.

2018 Financial and Economic Review — August 2018

Part 1 — Economic Review

Chart 1.8  Visitor Entries to British Columbia

Source: Statistics Canada (Table 24-10-0005-01— accessed July 2018)

External Environment

Overall, world economic growth picked up in 2017, expanding by 3.8 per cent, following growth of 3.2 per cent in 2016. This acceleration included many of BC’s major trading partners. The US economy advanced 2.3 per cent in 2017, up from 1.5 per cent in 2016. Meanwhile, China’s economic growth strengthened, expanding 6.9 per cent in 2017 after growing by 6.7 per cent in 2016, ending a six-year trend of slowing growth. Japan’s economy expanded by 1.7 per cent in 2017 following 1.0 per cent growth in 2016, and real GDP in the euro area grew 2.6 per cent in 2017, up from 1.8 per cent growth in 2016. Canadian economic output rose 3.0 per cent in 2017, an improvement on the 1.4 per cent increase observed in 2016 and the 1.0 per cent increase in 2015.

United States

US real GDP expanded by 2.3 per cent in 2017, up from the 1.5 per cent growth observed in 2016. Personal consumption and private investment made notable contributions to US real GDP growth in 2017. Exports rose in 2017 after declining modestly in the previous year.

The US labour market improved in 2017, but at a slower pace than in 2016. The economy added approximately 182,333 jobs each month on average (down from approximately 195,333 in 2016), resulting in a 1.6 per cent increase in annual employment in 2017. The unemployment rate dropped to an average of 4.4 per cent in 2017 from 4.9 per cent in 2016. Following seven consecutive years of declines, the labour force participation rate stabilized in 2016 and 2017 with 62.8 per cent of Americans eligible to work participating in the labour market.

In 2017, the American housing market grew at its slowest pace in eight years, with housing starts advancing 2.5 per cent over 2016. The level of housing starts was 1.20 million units, which is still low relative to historical housing starts levels. Sales of new homes in the US increased 9.3 per cent in 2017 compared to the previous year.

2018 Financial and Economic Review — August 2018

Part 1 — Economic Review

Meanwhile, existing home sales rose 1.1 per cent compared to 2016, while existing home prices rose 4.8 per cent.

The US current account deficit (the combined balances of trade in goods and services income, and net unilateral current transfers) increased from $451.7 US billion in 2016 to $466.2 US billion in 2017.

Canada

On an expenditure basis, the Canadian economy grew by 3.0 per cent in 2017 following a 1.4 per cent increase in 2016. Growth among the country’s services-producing industries advanced 2.7 per cent in 2017, following 2.2 per cent growth observed in the previous year. Output from Canada’s goods-producing industries rebounded after two years of declines, growing by 4.7 per cent in 2017.

Canada’s current account deficit narrowed to $63.3 billion in 2017 from $65.4 billion the previous year. The value of Canadian merchandise exports increased 7.0 per cent, after declining in the previous two years. The increase was driven in large measure by exports of energy products (+33.8 per cent). There were also strong gains in exports of metal and non-metallic mineral products (+10.7 per cent). Meanwhile, national manufacturing shipments rose 6.1 per cent in 2017 following a 1.2 per cent gain in 2016.

Canada’s employment displayed robust growth in 2017, increasing by 336,500 jobs (or 1.9 per cent), after adding 133,300 jobs (or 0.7 per cent) in 2016. Meanwhile, the national unemployment rate averaged 6.3 per cent in 2017, down from 7.0 per cent in 2016.

The number of Canadian housing starts rose 11.0 per cent in 2017 to around 219,800 units, following an increase of 1.2 per cent in 2016. Further, residential building permits advanced 8.3 per cent on the year, following an increase of 3.4 per cent in 2016. Canadian home sales decreased 4.6 per cent in 2017 compared to 2016, while the average home price rose 4.0 per cent to reach $508,762 in 2017.

Canadian retail sales increased 7.1 per cent in 2017, improving on the 5.2 per cent growth observed in 2016. Nationally, consumer prices rose by 1.6 per cent over the previous year, following an annual increase of 1.4 per cent in 2016.

International Economy

The euro area’s real GDP expanded by 2.6 per cent in 2017 following 1.8 per cent growth in 2016. Annual gains were broad-based across member states’ economies, with particular strength in Spain (+3.1 per cent). The economies of Germany (+2.2 per cent) and France (+2.2 per cent) expanded at a slower rate than the euro area average. Growth in the UK economy was 1.7 per cent in 2017, the slowest rate in five years. The decision to leave the European Union has created considerable uncertainty in the UK economy.

Japanese real GDP increased 1.7 per cent in 2017 following 1.0 per cent growth in 2016. In 2017, growth was supported by a large increase in exports of goods and services and household consumption.

2018 Financial and Economic Review — August 2018

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China’s annual rate of economic growth rose to 6.9 per cent in 2017, following 6.7 per cent growth in 2016. While China’s economy has in recent years been transitioning toward service-based industries and consumption, the expansion in 2017 featured strong growth in goods exports.

Overall, the International Monetary Fund estimates that global real GDP expanded by 3.8 per cent in 2017, up from the 3.2 per cent growth observed in 2016.

Chart 1.9  External Economic Growth

Sources: International Monetary Fund (April 2018) and Haver Analytics

Financial Markets

In July 2017, the Bank of Canada raised the target for the overnight rate from 0.50 per cent to 0.75 per cent. Another 0.25 percentage point increase in September 2017 brought the target rate to 1.00 per cent for the remainder of the year. In both its July 2017 and September 2017 announcements, the Bank of Canada noted that economic growth in Canada was becoming more broadly-based. Consumer interest rates also rose in 2017, as benchmark mortgage rates were at their highest since 2014.

The US Federal Reserve (Fed) increased its federal funds target rate three times in 2017, from the 0.50 to 0.75 per cent range to the 1.25 to 1.50 per cent range. The Fed noted the strengthening of the US labour market in its decisions to increase the federal funds target rate. In October 2017, the Fed introduced a policy to gradually reduce the amount of assets it holds.

2018 Financial and Economic Review — August 2018

Part 1 — Economic Review

Chart 1.10 Canadian Dollar

Source: Bank of Canada — accessed June 2018

Note: Reflects the Bank of Canada’s new calculation methodology starting January 1, 2017.

The Canadian dollar averaged 77.0 US cents in 2017, an increase from the average of 75.4 US cents in 2016, which was the lowest annual average in 12 years. Higher oil prices in 2017 compared to 2016 contributed to the rise in the Canadian dollar.

Conclusion

BC’s diverse economy continued to expand in 2017 as BC’s real GDP increased 3.9 per cent compared to the previous year, after growing by 3.6 per cent in 2016. BC’s economic growth in 2017 ranked second among Canadian provinces and outperformed the national average for a fourth consecutive year.

Domestically, employment in BC rose 3.7 per cent in 2017, or by 87,300 jobs. The healthy annual gain reflected an increase of around 72,100 full-time positions, alongside approximately 15,100 part-time jobs in 2017. BC’s annual unemployment rate fell 0.9 percentage points to average 5.1 per cent for the year, lower than the national average of 6.3 per cent. Meanwhile, BC’s labour force increased 2.7 per cent in 2017. At the same time, BC housing starts increased 4.4 per cent in 2017 to reach 43,664 units and BC retail sales experienced a strong gain of 9.3 per cent on the year.

The value of BC’s international merchandise exports increased 12.7 per cent in 2017, due in part to stronger energy prices. Shipments of manufactured goods also improved in 2017, growing by 9.0 per cent on the year, after a 5.2 per cent gain in 2016.

2018 Financial and Economic Review — August 2018

Part 1 - Economic Review

Historical Data Volatility

Individual economic variables have unique characteristics. An important characteristic from a budgeting and planning perspective is the historical data volatility of a variable. Typically, variables that are more volatile over history are more difficult to forecast than variables that are more stable.

One of the most common measurements of data volatility is the standard deviation, which is frequently reported by agencies such as Statistics Canada and the Bank of Canada. Roughly speaking, the standard deviation of a variable measures how far the individual data points are from the average (mean) of all the data points in the series on an absolute basis (that is, without regard to whether each data point is above or below the average).

If a variable’s data points are generally close to the average, then the standard deviation will be relatively low (meaning that the variable is relatively stable). An example of a relatively stable variable is presented in Chart 1, which displays the annual growth rate of BC’s population.

Chart 1 — An Example of Historical Data Stability

*Percentage points

Sources: Statistics Canada; Ministry of Finance calculations

Conversely, if a variable’s data points are generally spread out from the average, then the variable will have a relatively high standard deviation (meaning that the variable is relatively volatile). The annual growth rate of the natural gas price in Chart 2 is an example of a relatively volatile variable.

The standard deviations and averages of selected key economic variables’ growth rates over different time periods are presented in Table 1. For instance,

Chart 2 — An Example of Historical Data Volatility

*Percentage points

Sources: Ministry of Energy, Mines & Petroleum Resources; Ministry of Finance calculations

BC real GDP growth had a standard deviation of 1.9 percentage points and an average of 2.3 per cent from 2007 to 2016. This means that, on average, real GDP growth rates were 1.9 percentage points away from the average annual real GDP growth rate of 2.3 per cent over this period.

Standard deviations can vary widely across indicators and time. Variables such as the natural gas price and housing starts were relatively volatile from 2007 to 2016, while variables such as population and the consumer price index were relatively stable (see Chart 3). Meanwhile, some variables like the exchange rate and housing starts have become more volatile over time, whereas other variables like population have become more stable (see Table 1).

Chart 3 — Recent Data Volatility

*Based on the annual per cent change of calendar year data from 2007 to 2016

Sources: Statistics Canada; Ministry of Energy, Mines & Petroleum Resources; Ministry of Finance calculations

The Ministry of Finance manages the uncertainty associated with data volatility by incorporating prudence in the Province’s budget and fiscal plan.

2018 Financial and Economic Review — August 2018

Part 1 - Economic Review

Table 1 — Data Volatility

Standard deviations and averages of selected BC economic variables and prices

	1982-2016		1997-2016		2007-2016
All figures are based on the annual per cent		Standard		Standard		Standard
change of calendar year data[1]	Average[2]	Deviation	Average[2]	Deviation	Average[2]	Deviation
	(%)	(percentage	(%)	(percentage	(%)	(percentage
		points)		points)		points)
Real GDP	2.6	2.4	2.8	1.7	2.3	1.9
Nominal GDP	5.2	3.0	4.5	2.9	3.5	2.9
Nominal consumption	5.6	1.9	4.7	1.5	4.3	1.6
Nominal business investment	4.9	9.5	5.7	7.7	3.7	7.0
Nominal household income	5.2	2.7	4.3	2.1	4.0	2.1
Nominal compensation of employees	4.7	2.6	4.0	2.3	3.3	2.0
Nominal net operating surplus of corporations	11.1	31.6	7.0	16.9	2.2	16.4
Consumer price index	2.5	2.0	1.4	0.7	1.3	0.8
Exchange rate	-0.1	5.7	0.3	6.6	-1.3	7.0
Copper price	5.5	24.9	7.0	28.7	-1.6	20.4
Natural gas price	4.9	35.0	8.1	44.9	-7.5	40.7
Pulp price	3.1	20.6	2.8	16.5	3.2	18.2
SPF 2x4 price	2.9	18.5	0.7	19.5	2.0	19.6
Housing starts	3.2	24.5	5.2	24.8	5.8	30.1
Population	1.5	0.8	1.0	0.3	1.2	0.2

1 Calendar and fiscal year data yield similar data volatility results

2 Measured as the mean

Sources: Statistics Canada; Ministry of Energy, Mines & Petroleum Resources; Ministry of Forests, Lands, Natural Resource Operations & Rural Development; Ministry of Finance calculations

2018 Financial and Economic Review — August 2018

Part 2

Financial Review

2018 Financial and Economic Review — August 2018

Part 2 — Financial Review

2017/18 Overview

Table 2.1  2017/18 Operating Statement

	Budget
	2017	Actual	Actual
($ millions)	Update	2017/18	2016/17 [1]
Revenue	52,407	52,020	51,449
Expense	(51,861)	(51,719)	(48,722)
Forecast allowance	(300)	—	—
Surplus	246	301	2,727

Capital spending:
Taxpayer-supported capital spending	4,956	3,908	3,659
Self-supported capital spending	2,701	2,729	2,725
	7,657	6,637	6,384

Provincial Debt:
Taxpayer-supported debt	44,853	43,607	41,499
Self-supported debt	21,624	21,312	24,338
Total debt (including forecast allowance)	66,777	64,919	65,837

Key debt affordability metrics:
Taxpayer-supported debt to revenue ratio	87.8%	82.5%	81.8%
Taxpayer-supported debt to GDP ratio	16.2%	15.6%	15.7%

1 Figures have been restated to reflect government accounting policies in effect at March 31, 2018, and the impact of Statistics Canada’s historical data revisions of economic growth.

The provincial government ended the 2017/18 fiscal year with a surplus of $301 million, $55 million higher than Budget 2017 Update and $2.4 billion lower than the previous year (see Table 2.1).

Revenue was $387 million lower than Budget 2017 Update due to reduced commercial Crown corporation net income, partially offset by higher proceeds from taxation, natural resources, contributions from the federal government and other sources. (See Revenue section for further details.)

Total government expenses were $142 million lower than Budget 2017 Update, mainly due to lower spending by ministries and the Legislative Assembly, favourable prior year liability adjustments, and lower net spending by service delivery agencies. These decreases were partially offset by higher statutory spending for direct fire and emergency program related costs, and higher spending in programs that are cost-recovered from third parties. (See Expense section for further details.)

As Budget 2017 Update included a $300 million forecast allowance, there is a further $300 million difference between the budgeted and actual surplus.

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Chart 2.1  2017/18 Surplus — Major Changes from Budget 2017 Update

Taxpayer-supported capital spending on hospitals, schools, post-secondary institutions, transportation infrastructure and social housing totalled $3.9 billion, $1.0 billion less than Budget 2017 Update mainly due to scheduling delays across health and transportation sectors and social housing projects.

Self-supported capital spending of $2.7 billion was $28 million higher than budget. (See Capital section for further details.)

Government’s total debt balance ended the fiscal year $1.9 billion lower than forecast in Budget 2017 Update. The variance is due to higher operating cash flows and lower than expected capital spending. (See Debt section for further details.)

Financial information in this publication, including this chapter and Appendix 2, is sourced from the government’s 2017/18 Public Accounts.

Revenue

In 2017/18, revenue totalled $52.0 billion — $387 million lower than Budget 2017 Update and up 1.1 per cent from 2016/17. Compared to budget, lower income tax revenues, investment earnings and commercial Crown corporation net income were partially offset by higher revenues from consumption and property transfer taxes, natural resources, miscellaneous sources and federal government transfers. Total commercial Crown corporation net income included a summary level adjustment to address the Auditor General’s qualification in the 2016/17 Public Accounts with respect to BC Hydro’s deferred regulatory accounts.

Changes from Budget 2017 Update for major revenue components are outlined as follows.

2018 Financial and Economic Review — August 2018

Part 2 — Financial Review

Chart 2.2  Revenue Changes from Budget 2017 Update

Income Tax Revenue

Personal income tax revenue was down $130 million mainly due to the effects of weaker 2016 tax assessments, resulting in a one-time revenue loss of $119 million in 2017/18. The remaining $11 million decline is due to the carry-forward impacts of the lower 2016 tax base, partly offset by the effects of higher projected 2017 household income.

Corporate income tax revenue was down $138 million mainly due to $126 million lower instalment payments from the federal government reflecting its reduced outlook of the 2017 national tax base (corporate taxable income). This was due in part to weaker than expected 2016 tax assessments which also resulted in a $21 million lower prior years settlement payment. In 2016, BC corporate taxable income increased 13.7 per cent compared to an estimated 9.8 per cent increase in the net operating surplus of BC corporations.

Table 2.2  Corporate Income Tax Revenue Changes from Budget 2017 Update

	Revenue		Budget
	changes		2017
	($ millions)	Indicators ($ billions)	Update	Actual
Advance instalments	(126)	2017 National corporate tax base	340.7	336.5
Prior years settlement payment	(21)	2016 National corporate tax base	313.5	305.3
International Business Activity Act refunds	9	2016 BC corporate tax base	41.9	41.1
	(138)

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Other Tax Revenue

Sales tax revenues were $89 million higher than budget mainly due to increased consumer expenditures and retail sales, in particular the consumption of durable and non-durable goods.

Table 2.3  Consumption and Other Tax Revenue Changes from Budget 2017 Update

	Revenue		Budget	2017/18
	changes	Indicators (annual percent change unless otherwise	2017	Public
	($ millions)	specified)	Update	Accounts
Harmonized sales	10	Nominal consumer expenditures	5.8%	7.2%
Provincial sales	79	Nominal consumer expenditures on durable goods	6.3%	14.0%
Total sales	89	Nominal business investment	5.4%	5.2%

Fuel	35
Carbon	27	BC consumer price index	2.1%	2.1%
Insurance premium	27	Real GDP	2.9%	3.4%
Property	(17)	Nominal GDP	5.1%	5.9%
Tobacco	(18)	Retail Sales	5.9%	9.3%
	143

Property transfer tax revenue was $266 million higher than budget due to the impacts of rising residential values. Compared to 2016/17, the average tax return per residential transaction increased by 7.0 per cent while the number of residential transactions decreased 4.3 per cent. Revenue collected from the additional 15 per cent tax was $245 million compared to the $200 million budget assumption.

Fuel tax revenue was up $35 million from budget mainly due to higher consumption of gasoline, propane, natural gas and marked diesel fuel types.

Carbon tax revenue was up $27 million from budget mainly due to increases in the consumption of natural gas, gasoline and light fuel oil sources.

Tobacco tax revenue was down $18 million from budget reflecting a decline in consumption volumes.

Property tax revenue was $17 million lower than budget mainly due to weaker tax levies for BC Transit.

Insurance premium tax revenue was $27 million higher than budget due to higher than expected activity.

Natural Resources Revenue

Natural gas royalties were $76 million lower than budget due to lower natural gas production volumes and prices, partly offset by higher royalties from natural gas liquids and savings from reduced utilization of royalty credit programs. Natural gas prices averaged $0.95 during 2017/18 ($Cdn/gigajoule, plant inlet), 41 per cent below budget.

Coal, metals and other minerals revenue was $271 million higher than budget mainly due to the impacts of higher coal prices. The higher prices in 2017 were mainly attributable to increased demand from China and supply disruptions in Australia caused by unfavorable weather conditions.

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Table 2.4  Energy and Mineral Revenue Changes from Budget 2017 Update

	Revenue
	changes		Budget 2017
	($ millions)	Indicators	Update	Actual
Natural gas royalties	(76)	Natural gas price ($Cdn/GJ, plant inlet)	$1.60	$0.95
		Natural gas production (annual change)	11.3%	4.8%
Coal, metals and other minerals	271	Metallurgical coal price ($US/tonne)	$145	$190
		Copper price ($US/lb)	$2.56	$2.93
Crown land tenures	(95)	Electricity price ($US/Mwh)	$24.06	$25.05
		Oil price ($US/bbl)	$51.04	$53.66
Other sources[1]	11	Bonus bid cash receipts ($ million)	$122	$141
	111	Bonus bid price per hectare ($)	$1,956	$1,364
		Hectares disposed (thousands)	63	103

1              Includes electricity sales under the Columbia River Treaty, petroleum royalties, fees and levies collected by the BC Oil and Gas Commission.

Revenue from bonus bids and rents on drilling licenses was $95 million lower than budget mainly due to a change in revenue recognition from nine to ten year deferral of cash receipts, partly offset by the impacts of higher cash sales of Crown land leases. Revenue from other energy sources was $11 million higher than budget mainly due to increased fee and levy collections by the BC Oil and Gas Commission and the effects of stronger Mid-Columbia electricity prices on receipts from electricity sales under the Columbia River Treaty.

Table 2.5  Forest Revenue Changes from Budget 2017 Update

	Revenue
	changes		Budget 2017
	($ millions)	Indicators	Update	Actual
Stumpage from timber tenures	95	SPF 2x4 ($US/1000 bf, calendar year)	$377	$410
BC Timber Sales	47	Total stumpage rate ($/m3)	$13.78	$16.55
Logging Tax	31	Harvest volumes (million m3)	58.0	56.8
Other receipts	2
	175

Forests revenue was $175 million higher than budget mainly due to higher than expected stumpage revenue, resulting from higher lumber prices, partially offset by lower Crown harvest volumes. Logging tax revenue was $31 million higher than budget due to increased activity and the depletion of companies’ loss carry-forwards.

Other natural resource revenue, comprised of water rentals and hunting and fishing licenses, was $4 million lower than budget mainly due to lower water rentals revenue.

Other Taxpayer-Supported Sources

Revenue from fees and other miscellaneous sources was up $492 million from budget mainly due to higher vote recoveries related to the PharmaCare program and higher than expected revenue from SUCH sector entities. This increase was partly offset by $82 million lower investment earnings, mostly due to the recognition of investment losses in the Transportation Investment Corporation arising from its first-time adoption of Public Sector Accounting Standards with its reclassification as a taxpayer-supported entity.

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Part 2 — Financial Review

Table 2.6  Other Revenue Changes from Budget 2017 Update

	Revenue
	changes
	($ millions)
Fees	187	Higher revenues in all taxpayer-supported ministries and agencies - especially in the SUCH sector
Miscellaneous sources	305	Mainly higher PharmaCare vote recoveries and revenue from the SUCH sector
Investment earnings	(82)	Mainly due to accounting treatment of the reclassification of Transportation Investment Corporation as a taxpayer-supported entity
	410

Federal Government Transfers

Canada Health Transfer and Canada Social Transfer entitlements were $176 million higher than budget due to a higher BC population share of the national total. The increased population share reflects the impacts of the preliminary 2016 Census net undercount estimates from Statistics Canada. The assumed 2017 population share was 13.5 per cent compared with 13.1 per cent forecast at budget.

Other federal government contributions were up $507 million. This reflects the advanced receipt of $175 million and a further $251 million of estimated eligible expenses under the Disaster Financial Assistance Arrangements in support of the 2017 wildfires. In addition, post-secondary institutions received higher transfers, and ministries received higher vote recovery funding in support of labour market, skills training, children services and other program spending. The higher vote recovery funding has an equal and offsetting expense increase. These increases are partially offset by lower transfers to taxpayer-supported Crown corporations, in particular to the BC Housing Management Commission.

Commercial Crown Corporations

The net income of commercial Crown corporations (government business enterprises) was $1.1 billion in 2017/18, $1.9 billion lower than Budget 2017 Update, and $1.5 billion lower than 2016/17. The reduction in overall earnings is mainly a result of lower ICBC operating results and a $950 million summary level adjustment to commercial Crown corporation net income to address the Auditor General’s qualification in the 2016/17 Public Accounts with respect to BC Hydro’s deferred regulatory accounts. These decreases in net income were partially offset by improvements in the earnings of BC Lottery Corporation, BC Railway Company, BC Liquor Distribution Branch and other commercial Crown entities.

British Columbia Hydro and Power Authority

BC Hydro’s net income of $683 million was $15 million lower than Budget 2017 Update mainly due to higher write-offs of capital development costs.

A provincial regulation enacted to implement BC Hydro’s 10 Year Rates Plan and to improve BC Hydro’s capital structure requires the corporation’s annual dividend payment to the Province to be reduced by $100 million per year until it reaches zero. Consequently, the corporation’s dividend payment in respect of 2017/18 was $159 million, down $100 million from the 2016/17 payment of $259 million.

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More information about BC Hydro’s financial results and performance measures is provided in the corporation’s Annual Service Plan Report available at its website: www.bchydro.com.

Independent of BC Hydro’s operating results, the Province made a summary level adjustment to address the Auditor General’s qualification in the 2016/17 Public Accounts with respect to deferred regulatory accounts.

British Columbia Liquor Distribution Branch

BC Liquor Distribution Branch net income of $1.1 billion was $24 million higher than Budget 2017 Update, and a $36 million increase from 2016/17. The improved result was due to stronger sales across all product categories (an increase of 5 per cent over the prior year) resulting from a number of factors including weather, timing of holiday weekends, supplier promotions, and changes in sales mix.

More information about BC Liquor Distribution Branch’s financial results and performance measures is provided in the corporation’s Annual Service Plan Report available at its website: www.bcldb.com.

British Columbia Lottery Corporation

BC Lottery Corporation net income of $1.4 billion (net of payments to the federal government) was $90 million higher than Budget 2017 Update, and an increase of $61 million over the prior year. The 2017/18 improvement was mainly due to increased revenue from slot machines in casinos. Additionally, the eGaming channel under the PlayNow.com banner continued to grow as a result of continued product development.

More information about BC Lottery Corporation’s financial results and performance measures is provided in the corporation’s Annual Service Plan Report available at its website: www.bclc.com.

Insurance Corporation of British Columbia

The Insurance Corporation of British Columbia’s (ICBC) net loss of $1.3 billion was $1.1 billion higher than Budget 2017 Update, and $715 million higher than the 2016/17 loss on government’s fiscal year basis. The deterioration from plan is mainly due to continuing growth in claims costs related to multiple factors, including the number of crashes, number of injury claims per crash, higher vehicle repair costs, and increased prior year claims costs from a greater emergence of large bodily injury claims.

More information about ICBC’s financial results and performance measures is provided in the corporation’s Annual Service Plan Report available at its website: www.icbc.com.

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Part 2 — Financial Review

Table 2.7  Revenue by Source

	Budget
	2017	Actual	Actual
($ millions)	Update [1]	2017/18	2016/17[1]
Taxation
Personal income	9,053	8,923	9,704
Corporate income	4,303	4,165	3,003
Sales [2]	7,042	7,131	6,606
Fuel	975	1,010	969
Carbon	1,228	1,255	1,220
Tobacco	745	727	737
Property	2,384	2,367	2,279
Property transfer	1,875	2,141	2,026
Insurance premium	575	602	549
	28,180	28,321	27,093
Natural resources
Natural gas royalties	237	161	152
Forests	890	1,065	913
Other natural resources [3]	1,286	1,469	1,646
	2,413	2,695	2,711
Other revenue
Medical Services Plan premiums	2,248	2,266	2,558
Other fees [4]	3,814	3,983	3,655
Investment earnings	1,183	1,101	1,232
Miscellaneous [5]	3,238	3,543	3,508
	10,483	10,893	10,953
Contributions from the federal government
Health and social transfers	6,672	6,848	6,495
Other federal contributions [6]	1,700	2,207	1,672
	8,372	9,055	8,167
Commercial Crown corporation net income
BC Hydro	698	683	684
Liquor Distribution Branch	1,095	1,119	1,083
BC Lotteries (net of payments to the federal government)	1,301	1,391	1,329
ICBC	(225)	(1,327)	(612)
Transportation Investment Corporation [7]	(31)	(29)	(81)
Other [8]	121	169	122
Accounting adjustments [9]	—	(950)	—
	2,959	1,056	2,525
Total revenue	52,407	52,020	51,449

1     Figures have been restated to reflect government accounting policies in effect at March 31, 2018.

2     Includes provincial sales tax, HST/PST housing transition tax and harmonized sales tax related to prior years.

3     Columbia River Treaty, Crown land tenures, other energy and minerals, water rental and other resources.

4     Post-secondary, healthcare-related, motor vehicle, and other fees.

5     Includes reimbursements for health care and other services provided to external agencies, and other recoveries.

6     Includes contributions for health, education, community development, housing and social service programs, and transportation projects.

7     Due to the cancellation of tolls on the Port Mann bridge, Transportation Investment Corporation has been reclassified from a commercial Crown corporation to a taxpayer-supported agency effective September 1, 2017.

8     Includes Columbia Power Corporation, BC Railway Company, Columbia Basin Trust power projects, and post-secondary institutions’ self-supported subsidiaries.

9     In 2017/18, total commercial Crown corporation net income included a $950 million summary level adjustment to address the Auditor General’s qualification in the 2016/17 Public Accounts with respect to BC Hydro’s deferred regulatory accounts.

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Table 2.8  Expense by Ministry, Program and Agency

	Budget
	2017	Contingencies	Statutory	Total	Actual	Actual
($ millions)	Update [1]	allocation	authorization [2]	authorizations	2017/18	2016/17 [1]
Office of the Premier	11	—	—	11	10	10
Advanced Education, Skills and Training	2,154	1	—	2,155	2,155	2,054
Agriculture	85	5	—	90	91	87
Attorney General	534	18	7	559	558	577
Children and Family Development	1,596	—	—	1,596	1,586	1,448
Citizens’ Services	551	13	—	564	565	496
Education	6,100	55	3	6,158	6,158	5,722
Energy, Mines and Petroleum Resources	97	—	8	105	101	63
Environment and Climate Change Strategy	173	3	2	178	177	159
Finance	322	1	55	378	358	1,164
Finance — extinguishment of Transportation Investment Corporation fiscal agency loan [2]	3,505	—	185	3,690	3,690	—
Forests, Lands, Natural Resource Operations and Rural Development	1,149	41	149	1,339	1,338	890
Health	18,897	54	—	18,951	18,950	17,943
Indigenous Relations and Reconciliation	91	158	—	249	248	228
Jobs, Trade and Technology	121	—	—	121	118	107
Labour	11	—	—	11	11	11
Mental Health and Addictions	5	6	—	11	11	—
Municipal Affairs and Housing	690	—	—	690	689	1,016
Public Safety and Solicitor General	1,030	21	39	1,090	1,089	862
Social Development and Poverty Reduction	3,105	—	—	3,105	3,103	2,738
Tourism, Arts and Culture	138	39	—	177	177	134
Transportation and Infrastructure	843	—	—	843	843	818
Total ministries and Office of the Premier	41,208	415	448	42,071	42,026	36,527
Management of public funds and debt	1,250	—	—	1,250	1,205	1,138
Contingencies	600	(415)	—	185	17	3
Funding for capital expenditures	1,591	—	—	1,591	1,284	957
Refundable tax credit transfers	1,166	—	31	1,197	1,197	1,031
Legislative and other appropriations	179	—	—	179	170	140
	45,994	—	479	46,473	45,899	39,796
Elimination of transactions between appropriations [3]	(53)	—	—	(53)	(16)	(15)
Prior year liability adjustments	—	—	—	—	(150)	(117)
Consolidated revenue fund expense	45,941	—	479	46,420	45,733	39,664
Expenses recovered from external entities	2,967	—	—	2,967	3,131	2,917
Funding provided to service delivery agencies	(25,314)	—	—	(25,314)	(25,159)	(24,217)
Extinguishment of Transportation Investment Corporation fiscal agency loan [2]	(3,505)	—	(185)	(3,690)	(3,690)	—
Ministry and special office direct program spending	20,089	—	294	20,383	20,015	18,364
Service delivery agency expense:
School districts	6,415	—	—	6,415	6,338	6,055
Universities	4,668	—	—	4,668	4,600	4,370
Colleges and institutes	1,258	—	—	1,258	1,266	1,213
Health authorities and hospital societies	14,687	—	—	14,687	14,983	14,240
Other service delivery agencies	4,744	—	—	4,744	4,517	4,480
Total service delivery agency expense	31,772	—	—	31,772	31,704	30,358
Total expense	51,861	—	294	52,155	51,719	48,722

1     Amounts have been restated to reflect government accounting policies and organization in effect at March 31, 2018.

Numbers may not add due to rounding.

2     Statutory authorizations are appropriations permitted by an Act other than a Supply Act.

3     Reflects payments made under an agreement where an expense from a voted appropriation is recorded as revenue by a special account.

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Other Commercial Crown Entities

BC Railway Company’s $53 million surplus was $48 million higher than the Budget 2017 Update plan mainly due to a one-time gain on the sale of property.

The Transportation Investment Corporation became a taxpayer-supported Crown corporation on September 1, 2017. The corporation’s earnings prior to that date are included in overall commercial Crown corporation net income and are $2 million higher than the Budget 2017 Update plan.

A detailed review of revenue changes by quarter is available in Appendix Table A2.1. Multi-year trends in provincial government revenue sources can be found in Appendix Tables A2.5 and A2.6.

Expense

In 2017/18, government expenses totalled $51.7 billion, $142 million lower than Budget 2017 Update and $3.0 billion (6.1 per cent) higher than the previous year.

Chart 2.3  Expense Changes from Budget 2017 Update

Consolidated Revenue Fund

Consolidated Revenue Fund (CRF) direct spending (expenses other than grants paid to government agencies) was $64 million higher than Budget 2017 Update. This was mainly due to higher statutory-authority spending for disaster response, partly offset by lower ministry and other CRF spending.

Statutory spending by government during the year totalled $294 million (not including $185 million related to the extinguishment of the fiscal agency loan agreement with Transportation Investment Corporation, which is a related party transaction and eliminated on consolidation) in the following areas:

•             $143 million in fire management costs (Ministry of Forests, Lands, Natural Resource Operations and Rural Development);

•             $41 million for increased compensation obligations related to the Economic Stability Dividend (Ministry of Finance);

•             $38 million in emergency response, recovery, prevention, and preparedness costs under the Emergency Program Act (Ministry of Public Safety and Solicitor General); and

•             $72 million in other areas.

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Other CRF spending was $230 million lower than Budget 2017 Update due to an unused portion of the Contingencies Vote allocation ($168 million), other ministry savings ($54 million), and lower CRF interest costs as a result of lower debt levels and interest rates ($8 million). Government used the Contingencies Vote as a prudent budgeting tool to fund priority initiatives and manage budget pressures. In 2017/18, $432 million of the $600 million Contingencies Vote was spent on a number of priority initiatives and pressures, including:

•                  $158 million for various agreements with First Nations, including treaty and non-treaty related costs, Indigenous language revitalization and support of Indigenous business (Ministry of Indigenous Relations and Reconciliation);

•                  $55 million in grants to public schools to assist with enrolment growth costs and to address the hiring of 3,700 new teachers as part of the agreement with the BC Teachers Federation (Ministry of Education);

•                  $54 million in grants to support strategic research priorities and the Rick Hansen Foundation (Ministry of Health);

•                  $39 million in grants for various initiatives including the Resort Municipality Initiative, Creative BC and the Art Gallery of Greater Victoria (Ministry of Tourism, Arts and Culture);

•                  $21 million to support various programs and initiatives including the implementation of cannabis legalization, policing, RCMP contract, Road Safety Initiatives, and violence against women (Ministry of Public Safety and Solicitor General);

•                  $18 million to support various programs and initiatives including the Civil Resolution Tribunal, implementation of cannabis legalization, court related costs and the Family Enforcement Program (Ministry of Attorney General); and

•                  $87 million in other areas.

Prior year liability adjustments resulted in $150 million lower expenses than Budget 2017 Update due to:

•                  $101 million in the Ministry of Finance, mainly due to the reduction in accrued obligations for the Teachers’ Pension Plan ($69 million) and the Insurance and Risk Management Account ($24 million); and

•                  $49 million in other favourable adjustments.

Third party recovered spending relates to program spending funded or co-funded by parties outside of government. Cost-recovered spending was $164 million higher than Budget 2017 Update due to:

•                  $68 million higher recoverable grants to local governments from the federal government;

•                  $54 million higher recoverable health care costs mainly due to PharmaCare costs and regional services provided to non-resident patients;

•                  $34 million higher cost recoveries associated with child care and family support services;

•                  $12 million higher recoveries for fire management; and

•                  $64 million net increases in other program areas;

•                  partially offset by $68 million lower recoverable costs mainly due to the timing of public transportation projects, and lower healthcare costs related to the Medical Services Plan recoveries.

The above spending changes are offset by an equal net increase in revenue and as a result have no net impact on government’s financial results.

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Operating Transfers

Operating grants paid to government agencies may change during the fiscal year as ministries make budget allocations, Contingencies Vote access is approved, and government invokes statutory authority. In 2017/18, operating grants to agencies increased by $152 million compared to Budget 2017 Update primarily due to higher grants to health authorities ($262 million) partly offset by lower grants to BC Housing and other service delivery agencies ($110 million).

Service Delivery Agency Spending

Service delivery agency spending was $68 million lower than Budget 2017 Update, made up of the following:

School districts’ spending was $77 million lower than Budget 2017 Update due to hiring lags associated with the 3,700 new teachers needed to address the re-instatement of class size and composition clauses in the agreement with the BC Teachers Federation.

Post-secondary institutions spending was $60 million lower than Budget 2017 Update reflecting a $68 million reduction in spending by universities mainly due to lower staffing and operating costs, offset by $8 million higher spending by colleges and institutes mainly due to higher operating costs.

Health authority and hospital society spending was $296 million higher than Budget 2017 Update, mainly due to increasing staffing and operating costs to meet the volume growth in health care services delivered by these organizations.

Spending in other service delivery agencies was $227 million lower than Budget 2017 Update reflecting lower spending by the BC Transportation and Financing Authority ($154 million) due mainly to lower operating and debt servicing costs and grants to third parties, and BC Housing ($137 million) for lower capital grants to reflect timing of project schedules, partially offset by a net increase in spending by other service delivery agencies ($64 million).

A detailed review of the above changes by quarter is available in Appendix Table A2.1. Further information on 2017/18 spending by function is provided in Appendix Table A2.7.

Provincial Capital Spending

In 2017/18, capital spending totalled $6.6 billion, which is comprised of $3.9 billion on taxpayer-supported infrastructure and $2.7 billion on the self-supported infrastructure of commercial Crown corporations.

Direct spending on government capital projects (i.e. government ministry infrastructure, including IT systems, courthouses and correctional institutions) as well as health and education facilities represented 43 per cent of total capital spending in 2017/18. While this spending is predominantly taxpayer financed, a portion is funded from the federal government and other external sources.

Spending on highways and public transportation is primarily taxpayer-supported, and reflects government’s transportation and transit investment plans. Transportation investments comprised about 13 per cent of total capital spending in 2017/18.

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Chart 2.4  Capital Spending, 2017/18

Spending on power generation and transmission projects is the largest single category of capital spending and is entirely self-supported. The spending primarily reflects BC Hydro’s refurbishment and expansion of its generating and transmission assets, as well as the Waneta Dam power expansion project undertaken by the Columbia Power Corporation.

Other capital spending includes taxpayer-supported spending on social housing, as well as spending by other commercial Crown corporations on IT systems and equipment.

Table 2.9 Capital Spending

	Budget
	2017	Actual	Actual
($ millions)	Update	2017/18	2016/17
Taxpayer-supported
Education facilities	1,532	1,546	1,266
Health facilities	1,218	890	1,004
Highways and public transit	1,321	832	864
Government direct (ministries)	515	430	301
Other	370	210	224
Total taxpayer-supported	4,956	3,908	3,659

Self-supported commercial
Power generation and transmission	2,434	2,474	2,446
Highways and public transit	—	4	38
Other	267	251	241
Total self-supported	2,701	2,729	2,725
Total capital spending	7,657	6,637	6,384

2018 Financial and Economic Review — August 2018

Part 2 — Financial Review

Taxpayer-Supported Capital Spending

In 2017/18, government spending on taxpayer-supported infrastructure was $1.0 billion lower than forecast in the Budget 2017 Update.

Health facilities spending was $328 million lower than budget primarily due to scheduling and cash flow changes for several capital projects, mainly Clinical and Systems Transformation, Children’s and Women’s Hospital Redevelopment, Penticton Regional Hospital Patient Care Tower, and Royal Columbian Hospital Redevelopment, as well as various routine capital investment projects.

Highways and public transit spending was $489 million less than budget, primarily due to changes to project schedules, including delays in scheduled construction work because of wildfires and extended timelines for First Nations engagement, particularly on Highway 1 projects.

Chart 2.5  Capital Spending Changes from Budget 2017 Update

Ministry and Other spending was $245 million lower than budget mainly due to project scheduling changes in social housing related to modular supportive housing units.

The above scheduling and cashflow changes do not represent a reduction in capital spending; rather the spending has been shifted to future years within the provincial capital plan.

Self-Supported Capital Spending

Commercial Crown corporation spending on capital projects in 2017/18 was $28 million higher than the Budget 2017 Update plan.

Power generation and transmission sector spending was $40 million higher than budget generally due to BC Hydro’s increased capital expenditures for the distribution system. These higher expenditures were for more customer-driven connections as a result of increased housing construction in the Lower Mainland and South Vancouver Island, as well as increased distribution system improvement and expansion work.

2018 Financial and Economic Review — August 2018

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Other self-supported capital spending was $12 million lower than budget, mainly reflecting lower spending by the BC Railway Company (down $23 million) due to a shift in timing on the Deltaport Terminal Rail and Road Improvement Project, the BC Liquor Distribution Branch (down $35 million) due mainly to construction schedule changes in the Liquor Distribution Branch Warehouse project in Delta, and other commercial Crown corporations (down $14 million). These decreases are partially offset by higher than expected residential and commercial building investments on the UBC campus ($54 million) and other commercial Crown corporation spending ($6 million).

Further details on capital spending are provided in Appendix Table A2.10.

Major Capital Projects

Significant capital projects (those with multi-year budgets totaling $50 million or more) are shown in Table 2.10. Investments in these larger projects will provide long-term social and economic benefits for the province.

As projects are completed, or new ones receive approval, the projects are removed from or added to the $50 million table.

During the 2017/18 fiscal year, the following projects were removed:

•      Oak Bay Secondary School;

•      Lions Gate Hospital (Mental Health) redevelopment;

•      Lakes District Hospital;

•      Port Mann Bridge / Highway 1;

•      George Massey Tunnel Replacement;

•      Single Room Occupancy Hotel renewal initiative;

•      Okanagan Correctional Centre; and

•      BC Hydro’s Iskut extension project.

The following projects were added to the $50 million table during the fiscal year:

•      Construction of the new Argyle Secondary School in North Vancouver ($62 million);

•      Construction of the new Handsworth Secondary School in North Vancouver ($62 million);

•      Construction of the new Eric Hamber Secondary School in Vancouver ($79 million);

•                  Construction of the new British Columbia Institute of Technology Health Sciences Centre for Advanced Simulation ($78 million);

•                  Pattullo Bridge Replacement project ($1.4 billion) connecting Surrey and New Westminster with a new four lane bridge, including additional road improvements in the area; and

•                  Three BC Hydro projects: Kamloops substation ($56 million), UBC load increase stage 2 ($55 million), and Mica replace units 1-4 transformers ($82 million).

2018 Financial and Economic Review — August 2018

Part 2 — Financial Review

Financing Capital Spending

Provincial capital infrastructure spending is financed through a combination of sources:

•      operating cash flows (i.e. cash derived from the operating surplus and management of operating accounts);

•      partnerships with the private sector (public-private partnerships or P3s);

•      cost-sharing with partners; and

•      borrowing (debt financing).

Chart 2.6 shows that 51 per cent of 2017/18 taxpayer-supported capital spending was financed from direct borrowing, 29 per cent from operating cash flows, 18 per cent from external capital contributions and 2 per cent from public-private partnerships.

Commercial Crown capital spending of $2.7 billion was financed 14 per cent from direct borrowing ($372 million), and 86 per cent from internal cash flows ($2.3 billion).

Chart 2.6  Financing Taxpayer-Supported Capital Spending

2018 Financial and Economic Review — August 2018

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Table 2.10 Capital Expenditure Projects Greater Than $50 million 1

		Project	Estimated	Anticipated	Project Financing
	Year of	Cost to	Cost to	Total	Internal/	P3	Federal	Other
($ millions)	Completion	Mar 31, 2018	Complete	Cost	Borrowing	Liability	Gov’t	Contrib’ns
	Taxpayer-supported
School districts
Kitsilano Secondary	2018	58	7	65	61	—	—	4
Salish Secondary	2018	42	13	55	45	—	—	10
Centennial Secondary	2019	49	12	61	61	—	—	—
Willoughby Slope Secondary	2019	10	49	59	38	—	—	21
Argyle Secondary	2020	3	59	62	50	—	—	12
Grandview Heights Secondary	2020	2	59	61	46	—	—	15
Handsworth Secondary	2021	—	62	62	62	—	—	—
New Westminster Secondary	2021	9	98	107	107	—	—	—
Eric Hamber Secondary	2022	—	79	79	79	—	—	—
Seismic mitigation program	2030	249	1,051	1,300	1,300	—	—	—
Total school districts		422	1,489	1,911	1,849	—	—	62
Post-secondary institutions
Emily Carr University of Art and Design — Campus redevelopment at Great Northern Way [2]
– Direct procurement	2017	14	—	14	10	—	—	4
– P3 contract	2017	105	—	105	28	60	—	17
University of British Columbia — Undergraduate Life Science Teaching Laboratories Redevelopment	2019	45	43	88	12	—	32	44
Simon Fraser University — Energy Systems Engineering Building [3]	2019	76	50	126	45	—	45	36
British Columbia Institute of Technology — Health Sciences Centre for Advanced Simulation	2021	—	78	78	66	—	—	12
Total post secondary institutions		240	171	411	161	60	77	113
Health facilities
Queen Charlotte/Haida Gwaii Hospital [2]	2016	48	2	50	31	—	—	19
Surrey Emergency/Critical Care Tower
– Direct procurement	2018	163	31	194	174	—	—	20
– P3 contract	2014	318	—	318	139	179	—	—
Royal Inland Hospital Clinical Services Building [2]	2016	60	3	63	38	—	—	25
Royal Inland Hospital Patient Care Tower	2024	3	414	417	202	—	—	215
Vancouver General Hospital - Jim Pattison Pavilion Operating Rooms	2021	6	96	102	35	—	—	67
North Island Hospitals [2]
– Direct procurement	2017	104	22	126	73	—	—	53
– P3 contract	2017	480	—	480	60	232	—	188
Interior Heart and Surgical Centre
– Direct procurement	2018	166	82	248	213	—	—	35
– P3 contract	2015	133	—	133	4	79	—	50
Vancouver General Hospital — Joseph and Rosalie Segal Family Health Centre [2]	2017	73	9	82	57	—	—	25
Children’s and Women’s Hospital
– Direct procurement	2019	210	97	307	177	—	—	130
– P3 contract	2017	366	3	369	168	187	—	14
Penticton Regional Hospital — Patient Care Tower
– Direct procurement	2021	52	28	80	22	—	—	58
– P3 contract	2019	131	101	232	—	139	—	93
Royal Columbian Hospital — Phase 1	2019	78	181	259	250	—	—	9
Royal Columbian Hospital — Phases 2 & 3	2026	4	1,096	1,100	1,037	—	—	63
Peace Arch Hospital Renewal	2021	2	66	68	8	—	—	60
Centre for Mental Health and Addictions	2019	15	86	101	101	—	—	—
Clinical and systems transformation[4]	2023	262	218	480	480	—	—	—
iHealth Project — Vancouver Island Health Authority [4]	2020	86	14	100	—	—	—	100
Total health facilities		2,760	2,549	5,309	3,269	816	—	1,224

2018 Financial and Economic Review — August 2018

Part 2 — Financial Review

Table 2.10 Capital Expenditure Projects Greater Than $50 million 1

		Project	Estimated	Anticipated	Project Financing
	Year of	Cost to	Cost to	Total	Internal/	P3	Federal	Other
($ millions)	Completion	Mar 31, 2018	Complete	Cost	Borrowing	Liability	Gov’t	Contrib’ns
Transportation
Evergreen Line Rapid Transit [2]
– Direct procurement	2016	428	—	428	213	—	74	141
– P3 contract	2016	922	—	922	—	292	350	280
Highway 97 widening from Highway 33 to Edwards Road	2018	55	12	67	49	—	18	—
Highway 1 — Admirals Road/McKenzie Avenue Interchange	2019	50	35	85	52	—	33	—
Highway 1 widening and 216th Street Interchange	2019	22	37	59	23	—	22	14
Highway 7 Corridor Improvements	2019	10	60	70	48	—	22	—
Highway 91 Alex Fraser Bridge Capacity Improvements	2019	19	51	70	36	—	34	—
Highway 99 10-Mile Slide	2020	8	52	60	60	—	—	—
Highway 1 Lower Lynn Corridor Improvements	2021	65	133	198	77	—	66	55
Highway 1 Hoffmans Bluff to Jade Mountain	2022	14	185	199	144	—	55	—
Highway 91 to Highway 17 and Deltaport Way Corridor Improvements	2023	15	230	245	80		82	83
Highway 1 Salmon Arm West	2023	26	137	163	115	—	48	—
Pattullo Bridge Replacement [5]	2023	2	1,375	1,377	1,377	—	—	—
Highway 1 Kicking Horse Canyon Phase 4	2024	11	439	450	235	—	215	—
Total transportation		1,647	2,746	4,393	2,509	292	1,019	573
Other taxpayer-supported
Abbotsford courthouse	2021	4	153	157	151	—	—	6
Natural Resource Permitting Project [6]	2018	76	2	78	78	—	—	—
Maples Adolescent Treatment Centre and Provincial Assessment Centre	2019	41	34	75	75	—	—	—
Total other		121	189	310	304	—	—	6
Total taxpayer-supported		5,190	7,144	12,334	8,092	1,168	1,096	1,978

2018 Financial and Economic Review — August 2018

Part 2 — Financial Review

Table 2.10 Capital Expenditure Projects Greater Than $50 million 1

		Project	Estimated	Anticipated	Project Financing
	Year of	Cost to	Cost to	Total	Internal/	P3	Federal	Other
($ millions)	Completion	Mar 31, 2018	Complete	Cost	Borrowing	Liability	Gov’t	Contrib’ns
Power generation and transmission
BC Hydro [7]
– Mica SF6 gas insulated switchgear replacement [2]	2014	187	—	187	187	—	—	—
– Northwest transmission line [2]	2014	697	2	699	312	—	130	257
– Merritt area transmission [2]	2015	58	—	58	58	—	—	—
– Smart metering and infrastructure program [2]	2015	779	—	779	779	—	—	—
– Interior to Lower Mainland Transmission Line [2]	2015	820	—	820	820	—	—	—
– G.M. Shrum units 1 to 5 turbine replacement [2]	2015	178	4	182	182	—	—	—
– Hugh Keenleyside spillway gate reliability upgrade [2]	2015	113	2	115	115	—	—	—
– Upper Columbia capacity additions at Mica units 5 and 6 project [2]	2015	597	8	605	605	—	—	—
– Long Beach area reinforcement [2]	2015	37	1	38	38	—	—	—
– Dawson Creek/Chetwynd area transmission [2]	2015	292	4	296	296	—	—	—
– Surrey area substation project [2]	2016	80	14	94	94	—	—	—
– Big Bend substation [2]	2017	68	4	72	72	—	—	—
– Ruskin Dam safety and powerhouse upgrade	2018	602	146	748	748	—	—	—
– Horne Payne substation upgrade project	2018	54	39	93	93	—	—	—
– Kamloops substation	2018	42	14	56	56	—	—	—
– John Hart generating station replacement	2019	890	203	1,093	1,093	—	—	—
– Cheakamus unit 1 and 2 generator replacement	2019	34	40	74	74	—	—	—
– W.A.C. Bennett Dam riprap upgrade project	2019	109	61	170	170	—	—	—
– South Fraser transmission relocation project [4]	TBD	28	48	76	76	—	—	—
– Bridge River 2 units 5 and 6 upgrade project	2019	23	63	86	86	—	—	—
– Fort St. John and Taylor Electric Supply	2020	5	48	53	53	—	—	—
– UBC load increase stage 2 project	2021	5	50	55	55	—	—	—
– Mica replace units 1-4 transformers project	2022	3	79	82	82	—	—	—
– G.M. Shrum G1-G10 control system upgrade - Phases I - III	2022	24	51	75	75	—	—	—
– Site C project	2024	2,354	8,346	10,700	10,700	—	—	—
Columbia River power projects [7]
– Waneta Dam power expansion [2,8]	2018	331	4	335	335	—	—	—
Total power generation and transmission		8,410	9,231	17,641	17,254	—	130	257
Other self-supported
Liquor Distribution Branch Warehouse	2019	26	31	57	57	—	—	—
Total other		26	31	57	57	—	—	—

Total self-supported		8,436	9,262	17,698	17,311	—	130	257
Total $50 million projects		13,626	16,406	30,032	25,403	1,168	1,226	2,235

1 Only projects that receive provincial funding and have been approved by Treasury Board and/or Crown corporation boards are included in this table. Ministry service plans may highlight projects that still require final approval. Capital costs reflect current government accounting policy.

2 Assets have been put into service and only trailing costs remain.

3 Simon Fraser University and private donors will contribute $26 million toward the project, and the university is also contributing land valued at $10 million.

4 The project and estimated budget are currently under review.

5 Forecasted amount reflects total expenditures including capitalized and expensed items. This amount may change once contracts are finalized.

6 Reflects approved capital costs to date, subject to change if future scope components are approved by government.

7 Does not include the purchase of the remaining two-thirds interest in the Waneta Dam and Generating Station. Completing this transaction is subject to a number of conditions, including approval of the BC Utilities Commission.

8 Reflects the combined shares of Columbia Power Corporation (32.5 per cent) and Columbia Basin Trust (16.5 per cent) in their partnership with Fortis Inc. for the development of an electricity generating expansion facility at the Waneta Dam south of Trail.

2018 Financial and Economic Review — August 2018

Part 2 — Financial Review

Provincial Debt

As at March 31, 2018, total provincial debt totalled $64.9 billion — 23.2 per cent of BC’s nominal GDP. The primary driver for borrowing is capital spending, with about 98 per cent of debt incurred to finance infrastructure. About 33 per cent of the total debt is self-supported through the activities of commercial Crown corporations.

The taxpayer-supported debt-to-GDP ratio, a measure often used by investors and credit rating agencies to analyze a government’s ability to manage its debt load, stood at 15.6 per cent. This metric is 0.6 percentage points lower the Budget 2017 Update projection of 16.2 per cent, and decreased by 0.1 percentage points from 2016/17 (restated). British Columbia’s taxpayer-supported debt-to-GDP is one of the lowest in Canada, translating into a strong credit rating and lower debt servicing costs. The debt-to-revenue ratio stood at 82.5 per cent, 5.3 percentage points lower than Budget 2017 Update.

Chart 2.7              Provincial Debt Components

Government direct operating debt is the cumulative borrowing incurred to finance core government operations when operating spending by ministries and special offices exceeds CRF revenue. This includes both net spending on direct program delivery and on operating grants provided to service delivery agencies, but does not include capital grants issued to those agencies. There is a standing legislative requirement to retire this debt before government can use supplementary appropriations to authorize additional spending during a year.

Debt for schools, post-secondary institutions and health facilities for the most part was incurred by government to issue capital grants to SUCH sector organizations for funding their infrastructure, whereas highways and public transit debt primarily reflects direct borrowing by government controlled agencies, such as the BC Transportation Financing Authority and the Transportation Investment Corporation. Power generation and transmission debt is entirely commercial in nature and is predominantly the debt of BC Hydro. A small portion of this debt reflects borrowing for the Columbia River power projects managed by Columbia Power Corporation.

2018 Financial and Economic Review — August 2018

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Other debt includes government’s obligations under the immigrant investor program, borrowing to finance the social housing renewal initiative and the reconstruction of the BC Place stadium roof, and other government borrowing for direct capital projects (all taxpayer-supported debt). Other debt also includes the commercial borrowing of the BC Lottery Corporation (BCLC) for gaming equipment and gaming management software as well as the debt of post-secondary institutions’ commercial subsidiaries.

Table 2.11       Provincial Debt Summary 1

	Budget
	2017	Actual	Actual
($ millions)	Update	2017/18	2016/17
Taxpayer-supported debt
Provincial government direct operating	1,573	1,156	4,644
Other taxpayer-supported debt (mainly capital)
Education facilities	14,330	14,236	13,457
Health facilities	8,014	7,903	7,552
Highways and public transit	16,794	16,154	12,242
Other	4,142	4,158	3,604
Total other taxpayer-supported debt	43,280	42,451	36,855
Total taxpayer-supported debt	44,853	43,607	41,499
Self-supported debt
Power generation and transmission	21,084	20,709	20,424
Highways and public transit	—	—	3,398
Other	540	603	516

Total self-supported debt	21,624	21,312	24,338
Forecast allowance	300	—	—
Total provincial debt	66,777	64,919	65,837

Debt to GDP
Taxpayer-supported	16.2%	15.6%	15.7%
Total	24.2%	23.2%	25.0%

1 Provincial debt is prepared in accordance with Generally Accepted Accounting Principles and presented consistent with the Debt Summary Report included in the Public Accounts . Debt is shown net of sinking funds and unamortized discounts, excludes accrued interest, and includes non-guaranteed debt directly incurred by commercial Crown corporations and debt guaranteed by the Province.

Total debt was lower by $1.9 billion at year-end compared to the forecast at Budget 2017 Update. The variance consists of a $1.2 billion decrease in taxpayer-supported borrowing, the expiry of the $300 million forecast allowance, and a $312 million decrease in self-supported debt.

The taxpayer-supported debt ended the year lower than forecast at Budget 2017 Update primarily due to lower working capital and cash flow requirements of $417 million and lower capital spending by $1.0 billion, partially offset by the impact of lower capital contributions from third parties of $219 million.

For self-supported debt, the $312 million decrease from Budget 2017 Update primarily reflects reduced requirements for operating cash flows ($339 million), offset by higher capital spending on the part of commercial Crown corporations ($28 million).

2018 Financial and Economic Review — August 2018

Part 2 — Financial Review

Chart 2.8  Debt Changes from Updated Budget 2017 Update

Surplus Versus Change In Debt

The majority of government’s borrowing in 2017/18 financed its capital program. As government posts operating surpluses, direct operating debt continues to decline.

Chart 2.9  Reconciliation of Surplus to Change In Debt

The $301 million surplus together with positive operating cash flows of $850 million and $2.3 billion other changes in working capital, such as non-cash expenses, results in an overall $3.5 billion decrease over the year in direct operating debt.

The $5.6 billion increase in taxpayer-supported capital debt reflects the net financing requirements of the $3.9 billion infrastructure program and the reclassification of $3.5 billion debt for the Port Mann Bridge from self-supported, offset by the $1.8 billion capital contributions from external parties and internal cashflows.

2018 Financial and Economic Review — August 2018

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The $3.0 billion decrease in self-supported debt primarily reflects a $3.3 billion reclassification of Port Mann Bridge as taxpayer-supported and a $2.3 billion increase in net operating cash flows which reduced borrowing requirements, offset by $2.7 billion capital spending (mainly for BC Hydro and BCLC, which is financed through the fiscal agency loan program).

Debt Indicators

Table 2.12 provides a historical summary of financial indicators depicting the province’s debt position, recent borrowing trends and related interest cost burden.

Further details on provincial debt are provided in Appendix Tables A2.11 to A2.13.

Table 2.12 Key Debt Indicators1

	Budget
	2017	Actual	Actual
	Update	2017/18	2016/17
Debt to revenue (per cent)
Total provincial	98.6	93.7	99.3
Taxpayer-supported	87.8	82.5	81.8
Debt per capita ($) [2]
Total provincial	13,893	13,477	13,838
Taxpayer-supported	9,332	9,052	8,723
Debt to GDP (per cent) [3]
Total provincial	24.2	23.2	25.0
Taxpayer-supported	16.2	15.6	15.7
Interest bite (cents per dollar of revenue) [4]
Total provincial	3.8	3.8	3.8
Taxpayer-supported	3.5	3.3	3.2
Interest costs ($ millions)
Total provincial	2,600	2,608	2,521
Taxpayer-supported	1,769	1,725	1,644
Interest rate (per cent) [5]
Taxpayer-supported	4.1	4.1	3.9
Revenue Factor for Key Indicators ($ millions)
Total provincial [6]	67,720	69,315	66,334
Taxpayer-supported [7]	51,066	52,866	50,726
Total debt ($ millions)
Total provincial	66,777	64,919	65,837
Taxpayer-supported [8]	44,853	43,607	41,499
Provincial GDP ($ millions) [9]	276,168	279,370	263,706
Population (thousands at July 1) [10]	4,806	4,817	4,758

1   Figures for prior year have been restated to conform with the presentation used for 2017/18 and to include the effects of changes in underlying data and statistics.

2   The ratio of debt to population (e.g. debt at March 31, 2018 divided by population at July 1, 2017).

3   The ratio of debt outstanding at fiscal year end to provincial nominal gross domestic product (GDP) for the calendar year ending in the fiscal year (e.g. debt at March 31, 2018 divided by 2017 GDP).

4   The ratio of interest costs (less sinking fund interest) to revenue. Figures include capitalized interest expense in order to provide a more comparable measure to outstanding debt.

5   Weighted average of all outstanding debt issues.

6   Includes revenue less earnings related to enterprises (sinking fund earnings, loan interest and net earnings), plus revenue of all enterprises.

7   Excludes revenue of government enterprises, but includes dividends from enterprises paid to the Consolidated Revenue Fund.

8   Excludes debt of commercial Crown corporations and agencies and funds held under the province’s warehouse borrowing program.

9   Nominal GDP for the calendar year ending in the fiscal year (e.g. GDP for 2017 is used for the fiscal year ended March 31, 2018). As nominal GDP for the calendar year ending in 2017 is not available, the 2017 GDP projected in February 2018 has been used for the fiscal year ended March 31, 2018 for demonstration purposes.

10  Population at July 1st within the fiscal year (e.g. population at July 1, 2017 is used for the fiscal year ended March 31, 2018).

2018 Financial and Economic Review — August 2018

Part 2 — Financial Review

Credit Rating

A credit rating is an evaluation of the credit risk of a prospective borrower, predicting their ability to pay interest and to repay the debt principal. It impacts the borrower’s debt servicing costs and the investor’s rate of return since an investor will demand a higher interest rate on a higher-risk, lower-rated security. Table 2.13 provides an interprovincial comparison of credit ratings.

Table 2.13 Interprovincial Comparison of Credit Ratings, June 2018

Rating Agency[1]
	Moody’s Investors		Dominion Bond
Province	Service	Standard & Poor’s	Rating Service
British Columbia	Aaa	AAA	AA(High)
Alberta	Aa1	A+	AA
Saskatchewan	Aaa	AA	AA
Manitoba	Aa2	A+	A (High)
Ontario	Aa2	A+	AA (Low)
Quebec	Aa2	AA-	A (High)
New Brunswick	Aa2	A+	A (High)
Nova Scotia	Aa2	A+	A (High)
Prince Edward Island	Aa2	A	A (Low)
Newfoundland/Labrador	Aa3	A	A (Low)

1   The rating agencies assign letter ratings to borrowers. The major categories, in descending order of credit quality are: AAA/Aaa; AA/Aa; A; BBB/Baa; BB/Ba; and B. The “1”, “2”, “3”, “high”, “low”, “+”, and “-” modifiers show relative standing within the major categories. For example, AA+ exceeds AA and Aa2 exceeds Aa3.

BC’s fiscal outlook and its record for meeting annual budget targets has resulted in ratings of Aaa and AAA (the highest possible ratings) from Moody’s and Standard & Poor’s respectively, while Dominion Bond Rating Service rates the province at AA (high).

Pension Plans

The province contributes to four defined benefit pension plans (Public Service, Municipal, Teachers’ and College) for many of its employees. These pension plans are managed under joint trusteeship arrangements with the plan members. Under joint trusteeship, the provincial government has no formal claim on plan surpluses or assets; however, government is responsible for 50 per cent of any unfunded liabilities in the Public Service, Teachers’ and College plans, and 35 per cent of any unfunded liability in the Municipal plan since the province’s interest in that plan is only 70 per cent.

As a result, government’s balance sheet only includes its share of any unfunded pension liabilities incurred by the four pension plans under the joint trusteeship arrangements (e.g. $118 million for the Teachers’ Pension Plan in 2017/18), as well as the entire liability for the MLA Superannuation Account, which is not part of a joint trusteeship arrangement.

In the event that a plan is determined to be in a deficit position, the pension boards, by agreement, are required to address the deficit through contribution adjustments or other measures. As a result, it is expected that any unfunded pension liability in the future would be short-term in nature.

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The pension valuations do not include future indexing of pensions, as this is a non-guaranteed supplemental benefit to the plans that is determined by the amount of available assets in separate inflation accounts. The estimated financial positions of each plan (based on extrapolations of the most recent actuarial valuations) as at March 31, 2018 are shown in Table 2.14.

Table 2.14 Pension Plan Balances

	Pension Plan					Total
($ millions)	Public Service	Municipal	Teachers’ [1]	College	Other [2]	2017/18	2016/17
Accrued benefit obligation	(18,501)	(26,484)	(19,428)	(3,597)	(765)	(68,775)	(66,491)
Pension fund assets	21,186	27,988	19,408	3,788	887	73,257	68,732
Subtotal	2,685	1,504	(20)	191	122	4,482	2,241
Unamortized actuarial (gain) loss	(1,295)	(409)	(216)	(132)	(80)	(2,132)	(515)
Accrued net asset (obligation)	1,390	1,095	(236)	59	42	2,350	1,726

1   The government is responsible for 50 per cent of the unfunded pension liability incurred under the Teachers’ Pension Plan and has accrued this liability in its 2017/18 accounts. The liability will be settled in future periods through increased employer contributions.

2   Represents other defined benefit plans, outside of the four main pension plans, which are funded by entities within the government reporting entity. Includes the Retirement Plan for Non-Teaching Employees of the Board of School Trustees of School District No. 43 (Coquitlam), the University of Victoria’s pension plan for employees other than faculty and professional staff, Simon Fraser University’s Academic Pension Plan and Administrative/Union Pension Plan, and the province’s 14.67% interest in the Canadian Blood Services pension plan.

Actuarial valuations are performed on the pension plans every three years with the resulting reports released nine months after the valuation date. The pension plans and the dates of their last actuarial valuation are:

•             Public Service Pension Plan, March 31, 2017;

•             Municipal Pension Plan, December 31, 2015;

•             Teachers’ Pension Plan, December 31, 2014; and

•             College Pension Plan, August 31, 2015.

Key actuarial assumptions used for valuation purposes include a long-term annual rate of return on fund assets (currently 6.50 per cent for the Teachers’ Pension Plan and 6.25 per cent for the other three plans) and the rate of annual salary increases (currently 3.50 per cent).

The pension plans are administered by the BC Pension Corporation in accordance with direction received from the various pension boards. The audited financial statements of each pension plan, along with full descriptions, benefit formulas, inflation assumptions and funding polices may be found on the corporation’s website at www.pensionsbc.ca.

Contractual Obligations

Contractual obligations represent the annual nominal future cash payments for multi-year contracts for the delivery of services and construction of assets — except in the case of P3 contracts, where the obligations related to construction of assets are recognized liabilities as the assets are constructed.

As at March 31, 2018, taxpayer-supported entities have incurred $36.8 billion in contractual obligations, and self-supported Crown corporations and subsidiaries have incurred $60.0 billion in contractual obligations, for a total of $96.8 billion in contract payments that will be made over the next up to 45 years, depending on the terms of the contract.

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Part 2 — Financial Review

Contractual obligations represent ongoing program costs where the projected expense has been quantified in an agreement. They are not off-balance sheet debt, nor are they unfunded costs. Rather, these annual costs have been incorporated into the overall program budgets of the contracting ministries and other entities similar to other future-oriented government program costs such as legislated entitlements and capital asset amortization. In the case of self-supported Crown corporations and subsidiaries, the payments will be made from future revenue streams.

Table 2.15 Taxpayer-Supported Contractual Obligations

($ millions)	2018/19	2019/20	2020/21	2021/22	2022/23	2023/24+	Total
Coastal ferry services agreement	222	226	226	227	227	9,084	10,212
Capital construction and maintenance P3s	142	151	149	149	156	3,689	4,436
Provincial policing contracts	371	360	360	361	361	3,245	5,058
Housing subsidy agreements	407	242	205	198	191	4,362	5,605
Program delivery agreements	1,813	277	222	177	168	1,508	4,165
Operating and maintenance agreements	818	635	380	305	214	1,540	3,892
Service delivery agreements	739	523	145	64	36	541	2,048
Capital and economic development agreements	845	318	103	35	20	50	1,371
	5,357	2,732	1,790	1,516	1,373	24,019	36,787

The 2017/18 Public Accounts Contractual Obligations schedule presents a detailed listing of obligations by function. Taxpayer-supported contractual obligations can also be grouped into eight categories (see Table 2.15) as follows:

•             Coastal ferry services agreement — annual operating subsidy provided by the Ministry of Transportation and Infrastructure to BC Ferry Services Inc. in support of its smaller routes.

•             Capital construction and maintenance P3s — reflect the annual service payments that will be made to maintain the asset and retire the liabilities.

•             Provincial policing contracts — annual operating cost of the policing contract with the RCMP (aside from major cities such as Vancouver, which have their own police forces, policing in British Columbia is provided by the RCMP under contract).

•             Housing subsidy agreements — annual operating cost of the subsidy agreements between BC Housing Management Commission and cooperative subsidized housing associations.

•             Program delivery agreements — annual operating cost of agreements with third-party entities that provide services to the public on behalf of government, such as care homes. Some agreements are for one year only.

•             Operating and maintenance agreements — annual operating cost of agreements with third-party entities that operate and maintain government infrastructure on behalf of government. A majority of these agreements relate to health sector facilities.

•             Service delivery agreements — annual operating cost of agreements with third-party entities that provide services directly to government, such as the Telecommunications Service Master Agreement with Telus.

•             Capital and economic development agreements — annual cost of agreements to build infrastructure, such as School District, Universities, and British Columbia Transportation Financing Authority’s commitments for future projects.

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Part 2 — Financial Review

Almost all (88 per cent or $52.8 billion) of the contractual obligations for self-supported Crown corporations and subsidiaries are for BC Hydro power purchase agreements with independent power producers (IPPs). This ongoing cost of energy is factored into BC Hydro’s financial statement projections in the fiscal plan, although any contractual increases to the tariffs paid to the IPPs will have to be recovered from future electricity rate increases.

The remaining contractual obligations for self-supported Crown corporations and subsidiaries relate to maintenance and service agreements, whose costs also are factored into government fiscal plan projections.

2017/18 Public Accounts Audit Qualification

The Auditor General issued two qualifications on the application of Canadian GAAP in the 2017/18 Public Accounts. The differences of opinion related to the reporting of transfers received from the federal government and/or non-government sources, and the use of rate regulated accounting.

Deferral of Revenues

Rather than deferring the transfers and amortizing the amount to revenue on the same basis as the amortization of the related expenditure, the Auditor General advocates reporting transfers as revenue in the period the transfers are received, unless the transfer establishes a financial liability on the part of the recipient. The Comptroller General feels PSAB guidance supports deferral in situations where use of the funds is externally restricted to expenditures of this nature. Under the Auditor General’s approach to restricted contributions, liabilities would have been reduced by $5.3 billion and current year revenue and surplus would have been increased by $5.3 billion.

Use of Rate Regulated Accounting

BC Hydro is required to use rate regulated accounting, which permits the deferral of certain revenues and expenses to future years. In the Auditor General’s opinion, BC Hydro does not meet the requirements of a rate regulated entity in the Summary Financial Statements because rate setting activities have been self-directed by government and are not designed to recover costs of service. The Auditor General’s recommended correction would have reduced assets by $4.5 billion and reduced current year revenue and surplus by $4.5 billion.

The full text of the Auditor General’s opinion and the comments of the Comptroller General of British Columbia can be found in the 2017/18 Public Accounts.

2018 Financial and Economic Review — August 2018

Part 3

Supplementary Information

• General Description of the Province
• Constitutional Framework
• Provincial Government
• Annual Financial Cycle
• Government’s Financial Statements
• Provincial Taxes

2018 Financial and Economic Review — August 2018

Part 3 — Supplementary Information

General Description of the Province

British Columbia is located on Canada’s Pacific coast, and has a land and freshwater area of 95 million hectares. It is Canada’s third largest province and comprises 9.5 per cent of the country’s total land area.

Geography

The province is nearly four times the size of Great Britain, 2.5 times larger than Japan and larger than any American state except Alaska. BC’s 7,022-kilometre coastline supports a large shipping industry through ice-free, deep-water ports. The province has about 8.5 million hectares of grazing land, 1.8 million hectares of lakes and rivers, and 950,000 hectares of agricultural land that is capable of supporting a wide range of crops.

Physiography

BC is characterized by mountainous topography, but also has substantial areas of lowland and plateau country. The province has four basic regions, a northwesterly trending mountain system on the coast, a similar mountain system on the east, and an extensive area of plateau country between the two. The northeastern corner of the province is lowland, a segment of the continent’s Great Plains.

The western system of mountains averages about 300 kilometres in width and extends along the entire BC coast and the Alaska panhandle. The Coast Mountains contain some of the tallest peaks in the province. The western system includes the Insular Mountains that form the basis of Vancouver Island and Haida Gwaii (previously known as the Queen Charlotte Islands). These islands help to shelter the waters off the mainland coast of BC, which form an important transportation route for people and products.

The interior of the province is a plateau of rolling forest and grassland, 600 to 1,200 metres in average elevation, incised deeply by rivers. North of Prince George the interior becomes mountainous, but plateau terrain returns just south of the Yukon boundary in the area drained by the Liard River. The southern interior’s water system is dominated by the Fraser River, which has a drainage area covering about one-quarter of the province. The Rocky Mountains, in the eastern mountain system, rise abruptly on the southern BC-Alberta boundary and are cut by passes that provide dramatic overland transportation routes into the province. The Rocky Mountain Trench lies immediately to the west of the Rockies. This extensive valley, the longest in North America, is a geological fault zone separating different earth plates. It is the source of many of BC’s major rivers, including the Peace, Columbia and Fraser.

Climate and Vegetation

Coastal BC has abundant rainfall and mild temperatures associated with a maritime climate. The Pacific coast has an average annual rainfall of between 155 and 440 centimetres, while the more sheltered coasts of eastern Vancouver Island and the mainland along the Strait of Georgia average between 65 and 150 centimetres. Canada’s longest frost-free periods of over 180 days per year are enjoyed along the edges of the coastal zone and inland along the Fraser River valley. Temperatures fall quickly up the steep slopes of the Coast Mountains. The predominant trees in this coastal region are the western hemlock, western red cedar and balsam in the wetter parts, and Douglas fir and grand fir in the drier areas.

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BC’s interior region has a mainly continental type of climate, although not as severe as that of the Canadian prairies. Considerable variation in climate occurs, especially in winter and across the Coast Mountains, as mild Pacific storms bring relief from cold spells. The southern interior has the driest and warmest climate of the province. In the valleys, annual precipitation ranges from less than 30 centimetres to 50 centimetres, while daily temperatures can average over 20 degrees Celsius in July and just under freezing in January. The climate becomes more extreme further north and precipitation increases. The frost-free period in the north is short and variable. Spruce and lodgepole pine are the dominant trees of commercial value in the interior.

The northeast region of the province is an extension of the western prairie region of Alberta. It has a continental climate that is more extreme than that of the northern interior region. However, it does have long hot summers and a frost-free period long enough to grow grain, forage and other crops.

Population

BC is the third largest province in terms of population, which was estimated at 4.8 million people, accounting for 13.1 per cent of Canada’s population on July 1, 2017. BC’s population grew at an average annual rate of 1.2 per cent between 2007 and 2017, slightly higher than the growth rate of the overall Canadian population for the same period.

The Vancouver census metropolitan area, a major Canadian shipping, manufacturing and services centre, had the largest urban population in BC with 2,571,262 persons in 2017. Meanwhile, the census metropolitan area for Victoria, the provincial capital, had a population of 377,414 persons in 2017.

Constitutional Framework

The structure of the British Columbia government is based on British parliamentary tradition and precedent. Prior to 1866, BC was composed of two British-controlled colonies — the Colony of Vancouver Island was established in 1849, and the Colony of British Columbia was established in 1858 on the mainland. In the Union Proclamation of 1866, the two colonies were joined to form the single united Crown Colony of British Columbia. On July 20, 1871, BC entered into Confederation with Canada. Although the Colony of Vancouver Island had a parliamentary form of government as far back as 1856, the first fully elected government was not instituted in BC until the autumn after Confederation with Canada. Responsible government was achieved in late 1872, when the Lieutenant Governor acquiesced to an executive council that was responsible to the legislative assembly.

Upon entering Confederation, BC came under the authority of the British North America Act, 1867 (BNA Act), a statute of the British parliament. Until 1982, the BNA Act defined the major national institutions and established the division of authority between the federal and provincial governments. In 1982, the British Parliament ended its legal right to legislate for Canada with the passage of the Canada Act, 1982 and its companion legislation, the Constitution Act, 1982, which also includes the Canadian Charter of Rights and Freedoms. The BNA Act was renamed the Constitution Act, 1867, which continues to be the foundation for the division of legislative powers between Canada, as a federal state, and provincial governments.

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Part 3 — Supplementary Information

Indigenous Peoples

British Columbia is home to more than 270,000 Indigenous1 people, representing one in six Indigenous people in Canada. There are 203 First Nations in BC (of 600 in Canada), and they represent 34 distinct languages. At more than 89,000, the Métis population in BC is the fourth-largest in Canada.

Each Indigenous community has a unique history and experience and different ways of life, social organization, governance systems, and approaches to economic development.

As the original occupants of the land, Indigenous peoples have a special constitutional relationship with the Crown. This relationship, including existing Aboriginal2 and treaty rights, is recognized and affirmed in section 35 of the Constitution Act, 1982, and includes recognizing that Indigenous self-government is part of Canada’s evolving system of cooperative federalism and distinct orders of government.

Provincial Government

BC’s government is modeled after the British system. Functionally there are three main branches: the legislature, the executive and the judiciary.

Legislature

Legislative powers in British Columbia are exercised by a single legislative chamber, which is elected for a term of four years. BC was the first jurisdiction in Canada to establish set general election dates, in 2001. Provincial general elections are scheduled to take place on the third Saturday in October every four years.

The legislature consists of the Lieutenant Governor and 87 elected members of the legislative assembly. The legislative assembly represents the people of BC in the conduct of the province’s affairs. The assembly is required by law to meet at least once a year with a normal session lasting several months. However, special sessions can last just a few days or many months, depending on the nature of the government’s business.

The legislature operates on a fixed schedule — the second Tuesday in February each year is usually reserved for the Throne Speech and the third Tuesday in February each year is reserved for the Budget Speech.

Executive

The executive is composed of the Lieutenant Governor and the executive council. The executive council, or cabinet, is headed by the premier and is composed of selected members of the ruling party. The Lieutenant Governor, the Queen’s representative in British Columbia, holds a largely ceremonial place in the modern provincial government. By constitutional custom, the Lieutenant Governor is appointed by the Governor General of Canada for a term usually lasting five years.

Following a general election, the Lieutenant Governor calls upon the leader of the political party with the majority of elected members to serve as premier and to form the provincial government.

1   The term ‘Indigenous’ includes all people of Indigenous ancestry, including First Nations (status and non-status), Métis and Inuit.

2   The federal Constitution Act recognizes the Aboriginal peoples of Canada as the Indian, Inuit and Métis peoples of Canada; however, First Nations is the generally preferred term for Indian peoples of Canada, and Indigenous is preferred to Aboriginal.

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Where the general election does not result in a single political party having the majority of elected members, a minority government may be formed by the party that is able to form a coalition or enter into a confidence and supply agreement with another party, to ensure it has the majority required for all confidence motions and budgetary legislation. A minority government was most recently formed in British Columbia following the 2017 general election.

The Lieutenant Governor, on the advice of the premier, appoints members of the executive council and is guided by the executive council’s advice as long as it holds the confidence of the legislative assembly.

The Lieutenant Governor, on recommendation of the premier, convenes, prorogues and dissolves the legislative assembly and gives Royal Assent to all measures and bills passed by the assembly before they become law.

Ministers are the executives responsible for government ministries, and are usually members of cabinet. Cabinet determines government policy and is held responsible by the legislative assembly for the operation of the provincial government.

Deputy ministers are the senior civil servants in their ministries and have responsibility for all operational matters including budget, human resources and program development. Deputy ministers are required to manage a complex set of multiple accountabilities which arise out of various powers, authorities and responsibilities attached to the position. The deputy minister is the principal source of support for a minister in fulfilling his or her collective and individual responsibilities and respecting his or her accountability. In providing this support, the deputy minister is responsible for:

•             sound public service advice on policy development and implementation, both within the minister’s portfolio and with respect to the government’s overall policy and legislative agenda;

•             effective ministry management, as well as advice on management of the minister’s entire portfolio; and

•             fulfillment of authorities that have been assigned to the deputy minister or other officials either by the minister directly or by virtue of legislation.

Judiciary

The judiciary performs functions that are central to the orderly operation of society. Judges hear and give judgment in criminal prosecutions and in actions arising from disputes between private citizens or between the government and private citizens. Judges apply both judge-made law, known as “common law,” and laws made by the Parliament of Canada and provincial legislatures. The judiciary is sometimes called on to determine whether laws passed by governments conform to the values expressed in the Canadian Charter of Rights and Freedoms.

BC’s judicial system is made up of the Provincial Court of British Columbia, the Supreme Court of British Columbia and the Court of Appeal of British Columbia. The Provincial Court hears cases that fall into five main categories: criminal cases, family cases, youth court cases, small claims, and traffic & bylaw cases. The provincial government appoints Provincial Court judges, and the federal government appoints Court of Appeal and Supreme Court judges.

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The federal judicial system includes the Tax Court of Canada, the Federal Court of Canada (Appeals division and Trial division) and the Supreme Court of Canada. The Federal Court of Canada hears cases in limited areas of exclusively federal jurisdiction — for example, reviewing decisions made by federal tribunals such as the Canada Labour Relations Board. The Supreme Court of Canada is the court of final resort and hears selected appeals from the Federal Court of Appeal and provincial Courts of Appeal.

Provincial Government Jurisdiction

Under Canada’s constitutional framework, BC has ownership and jurisdiction over natural resources and is responsible for education, health and social services, municipal institutions, property and civil rights, the administration of justice and other matters of purely provincial or local concern.

Annual Financial Cycle

British Columbia’s Budget Transparency and Accountability Act (BTAA) outlines the Province’s reporting requirements during the financial cycle and imposes specific reporting deadlines or release dates for these publications. In particular, fixed dates for presentation of the budget, as well as dates for quarterly and annual reports, are set by law.

Under the BTAA, the provincial government focuses its budgeting and reporting on a summary accounts basis. The BTAA requirements include reporting on the advice of the Economic Forecast Council; presentation of the annual Estimates, Budget and Fiscal Plan, Quarterly Reports, and Public Accounts; publication of Quarterly Reports with revised forecasts; annual three-year service plans and service plan reports for each ministry and government organization; and an annual three-year government strategic plan and report.

Chart 3.1 summarizes the annual financial process of the Province. This process consists of four main stages.

Planning and Budget Preparation

Treasury Board, a committee of the executive council, reviews longer-term estimates of revenue, expense, capital and debt, and establishes a preliminary fiscal plan within the framework of the government’s overall strategic plan. Ministries, service delivery agencies, and Crown corporations prepare three-year service plans, including performance measures and targets, and operating and capital budgets, for review by government. Treasury Board makes recommendations to Cabinet on budget allocations for ministries and agencies, and assesses commercial Crown corporation net income benchmarks, within the context of the fiscal plan. Included as inputs into this process are a consultation paper published by September 15th that invites public comment on issues for consideration as government develops its fiscal and service plans, and province-wide public hearings held by a committee of the legislature. A report outlining the results of the budget consultation process is made public by November 15th of each year.

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Chart 3.1   Financial Planning and Reporting Cycle Overview

Implementation and Reporting

The government’s revenue, expense and capital plans for the next three fiscal years, as well as other information on the government’s finances, are presented to the Legislative Assembly by the Minister of Finance in a budget document called the Budget and Fiscal Plan. The financial plan for the next fiscal year is also included in the document called the Estimates, which describes the individual appropriations to be voted on by the Legislative Assembly. Government’s strategic plan, service plans, and a report on major capital projects (those where government contribution exceeds $50 million) must also be tabled in the Legislature. Throughout the year, the authorized funding as specified in the Estimates and ministry service plans is spent on programs and services. Crown corporations follow approved service plans under the direction of their own Boards of Directors. Quarterly Reports, including full-year forecasts, are published by legislated dates, thereby providing regular updates to the public on the government’s finances.

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Evaluation

At the end of the fiscal year, the Public Accounts are prepared by the Office of the Comptroller General and examined by the Auditor General to ensure that the financial statements fairly present the government’s financial position. The Public Accounts are augmented by the British Columbia Financial and Economic Review, which provides an overview of annual and historical financial and economic results. In addition, annual service plan reports are made public that compare actual results with ministry and Crown corporation performance targets.

Accountability

The Public Accounts are presented to the Legislative Assembly and are reviewed by two committees of the Legislative Assembly (the Select Standing Committee on Public Accounts, and the Select Standing Committee on Crown Corporations). At the same time, the Ministerial Accountability Report is published detailing the individual and collective financial performance of cabinet ministers, and the performance achieved by the Ministers of State on non-financial targets.

Government’s Financial Statements

Government Reporting Entity

The provincial government conducts its activities through:

•             ministries;

•             the SUCH sector (school districts; universities; colleges, university colleges and institutes; and health authorities and hospital societies);

•             other taxpayer-supported service delivery agencies; and

•             commercial Crown corporations.

The accounts relating to the ministries and other direct activities of government are contained in the Consolidated Revenue Fund (CRF), whose financial results are reported as a separate entity in the Public Accounts. The CRF comprises all money over which the legislature has direct power of appropriation. The operations of public sector organizations, including the SUCH sector entities, service delivery agencies, and commercial Crown corporations, are recorded in their own financial statements, which are subject to audit by the Auditor General or by private sector auditors.

The relationships between the Legislature and government’s public sector organizations are guided by legislation, governance agreements, and/or mandate letters to ensure effective oversight, alignment with government’s priorities, and preservation of public confidence in the management of public sector programs and services for the citizens of British Columbia.

The Province consolidates the financial results of all these entities into a single set of financial statements, published annually in the Public Accounts.

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Compliance with GAAP

British Columbia’s Budget Transparency and Accountability Act (BTAA) requires government’s financial statements to conform to generally accepted accounting principles (GAAP) for senior governments in Canada. In practice this means compliance with the Public Sector Accounting Standards (PSAS), which are set by the Canadian Public Sector Accounting Board (PSAB).

Under PSAS, service delivery agencies are consolidated with the CRF on a line-by-line basis. Commercial Crown corporations3 (government business enterprises) and commercial subsidiaries owned by service delivery agencies are consolidated on a modified equity basis — i.e. their net income is reported as revenue of the Province and their retained earnings as an investment.

Where the accounting policies of service delivery agencies differ from those used by the central government, the service delivery agency financial statements are adjusted to conform to government’s accounting policies. No adjustments for accounting differences are made for commercial Crown corporations, which prepare their statements in accordance with International Financial Reporting Standards (IFRS).

The BTAA authorizes Treasury Board to adopt different standards than those promoted by PSAB in order to ensure that British Columbia’s financial reporting reflects the policy framework within which the Crown corporations and agencies operate. Any alternative standard adopted by Treasury Board must come from other areas of Canadian GAAP or from a recognized standard setting body in another jurisdiction (e.g. the US Financial Accounting Standards Board). For example, Treasury Board has issued a regulation mandating BC Hydro to follow the US FASB standard for rate-regulated accounting.

The full text of government’s significant accounting policies can be found in Note 1 to the Consolidated Summary Financial Statements in the 2017/18 Public Accounts.

3   Crown corporations are considered commercial if the majority of their operating revenue comes from non-government sources, and their operating revenue is sufficient to cover operating and debt service costs without the need for government grants or other forms of assistance. Otherwise they are included with the service delivery agencies.

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Table 3.1 Provincial Taxes (as of July 2018)

Type and
Statute Reference	Tax Base	Tax Rate	Characteristics and Exemptions

Income — Income Tax Act	Taxable Income: • Corporate	General rate: 12% Small business rate: 2%.

The Canada Revenue Agency administers BC’s personal and corporate income taxes under the Tax Collection Agreement between the province and the federal government.

Corporate tax credits include the scientific research and experimental development tax credit, the book publishing tax credit, the interactive digital media tax credit and the film tax credits.

• Personal

Tax rates of 5.06%, 7.7%, 10.5%, 12.29%, 14.7% and 16.8% corresponding to the following tax brackets:

up to $39,676,

$39,676.01 to $79,353,

$79,353.01 to $91,107,

$91,107.01 to $110,630,

$110,630.01 to $150,000,

and over $150,000.

In addition, the farmers’ food donation tax credit, political contributions tax credit, mining exploration tax credit, logging tax credit, training tax credits and venture capital tax credits are available to both individuals and corporations.

BC provides a set of non-refundable credits similar to most federal non-refundable credits.

Personal tax credits include the BC climate action tax credit, BC sales tax credit, the BC early childhood tax benefit, and other credits available to individuals who meet specific eligibility criteria.

Real property transfers — Property Transfer Tax Act	Fair market value of property, or interest in property, transferred; for presold strata units purchased at arm’s length, total consideration for the strata unit.

1% on the first $200,000 of the fair market value transferred, 2% of the fair market value that exceeds $200,000 but does not exceed $2,000,000 and 3% of the fair market value that exceeds $2,000,000. For residential class property and farm land associated with a farmers’ dwelling, the 3% rate becomes 5% for the fair market value above $3,000,000.

Foreign nationals and foreign corporations registering residential class property in certain areas pay an additional 20% of fair market value. These areas are Metro Vancouver Regional District except Tsawwassen Lands, and Capital, Central Okanagan, Fraser Valley and Nanaimo Regional Districts.

Eligible first time home-buyers are fully exempt from tax on transfers of eligible properties up to $500,000. Similarly, eligible purchasers of newly constructed homes are fully exempt if the fair market value is $750,000 or less.

Other exemptions include: some intergenerational transfers or transfers to a spouse of principal residences, recreational residences and family farms; transfers of property between spouses pursuant to written separation agreements or court orders; transfers of property to local governments, registered charities and educational institutions; transfers of property to veterans under the Veterans’ Land Act (Canada); transfers of land to be protected, preserved, conserved or kept in a natural state; and transfers of leases 30 years or less in duration. A number of technical exemptions are also provided.

Foreign nationals who become citizens or permanent residents of Canada within a year of purchase may be eligible for a refund of the additional 20% tax.

Foreign nationals who are in the Provincial Nominee Program process for immigration to Canada may be exempt from the additional 20% tax.

Retail sales tax — Provincial Sales Tax Act	Purchase and lease of tangible personal property. Purchase of software, accommodation, related services, telecommunication services and legal services. Gifts of vehicles, boats and aircraft.	General rate: 7% Electricity: 3.5% Liquor: 10% Accommodation: 8% Vehicles: 7% to 20% Boats and aircraft: 7% or 12% Manufactured buildings: reduced rate of tax.

Paid by purchasers and lessees and primarily collected through businesses required to be registered under the Act.

Major consumer exemptions include, but are not limited to:

•                  food for human consumption (all food including prepared food),

•                  residential energy,

•                  children’s clothing and footwear (child-sized clothing and adult-sized clothing for children under 15 years of age),

•                  basic cable and residential land-line telephone services, and

•                  vitamins, drugs, and household medical aids.

Major business exemptions include, but are not limited to:

•                  goods acquired solely for re-sale or re-lease,

•                  goods purchased to be incorporated into goods for sale or lease, and

•                  certain production machinery and equipment purchased by major industries (manufacturers, logging, mining, oil and gas) for qualifying activities at qualifying locations.

Tobacco — Tobacco Tax Act	By cigarette, cigar retail price, and weight on other tobacco products.	27.5 cents per cigarette or tobacco stick and 37.5 cents per gram of loose tobacco; 90.5% of taxable price on cigars to a maximum tax of $7 per cigar.

Tax is payable on tobacco by purchasers at the time of retail purchase. Tobacco is subject to a security scheme. Security is payable by wholesale dealers registered under the Act when tobacco is delivered to them.

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Table 3.1 Provincial Taxes (as of July 2018) — Continued

Type and
Statute Reference	Tax Base	Tax Rate	Characteristics and Exemptions

Carbon dioxide equivalent emissions from combustion of fuels and combustibles — Carbon Tax Act

Purchase, use, or, in certain circumstances, transfer or importation of:

•                  Aviation Fuel

•                  Gasoline

•                  Heavy Fuel Oil

•                  Jet Fuel

•                  Kerosene

•                  Light Fuel Oil

•                  Methanol (not produced from biomass)

•                  Naphtha

•                  Butane

•                  Coke Oven Gas

•                  Ethane

•                  Propane

•                  Natural Gas

•                  Refinery Gas

•                  High Heat Value Coal

•                  Low Heat Value Coal

•                  Coke

•                  Petroleum Coke

•                  Gas Liquids

•                  Pentanes Plus

•                  Also combustion of peat and tires (whole or shredded) to produce heat or energy (combustibles).

Tax rates vary by type of fuel or combustible based on carbon dioxide equivalent emitted by each fuel or combustible. Tax rates are equivalent to $35 per tonne of carbon dioxide equivalent.

Tax is payable on fuels by purchasers at the time of retail purchase. Fuels, other than natural gas, are subject to a security scheme similar to the security scheme under the Motor Fuel Tax Act. Security is payable by collectors registered under the Act when fuel is sold in British Columbia for the first time after manufacture or importation.

Tax on the purchase of natural gas is collected and remitted at the retail level.

Tax on use, transfer and import is self-assessed.

Tax on the burning of combustibles is self-assessed.

Exemptions include:

•                  fuels which are exported for use outside of British Columbia,

•                  fuel used for certain non-energy purposes,

•      fuel used for eligible inter-jurisdictional transportation,

•                  coloured gasoline and coloured diesel purchased by farmers solely for listed farm purposes, and

•                  minor exemptions similar to exemptions in other consumption tax acts for administrative and technical reasons.

Motor fuel — Motor Fuel Tax Act	Purchase, use, or in certain circumstances, transfer or importation of fuels:

Tax generally applies to all fuels purchased for use, or used in internal combustion engines. Tax is payable on fuels by purchasers at the time of retail purchase. Most fuels are subject to a security scheme similar to the security scheme under the Carbon Tax Act. Security is payable by collectors registered under the Act when fuel is sold in British Columbia for the first time after manufacture or importation. The additional tax collected in the South Coast BC Transportation Service Region, on behalf of TransLink, helps fund regional transportation costs. The additional tax collected in the Victoria Regional Transit Service Area, on behalf of BC Transit, helps fund the public transit system.

	• Clear gasoline	General rate: 14.5 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority).

South Coast BC Transportation Service Region: 25.5 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority and 17 cents per litre collected on behalf of TransLink).

Victoria Regional Transit Service Area: 20 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority and 5.5 cents per litre collected on behalf of BC Transit).

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Table 3.1 Provincial Taxes (as of July 2018) — Continued

Type and
Statute Reference	Tax Base	Tax Rate	Characteristics and Exemptions

Motor fuel — Motor Fuel Tax Act (continued)	• Motive fuel

General rate: 15 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority).

South Coast BC Transportation Service Region: 26 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority and 17 cents per litre collected on behalf of TransLink).

Victoria Regional Transit Service Area: 20.5 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority and 5.5 cents per litre collected on behalf of BC Transit).

Tax applies to diesel fuel but does not include alternative motor fuels or coloured fuels.

	• Alternative motor fuels (natural gas, hydrogen and methanol (M85+))	Exempt.	Natural gas, when used as a motor fuel, is exempt from tax. Certain hydrogen is exempt from tax. Fuels comprised of at least 85% methanol are also exempt from tax.

	• Coloured fuel, marine diesel fuel	3 cents per litre.

Coloured fuel may be used in all vehicles not licensed to operate on a highway and in specific industrial vehicles. Farmers are exempt from paying the tax when fuel is used solely for listed farm purposes. Farm trucks are allowed to use tax-exempt coloured fuel for farming purposes on a highway. Marine diesel fuel used in interjurisdictional cruise ships and ships prohibited from coasting trade under the Coasting Trade Act is exempt from tax.

	• Locomotive fuel	3 cents per litre.	Tax applies to fuel specifically for use in locomotives.

	• Propane	2.7 cents per litre.

Propane tax applies to all uses of propane. There are exemptions for propane used as residential energy in a residential dwelling, for propane used by qualifying farmers solely for a farm purpose, and for small containers of propane.

	• Aviation fuel	2 cents per litre.	Aviation fuel tax applies to fuel produced specifically for use in a non-turbine aircraft engine.

	• Jet fuel	2 cents per litre.	Jet fuel tax applies to fuel produced specifically for use in a turbine aircraft engine. Jet fuel used for international flights is exempt.

	• Natural gas used in stationary engines, other than listed below.	1.1 cents per 810.32 litres.

	• Natural gas used in pipeline compressors to transmit marketable gas.	1.9 cents per 810.32 litres.

	• Natural gas used in pipeline compressors to extract and transmit raw gas from wells to processing plants.	Exempt.

	• Natural gas used in compressors to re-inject sour gas into depleted wells.	Exempt.

2018 Financial and Economic Review — August 2018

Part 3 — Supplementary Information

Table 3.1 Provincial Taxes (as of July 2018) — Continued

Type and
Statute Reference	Tax Base	Tax Rate		Characteristics and Exemptions

Motor fuel — Motor Fuel Tax Act (continued)	• Marine bunker fuel • Marine gas oil	Exempt. Exempt.		Exemption applies to bunker fuel used as fuel in a ship. Exemption applies to marine gas oil when used in primary gas turbine engines to propel passenger and cargo vessels.

Natural resources — Logging Tax Act	Net income from logging in BC.	10% (fully recoverable against federal and provincial corporation and personal income tax).		Tax is calculated as net income from logging after deducting a processing allowance.

— Mineral Land Tax Act	Assessed value of freehold mineral land and production areas.	Undesignated mineral land — $1.25 to $4.94 per hectare. Designated production areas — $4.94 per hectare.

Rates of tax set on sliding scale, dependent on size and designation of land. No tax is payable if the mineral land is less than 16.2 hectares, owned by a registered charity, or if the administrator has classified the mineral lands as agricultural.

— Mineral Tax Act	Cash flow from individual metal and coal mines (other than placer gold mines).	2% of net current proceeds (NCP). 13% of net revenue (NR).

Tax calculated for each operator on a mine-by-mine basis. NCP tax paid on current operating cash flow until all current and capital costs, plus any investment allowance, are recovered. Then NR tax paid on cumulative cash flow. NCP tax creditable against NR tax.

	Volume of production of limestone, dolomite, marble, shale, clay, volcanic ash, diatomaceous earth, sandstone, quartzite and dimension stone.	$0.15 per tonne removed from all quarries operated.

An operator may deduct 25,000 tonnes from the total number of tonnes removed from all quarries operated by that operator. However, the amount deducted from any one quarry by all operators of that quarry must not exceed 25,000 tonnes.

	Value of minerals sold by placer gold mines.	0.5% of value of minerals sold.

Insurance — Insurance Premium Tax Act	BC premiums.	4.4% for vehicle and property insurance; 2% for life, sickness, personal accident and loss of salary and wages insurance, 4% for other insurance, and 7% for all contracts with unlicensed insurers.

Exemptions: fraternal benefit societies; mutual corporations with 50% of income from farm or 100% from religious, educational or charitable institutions; marine, except pleasure craft; approved medical or hospitalization plans; professional liability insurance from the Law Society of BC; liability insurance with the Real Estate Errors and Omissions Insurance Corporation; and assessments for the Real Estate Special Compensation Fund.

Real property — Taxation (Rural Area) Act	Assessed value of land and improvements in rural areas (outside municipalities). Assessment determined under the Assessment Act.

Rates are set annually expressed as $/$1000 of taxable assessed value. For residential properties the rates are set to increase average residential rural taxes by the rate of inflation. For non- residential property classes, the rates are set so that total non-residential rural tax revenues increase by inflation plus tax on new construction.

				Some exemptions apply under various statutes.

		Class	Rate $/$1000
		1 residential:	0.50
		2 utilities:	3.93
		3 supportive housing:	0.10
		4 major industry:	6.20
		5 light industry:	2.84
		6 business and other:	2.84
		7 managed forest land:	0.46
		8 recn/non-profit:	0.91
		9 farm land:	0.54

		In Peace River Regional District, tax rates are the same as above except
		2 utilities:	4.37
		4 major industry:	6.64
		5 light industry:	3.28

2018 Financial and Economic Review — August 2018

Part 3 — Supplementary Information

Table 3.1 Provincial Taxes (as of July 2018) — Continued

Type and
Statute Reference	Tax Base	Tax Rate		Characteristics and Exemptions

Basic residential class school property tax — School Act section 119	Assessed value of class 1 residential land and improvements. Assessment determined under the Assessment Act.	Rates are set annually to increase average residential taxes by the rate of inflation. The rates vary by school district. For 2018, rates range from about $0.77/$1000 to $5.0/$1000.

Basic rates are calculated using a formula to moderate effects of varying average assessments on school district taxes. Amendments to the School Act in 2002 allow the Minister of Finance to apply different tax rates within a school district. Tofino is the only municipality with a rate that differs from the rest of the school district. School districts may levy additional tax on residential class property if authorized by local referendum. None do. The Home Owner Grant Program and the Land Tax Deferment Program can reduce or postpone the tax liability for Canadian citizens and permanent residents of Canada who live in their own home as a principal residence.

Additional school tax on homes over $3 million. — School Act section 120.1	Assessed value of “dwelling property”. Tax begins in 2019.	Tax is 0.2% on the value of the dwelling property between $3,000,000 and $4,000,000 and 0.4% on the value above $4,000,000.

Dwelling property is most residential class property where there is between one and three dwelling units. Properties with four or more units, such as apartment buildings, are not taxed. Vacant land in residential class is taxed unless it is in the Agricultural Land Reserve.

Non-residential class school property tax — School Act section 119	Assessed value of non-residential land and improvements. Assessment determined under the Assessment Act.

Rates are set annually and expressed as $/$1000 of taxable assessed value. For 2018, except for the major and light industry property classes, the rates are set so that total non-residential school tax revenues in each class increase by inflation plus new construction. The major and light industry property class rates are set to be the same as the business property class rates.

Some exemptions apply under various statutes.

An industrial property tax credit reduces provincial school property tax by 60% on major industrial (class 4) properties.

A 50% provincial farm land property tax credit reduces the provincial school property tax on farm land (class 9).

		For 2018 the rates are:
		Class	Rate $/$1000
		2 utilities:	13.4
		3 supportive housing:	0.1
		4 major industry:	4.2
		5 light industry:	4.2
		6 business and other:	4.2
		7 managed forest land:	1.9
		8 recn/non-profit:	2.5
		9 farm land:	7.0

Police tax — Police Act	Assessed value of land and improvements in municipalities under 5,000 population and in rural areas. Assessment determined under the Assessment Act.

Rates are set annually to raise up to 50% of the provincial cost of rural and small community policing. Rates are set for each of the nine property classes in each municipality under 5,000 population, in each electoral area of the province and in the area of the province outside a regional district.

Basic rates are calculated using a formula that includes assessed value and population. Tax rate reductions are embedded in the rates to reflect the contribution taxpayers in the rural areas make to policing costs through the provincial rural area property tax, and to account for traffic fine revenue sharing and for payments in lieu of taxes from the federal and provincial governments.

2018 Financial and Economic Review — August 2018

Part 3 — Supplementary Information

Table 3.2 Interprovincial Comparisons of Tax Rates — 2018

(Rates known and in effect as of July 1, 2018)

									Prince	Newfound-
	British		Saskat-				New	Nova	Edward	land and
Tax	Columbia	Alberta	chewan	Manitoba	Ontario	Quebec	Brunswick	Scotia	Island	Labrador
Corporate income tax (per cent of taxable income)
General rate	12	12	12	12	11.5	11.7	14	16	16	15
Manufacturing rate [1]	12	12	9.5	12	10	11.7	14	16	16	15
Small business rate	2	2	2	0	3.5	7	2.5	3	4	3
Small business threshold ($000s)	500	500	600	450	500	500	500	500	500	500
Corporation capital tax (per cent) Financial [2]	Nil	Nil	0.7/4	6	Nil	Nil	4/5	4	5	6
Health care premiums/month ($)
Individual/family [3]	37.50/75	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Payroll tax (per cent) [4]	Nil	Nil	Nil	2.15	1.95	4.26	Nil	Nil	Nil	2
Insurance premium tax (per cent) [5]	2-4.4	3/4	3/4	2/4.25	2-3.5	3.48	2/3	3/4	3.75/4	5
Fuel tax (cents per litre) [6]
Gasoline	22.28	19.73	15.0	14.0	25.15	33.03	28.21	28.0	26.44	34.07
Diesel	23.95	21.03	15.0	14.0	25.55	34.61	34.36	28.56	33.96	34.66
Sales tax (per cent) [7] General rate	7	Nil	6	8	8	9.975	10	10	10	10
Tobacco tax (dollars per carton of 200 cigarettes) [8]	55.00	50.00	61.10	68.90	44.70	29.80	61.37	66.56	61.71	59.88

1 In British Columbia (and some other provinces), the general rate applies to income from manufacturing and processing. In Quebec, the rate for manufacturing corporations eligible for the small business rate is 4 per cent; the rate for other manufacturing corporations is the general rate.

2 In Saskatchewan, small financial corporations pay the rate of 0.7 per cent on their capital. A small financial corporation has less than $1.5 billion in taxable capital. Large financial corporations are subject to the 4 per cent rate for all taxable capital. In New Brunswick, financial corporation capital tax is levied on taxable capital in excess of $10 million. The rate is 5 per cent for banks and 4 per cent for other institutions. In Prince Edward Island, financial corporation capital tax is levied on paid-up capital in excess of $2 million.

3 British Columbia intends to eliminate Medical Services Plan premiums effective January 1, 2020. Ontario levies a health care premium, as part of its personal income tax system, of up to $900 per year.

4 British Columbia intends to introduce a payroll tax effective January 1, 2019. Provinces with payroll taxes provide payroll tax relief for small businesses. Quebec also levies a compensation tax of up to 4.48 per cent on salaries and wages paid by financial institutions.

5 Lower rates apply to premiums for life, sickness and accident insurance; higher rates apply to premiums for property insurance including automobile insurance. In Saskatchewan, Manitoba, Ontario, Quebec, and Newfoundland and Labrador, specific sales taxes also apply to certain insurance premiums except, generally, those related to individual life and health.

6 Tax rates are for regular fuel used on highways and include all provincial taxes payable by consumers at the pump. The British Columbia rates include 6.75 cents per litre dedicated to the BC Transportation Financing Authority and the carbon tax rates of 7.78 cents per litre for gasoline and 8.95 cents per litre for diesel. The British Columbia rates do not include regional taxes that increase the gasoline and diesel tax rates by 17 cents per litre in the South Coast British Columbia transportation service region and by 5.5 cents per litre in the Capital Regional District. The Alberta rates include carbon levy rates of 6.73 cents per litre for gasoline and 8.03 cents per litre for diesel. The tax rates for Ontario, Quebec, New Brunswick, Nova Scotia, Prince Edward Island, and Newfoundland and Labrador include per litre fuel taxes and the provincial portions of value added taxes based on average pump prices in mid-June 2018. Quebec’s tax rates do not include increased or reduced regional tax rates, such as an additional tax of 3 cents per litre on gasoline in the Montreal area.

7 Tax rates shown are statutory rates. Ontario, Quebec, New Brunswick, Nova Scotia, Prince Edward Island, and Newfoundland and Labrador have harmonized their sales taxes with the federal GST. Alberta imposes a 4 per cent tax on short-term rental accommodation.

8 Includes estimated provincial sales tax or provincial portions of value added taxes in all provinces except British Columbia, Alberta and Quebec.

2018 Financial and Economic Review — August 2018

Appendix 1

Economic Review

Supplementary Tables

2018 Financial and Economic Review — August 2018

Appendix 1 — Economic Review

Table A1.1A Aggregate and Labour Market Indicators

			Real GDP	Primary	Gross fixed	Business			Unemployment
	Population[1]	Nominal GDP	(chained)	household income	capital formation	incorporations	Labour force	Employment	rate
	(thousands)	($ millions)	($2007 millions)	($ millions)	($ millions)	(number)	(thousands)	(thousands)	(per cent)
1982	2,877	45,934	93,053	34,298	11,061	—	1,427	1,253	12.1
1983	2,908	48,555	93,713	34,488	10,903	—	1,446	1,245	13.9
1984	2,947	50,962	94,552	36,120	10,722	—	1,465	1,245	15.0
1985	2,975	54,872	101,250	38,750	11,573	—	1,493	1,280	14.3
1986	3,004	57,943	102,229	40,980	11,012	—	1,526	1,332	12.7
1987	3,049	64,040	108,647	44,679	12,607	—	1,567	1,378	12.1
1988	3,115	70,951	114,758	49,499	15,210	—	1,599	1,435	10.3
1989	3,197	77,271	118,445	55,623	18,748	—	1,659	1,508	9.1
1990	3,292	81,231	120,250	61,628	19,391	19,550	1,703	1,560	8.4
1991	3,374	83,792	120,490	64,043	19,283	18,528	1,751	1,578	9.9
1992	3,469	89,371	123,815	66,903	20,546	20,406	1,800	1,617	10.1
1993	3,568	96,069	129,641	69,436	21,435	22,955	1,848	1,668	9.7
1994	3,676	102,426	133,017	72,952	24,400	25,774	1,918	1,743	9.1
1995	3,777	107,931	136,409	76,770	23,076	23,846	1,951	1,786	8.5
1996	3,874	111,201	139,860	78,984	22,787	23,237	1,986	1,813	8.7
1997	3,949	117,135	144,507	81,937	24,819	22,958	2,032	1,860	8.5
1998	3,983	118,189	146,103	84,250	23,173	20,759	2,038	1,858	8.8
1999	4,011	123,964	151,144	87,858	23,281	21,009	2,064	1,894	8.3
2000	4,039	134,606	158,019	92,658	24,152	21,388	2,080	1,931	7.2
2001	4,077	136,852	159,030	95,273	26,197	19,474	2,082	1,921	7.7
2002	4,100	141,943	165,118	99,104	26,819	20,987	2,135	1,952	8.5
2003	4,124	149,754	168,858	102,266	29,096	22,531	2,172	1,998	8.0
2004	4,155	162,300	175,479	108,765	34,336	24,703	2,186	2,028	7.2
2005	4,196	174,866	184,225	115,935	39,429	30,937	2,220	2,090	5.9
2006	4,242	188,236	192,359	126,504	45,658	33,273	2,248	2,141	4.8
2007	4,291	198,325	198,326	135,259	49,568	34,036	2,304	2,206	4.3
2008	4,349	204,405	199,765	140,011	52,692	30,085	2,349	2,242	4.6
2009	4,411	196,247	194,964	138,552	46,303	26,431	2,375	2,192	7.7
2010	4,466	205,114	200,423	142,858	49,423	30,305	2,405	2,223	7.6
2011	4,499	216,784	206,514	150,302	50,911	30,853	2,409	2,228	7.5
2012	4,546	221,413	211,596	156,215	54,486	31,066	2,429	2,263	6.8
2013	4,590	228,973	216,831	164,186	53,814	32,225	2,425	2,266	6.6
2014	4,646	242,044	224,902	171,015	59,031	34,951	2,425	2,278	6.1
2015	4,695	251,744	232,691	180,544	59,451	37,934	2,458	2,306	6.2
2016	4,758	263,706	240,824	188,746	63,787	43,556	2,532	2,380	6.0
2017	4,817	—	—	—	—	46,247	2,601	2,467	5.1

1 As at July 1. Data take into account adjustments made for net census undercount in 1996, 2001, 2006, 2011 and non-permanent residents.

2018 Financial and Economic Review — August 2018

Appendix 1 — Economic Review

Table A1.1A Aggregate and Labour Market Indicators (continued)

			Real GDP	Primary	Gross fixed	Business			Unemployment
	Population[1]	Nominal GDP	(chained)	household income	capital formation	incorporations	Labour force	Employment	rate
	(annual percentage change)[2]
1983	1.1	5.7	0.7	0.6	(1.4)	—	1.3	(0.7)	1.8
1984	1.4	5.0	0.9	4.7	(1.7)	—	1.3	0.0	1.1
1985	0.9	7.7	7.1	7.3	7.9	—	1.9	2.8	(0.7)
1986	1.0	5.6	1.0	5.8	(4.8)	—	2.2	4.1	(1.6)
1987	1.5	10.5	6.3	9.0	14.5	—	2.7	3.4	(0.6)
1988	2.2	10.8	5.6	10.8	20.6	—	2.0	4.1	(1.8)
1989	2.6	8.9	3.2	12.4	23.3	—	3.8	5.1	(1.2)
1990	3.0	5.1	1.5	10.8	3.4	—	2.6	3.4	(0.7)
1991	2.5	3.2	0.2	3.9	(0.6)	(5.2)	2.8	1.1	1.5
1992	2.8	6.7	2.8	4.5	6.5	10.1	2.8	2.5	0.2
1993	2.9	7.5	4.7	3.8	4.3	12.5	2.7	3.1	(0.4)
1994	3.0	6.6	2.6	5.1	13.8	12.3	3.8	4.5	(0.6)
1995	2.8	5.4	2.6	5.2	(5.4)	(7.5)	1.7	2.4	(0.6)
1996	2.6	3.0	2.5	2.9	(1.3)	(2.6)	1.8	1.6	0.2
1997	1.9	5.3	3.3	3.7	8.9	(1.2)	2.3	2.6	(0.2)
1998	0.9	0.9	1.1	2.8	(6.6)	(9.6)	0.3	(0.1)	0.3
1999	0.7	4.9	3.5	4.3	0.5	1.2	1.3	1.9	(0.5)
2000	0.7	8.6	4.5	5.5	3.7	1.8	0.8	2.0	(1.1)
2001	0.9	1.7	0.6	2.8	8.5	(8.9)	0.1	(0.5)	0.5
2002	0.6	3.7	3.8	4.0	2.4	7.8	2.5	1.6	0.8
2003	0.6	5.5	2.3	3.2	8.5	7.4	1.7	2.3	(0.5)
2004	0.8	8.4	3.9	6.4	18.0	9.6	0.7	1.5	(0.8)
2005	1.0	7.7	5.0	6.6	14.8	25.2	1.5	3.0	(1.3)
2006	1.1	7.6	4.4	9.1	15.8	7.6	1.3	2.4	(1.1)
2007	1.2	5.4	3.1	6.9	8.6	2.3	2.5	3.0	(0.5)
2008	1.4	3.1	0.7	3.5	6.3	(11.6)	2.0	1.6	0.3
2009	1.4	(4.0)	(2.4)	(1.0)	(12.1)	(12.1)	1.1	(2.2)	3.1
2010	1.3	4.5	2.8	3.1	6.7	14.7	1.3	1.4	(0.1)
2011	0.7	5.7	3.0	5.2	3.0	1.8	0.2	0.2	(0.1)
2012	1.0	2.1	2.5	3.9	7.0	0.7	0.8	1.6	(0.7)
2013	1.0	3.4	2.5	5.1	(1.2)	3.7	(0.1)	0.1	(0.2)
2014	1.2	5.7	3.7	4.2	9.7	8.5	0.0	0.6	(0.5)
2015	1.0	4.0	3.5	5.6	0.7	8.5	1.3	1.2	0.1
2016	1.3	4.8	3.5	4.5	7.3	14.8	3.0	3.2	(0.2)
2017	1.3	—	—	—	—	6.2	2.7	3.7	(0.9)

1         As at July 1. Data take into account adjustments made for net census undercount in 1996, 2001, 2006, 2011 and non-permanent residents.

2         Annual unemployment rate expressed as percentage point difference.

Sources: Statistics Canada (Tables: 17-10-0005-01, 36-10-0222-01, 36-10-0224-01 and 14-10-0018-01 — accessed June 2018) and BC Stats.

2018 Financial and Economic Review — August 2018

Appendix 1 — Economic Review

Table A1.1B Prices, Earnings and Financial Indicators

					Primary	Household
			Average	Compensation	household	disposable			Conventional
	BC	Vancouver	weekly	of	income	income	Prime	Can/US	(5 year)
	CPI	CPI	wage rate[1]	employees[2]	per capita	per capita	rate	exchange rate	mortgage rate[3]
	(2002=100)	(2002=100)	($)	($ millions)	(current $)	(current $)	(per cent)	(US cents)	(per cent)
1982	57.3	56.6	—	26,380	11,923	9,853	15.8	81.1	18.0
1983	60.4	59.7	—	26,834	11,862	9,872	11.2	81.1	13.2
1984	62.8	62.1	—	27,748	12,256	10,332	12.1	77.2	13.6
1985	64.8	64.0	—	29,303	13,025	11,068	10.6	73.2	12.1
1986	66.7	66.2	—	30,408	13,644	11,527	10.5	72.0	11.2
1987	68.7	68.2	—	33,177	14,655	12,332	9.5	75.4	11.2
1988	71.2	70.6	—	36,537	15,892	13,220	10.8	81.3	11.7
1989	74.4	73.8	—	40,711	17,400	14,476	13.3	84.5	12.1
1990	78.4	77.8	—	44,656	18,720	15,181	14.1	85.7	13.4
1991	82.6	81.9	—	46,772	18,983	15,536	9.9	87.3	11.1
1992	84.8	84.3	—	49,430	19,287	15,942	7.5	82.7	9.5
1993	87.8	87.3	—	51,782	19,462	16,252	5.9	77.5	8.8
1994	89.5	89.1	—	54,492	19,845	16,425	6.9	73.2	9.5
1995	91.6	91.3	—	57,214	20,324	16,598	8.7	72.9	9.2
1996	92.4	92.1	—	58,685	20,387	16,539	6.1	73.3	7.9
1997	93.1	92.6	612.55	60,816	20,751	16,831	5.0	72.2	7.1
1998	93.4	93.0	620.99	62,340	21,152	17,094	6.6	67.4	6.9
1999	94.4	93.9	628.12	64,358	21,902	17,896	6.4	67.3	7.6
2000	96.1	96.0	639.18	68,975	22,940	18,426	7.3	67.3	8.4
2001	97.7	97.8	648.27	70,663	23,369	19,345	5.8	64.6	7.4
2002	100.0	100.0	668.48	73,752	24,171	20,498	4.2	63.7	7.0
2003	102.2	102.0	683.79	76,134	24,798	20,916	4.7	71.4	6.4
2004	104.2	104.0	687.32	81,017	26,177	21,877	4.0	76.8	6.2
2005	106.3	106.0	704.05	86,189	27,631	22,663	4.4	82.5	6.0
2006	108.1	108.0	725.69	94,384	29,824	24,580	5.8	88.2	6.7
2007	110.0	110.2	748.41	99,719	31,522	25,935	6.1	93.1	7.1
2008	112.3	112.8	779.76	103,735	32,191	26,713	4.7	93.7	7.1
2009	112.3	112.9	801.18	101,368	31,413	26,835	2.4	87.6	5.6
2010	113.8	114.9	820.49	103,864	31,988	27,803	2.6	97.1	5.6
2011	116.5	117.5	838.19	108,841	33,407	28,546	3.0	101.1	5.4
2012	117.8	119.0	853.48	112,543	34,361	29,415	3.0	100.1	5.3
2013	117.7	119.2	879.80	117,735	35,770	30,796	3.0	97.1	5.2
2014	118.9	120.5	882.22	122,520	36,805	31,530	3.0	90.5	4.9
2015	120.2	121.9	914.04	127,607	38,457	33,018	2.8	78.2	4.7
2016	122.4	124.6	920.92	132,389	39,672	34,395	2.7	75.4	4.7
2017	125.0	127.3	936.41	—	—	—	2.9	77.0	4.8

1         Data prior to 1997 are not available.

2         Component of household income account. This amount includes the wages, salaries and employers’ social contributions earned by BC residents, regardless of where they are employed.

3         The most typical of those offered by the major chartered banks

2018 Financial and Economic Review — August 2018

Appendix 1 — Economic Review

Table A1.1B Prices, Earnings and Financial Indicators (continued)

					Primary	Household
			Average	Compensation	household	disposable			Conventional
	BC	Vancouver	weekly	of	income	income	Prime	Can/US	(5 year)
	CPI	CPI	wage rate[1]	employees[2]	per capita	per capita	rate	exchange rate	mortgage rate[3]
	(annual percentage change) [4]
1983	5.4	5.5	—	1.7	(0.5)	0.2	(4.6)	0.1	(4.8)
1984	4.0	4.0	—	3.4	3.3	4.7	0.9	(3.9)	0.4
1985	3.2	3.1	—	5.6	6.3	7.1	(1.5)	(4.0)	(1.5)
1986	2.9	3.4	—	3.8	4.8	4.1	(0.1)	(1.3)	(0.9)
1987	3.0	3.0	—	9.1	7.4	7.0	(1.0)	3.4	(0.0)
1988	3.6	3.5	—	10.1	8.4	7.2	1.3	5.8	0.5
1989	4.5	4.5	—	11.4	9.5	9.5	2.5	3.2	0.4
1990	5.4	5.4	—	9.7	7.6	4.9	0.7	1.2	1.3
1991	5.4	5.3	—	4.7	1.4	2.3	(4.1)	1.6	(2.2)
1992	2.7	2.9	—	5.7	1.6	2.6	(2.5)	(4.5)	(1.6)
1993	3.5	3.6	—	4.8	0.9	1.9	(1.5)	(5.2)	(0.7)
1994	1.9	2.1	—	5.2	2.0	1.1	0.9	(4.3)	0.8
1995	2.3	2.5	—	5.0	2.4	1.1	1.8	(0.4)	(0.4)
1996	0.9	0.9	—	2.6	0.3	(0.4)	(2.6)	0.5	(1.2)
1997	0.8	0.5	—	3.6	1.8	1.8	(1.1)	(1.1)	(0.9)
1998	0.3	0.4	1.4	2.5	1.9	1.6	1.6	(4.8)	(0.1)
1999	1.1	1.0	1.1	3.2	3.5	4.7	(0.2)	(0.1)	0.6
2000	1.8	2.2	1.8	7.2	4.7	3.0	0.8	0.0	0.8
2001	1.7	1.9	1.4	2.4	1.9	5.0	(1.5)	(2.8)	(0.9)
2002	2.4	2.2	3.1	4.4	3.4	6.0	(1.6)	(0.9)	(0.4)
2003	2.2	2.0	2.3	3.2	2.6	2.0	0.5	7.7	(0.6)
2004	2.0	2.0	0.5	6.4	5.6	4.6	(0.7)	5.5	(0.1)
2005	2.0	1.9	2.4	6.4	5.6	3.6	0.4	5.7	(0.3)
2006	1.7	1.9	3.1	9.5	7.9	8.5	1.4	5.6	0.7
2007	1.8	2.0	3.1	5.7	5.7	5.5	0.3	4.9	0.4
2008	2.1	2.4	4.2	4.0	2.1	3.0	(1.4)	0.6	(0.0)
2009	0.0	0.1	2.7	(2.3)	(2.4)	0.5	(2.3)	(6.1)	(1.4)
2010	1.3	1.8	2.4	2.5	1.8	3.6	0.2	9.5	(0.0)
2011	2.4	2.3	2.2	4.8	4.4	2.7	0.4	4.0	(0.2)
2012	1.1	1.3	1.8	3.4	2.9	3.0	0.0	(1.0)	(0.1)
2013	(0.1)	0.2	3.1	4.6	4.1	4.7	0.0	(3.0)	(0.0)
2014	1.0	1.1	0.3	4.1	2.9	2.4	0.0	(6.6)	(0.4)
2015	1.1	1.2	3.6	4.2	4.5	4.7	(0.2)	(12.3)	(0.2)
2016	1.8	2.2	0.8	3.7	3.2	4.2	(0.1)	(2.8)	(0.0)
2017	2.1	2.2	1.7	—	—	—	0.2	1.6	0.1

1     Data prior to 1997 are not available.

2     Component of household income account. This amount includes the wages, salaries and employers’ social contributions earned by BC residents, regardless of where they are employed.

3     The most typical of those offered by the major chartered banks

4     Prime rate, exchange rate and conventional (5 year) mortgage rates expressed as percentage point difference.

Sources:            Statistics Canada (Tables: 18-10-0005-01, 14-10-0064-01, 36-10-0224-01, 10-10-0122-01 and 10-10-0009-01 — accessed June 2018), Bank of Canada and BC Stats.

2018 Financial and Economic Review — August 2018

Appendix 1 — Economic Review

Table A1.1C Other Indicators

	Manufacturing		Housing	Non-residential	Tourism	High-tech	BC international
	shipments	Retail sales	starts	building permits	GDP[1]	GDP	goods exports
	($ millions)	($ millions)	(number)	($ millions)	($ millions)	($ millions)	($ millions)
1982	—	—	19,807	1,026	—	—	12,353
1983	—	—	22,607	775	—	—	13,244
1984	—	—	16,169	827	—	—	15,748
1985	—	—	17,969	812	—	—	13,591
1986	—	—	20,687	912	—	—	13,033
1987	—	—	28,944	999	—	—	15,883
1988	—	—	30,487	1,647	—	—	17,405
1989	—	—	38,894	1,812	—	—	17,775
1990	—	—	36,720	1,833	—	—	16,607
1991	—	25,022	31,875	1,803	—	—	15,253
1992	24,398	26,194	40,621	2,082	—	—	16,336
1993	26,583	28,463	42,807	1,944	—	—	19,034
1994	30,333	31,770	39,408	1,772	—	—	22,856
1995	34,207	34,219	27,057	1,966	—	—	26,874
1996	32,932	34,775	27,641	1,957	—	—	25,717
1997	33,496	36,591	29,351	1,960	—	6,401	26,699
1998	31,757	35,762	19,931	2,022	—	6,903	25,942
1999	36,679	36,373	16,309	2,104	—	6,884	29,044
2000	40,699	38,435	14,418	2,089	—	7,746	33,640
2001	38,303	40,719	17,234	2,125	—	7,696	31,680
2002	38,610	43,265	21,625	1,771	—	7,931	28,828
2003	39,772	44,421	26,174	1,880	—	8,709	28,265
2004	41,607	47,219	32,925	2,070	—	9,126	31,008
2005	42,883	49,380	34,667	3,212	—	9,681	34,167
2006	44,480	53,136	36,443	3,921	—	10,360	33,466
2007	42,418	56,936	39,195	3,933	6,336	11,768	31,524
2008	39,435	57,794	34,321	3,678	6,358	11,968	33,124
2009	32,951	55,288	16,077	3,139	6,284	11,729	25,240
2010	35,575	58,251	26,479	3,018	6,655	12,034	28,646
2011	37,998	60,090	26,400	3,136	6,723	12,878	32,671
2012	38,491	61,217	27,465	4,048	7,071	13,599	31,484
2013	40,161	62,944	27,054	3,108	7,337	13,986	33,421
2014	43,753	66,916	28,356	3,729	7,819	15,094	35,832
2015	44,858	71,609	31,446	3,680	8,272	15,766	35,497
2016	47,184	77,109	41,843	3,392	8,852	17,162	38,776
2017	51,411	84,291	43,664	4,212	—	—	43,703

1 Data prior to 2007 are not available.

2018 Financial and Economic Review — August 2018

Appendix 1 — Economic Review

Table A1.1C Other Indicators (continued)

	Manufacturing		Housing	Non-residential	Tourism	High-tech	BC international
	shipments	Retail sales	starts	building permits	GDP[1]	GDP	goods exports
	(annual percentage change)
1983	—	—	14.1	(24.5)	—	—	7.2
1984	—	—	(28.5)	6.7	—	—	18.9
1985	—	—	11.1	(1.7)	—	—	(13.7)
1986	—	—	15.1	12.3	—	—	(4.1)
1987	—	—	39.9	9.6	—	—	21.9
1988	—	—	5.3	64.9	—	—	9.6
1989	—	—	27.6	10.0	—	—	2.1
1990	—	—	(5.6)	1.2	—	—	(6.6)
1991	—	—	(13.2)	(1.6)	—	—	(8.2)
1992	—	4.7	27.4	15.5	—	—	7.1
1993	9.0	8.7	5.4	(6.7)	—	—	16.5
1994	14.1	11.6	(7.9)	(8.9)	—	—	20.1
1995	12.8	7.7	(31.3)	11.0	—	—	17.6
1996	(3.7)	1.6	2.2	(0.4)	—	—	(4.3)
1997	1.7	5.2	6.2	0.1	—	—	3.8
1998	(5.2)	(2.3)	(32.1)	3.2	—	7.8	(2.8)
1999	15.5	1.7	(18.2)	4.0	—	(0.3)	12.0
2000	11.0	5.7	(11.6)	(0.7)	—	12.5	15.8
2001	(5.9)	5.9	19.5	1.7	—	(0.6)	(5.8)
2002	0.8	6.3	25.5	(16.6)	—	3.1	(9.0)
2003	3.0	2.7	21.0	6.1	—	9.8	(2.0)
2004	4.6	6.3	25.8	10.1	—	4.8	9.7
2005	3.1	4.6	5.3	55.2	—	6.1	10.2
2006	3.7	7.6	5.1	22.1	—	7.0	(2.1)
2007	(4.6)	7.2	7.6	0.3	—	13.6	(5.8)
2008	(7.0)	1.5	(12.4)	(6.5)	0.4	1.7	5.1
2009	(16.4)	(4.3)	(53.2)	(14.7)	(1.2)	(2.0)	(23.8)
2010	8.0	5.4	64.7	(3.9)	5.9	2.6	13.5
2011	6.8	3.2	(0.3)	3.9	1.0	7.0	14.1
2012	1.3	1.9	4.0	29.1	5.2	5.6	(3.6)
2013	4.3	2.8	(1.5)	(23.2)	3.8	2.8	6.2
2014	8.9	6.3	4.8	20.0	6.6	7.9	7.2
2015	2.5	7.0	10.9	(1.3)	5.8	4.5	(0.9)
2016	5.2	7.7	33.1	(7.8)	7.0	8.9	9.2
2017	9.0	9.3	4.4	24.2	—	—	12.7

1 Data prior to 2007 are not available.

Sources:       Statistics Canada (Tables: 16-10-0048-01, 20-10-0008-01, 34-10-0135-01, 34-10-0066-01 and 34-10-0003-01 — accessed June 2018) and BC Stats.

2018 Financial and Economic Review — August 2018

Appendix 1 — Economic Review

Table A1.1D Commodity Production Indicators

	Lumber [1]	Timber scale	Pulp	Newsprint, etc	Oil & natural	Coal	Solid mineral	Electric pwr	Farm cash	Landed value of
	production	data	production	production	gas production	production	shipments	generated	receipts	seafood products
	(thousand m3)	(thousand m3)	(000 tonnes)	(000 tonnes)	($ millions)	(000 tonnes)	($ millions)	(GW.h)	($ millions)	($ millions)
1982	23,855	—	2,823	1,872	—	11,769	2,037	48,238	962	241
1983	30,773	—	3,267	2,148	—	11,717	2,078	47,213	917	210
1984	30,884	—	3,051	2,084	—	20,771	2,429	52,369	1,005	243
1985	32,994	76,869	3,442	2,470	—	22,993	2,524	59,126	1,061	378
1986	31,468	77,503	3,727	2,628	—	20,361	2,512	50,759	1,106	405
1987	37,336	90,592	4,291	2,759	—	21,990	2,896	63,066	1,122	455
1988	36,736	86,808	4,354	2,878	—	24,942	3,325	60,943	1,206	573
1989	35,952	86,793	4,281	2,862	585	24,800	3,344	57,655	1,255	513
1990	33,514	78,045	3,709	3,002	902	24,557	3,092	60,662	1,299	559
1991	31,406	73,449	3,957	2,721	858	24,965	2,950	62,981	1,342	492
1992	33,396	73,937	3,954	2,692	890	17,173	2,577	64,058	1,404	533
1993	33,935	79,232	3,981	3,067	1,089	20,633	2,415	58,774	1,446	605
1994	33,671	75,639	4,670	2,947	1,270	22,583	2,632	61,015	1,538	728
1995	32,611	75,430	4,773	2,836	1,040	24,350	3,438	58,006	1,586	604
1996	32,671	73,099	4,473	2,842	1,333	25,420	3,004	71,765	1,706	590
1997	31,562	69,155	4,532	2,260	1,588	27,830	3,047	66,961	1,738	604
1998	30,238	65,451	4,296	2,781	1,574	24,800	2,893	67,710	1,780	547
1999	32,397	75,878	4,921	3,047	2,091	24,845	2,445	68,045	1,885	613
2000	34,346	76,009	5,324	3,106	4,783	25,681	2,891	68,241	2,024	667
2001	32,606	69,796	4,512	2,901	5,666	27,006	2,867	57,332	2,201	647
2002	35,501	75,208	4,465	2,894	4,251	24,397	2,864	64,945	2,174	664
2003	36,052	74,899	4,785	2,894	6,230	23,073	2,887	63,051	2,248	645
2004	39,951	81,679	4,777	3,035	6,784	27,314	3,740	60,496	2,360	635
2005	41,129	83,590	4,937	2,977	8,967	26,715	5,384	67,811	2,389	706
2006	41,198	80,350	4,742	3,007	7,148	23,057	5,991	62,021	2,346	788
2007	36,811	72,675	4,730	2,761	6,934	25,725	5,611	72,217	2,381	727
2008	28,263	61,137	4,115	2,519	9,264	26,163	7,403	65,854	2,522	718
2009	22,935	48,822	3,547	2,092	4,120	21,193	5,622	62,201	2,525	700
2010	26,831	63,336	4,262	1,618	4,528	26,040	7,166	59,477	2,505	873
2011	28,414	69,580	4,502	1,552	4,945	27,431	8,982	66,205	2,605	813
2012	29,164	68,133	4,444	1,444	3,415	28,779	7,826	69,783	2,752	713
2013	30,023	71,053	4,296	1,419	4,712	31,131	7,112	63,707	2,804	775
2014	29,812	66,378	4,294	1,432	7,011	29,392	6,815	59,814	2,989	862
2015	31,182	68,634	4,320	1,251	3,550	25,551	6,186	63,103	3,114	892
2016	31,997	66,179	4,223	1,143	3,078	26,027	6,704	68,214	3,087	1,170
2017	30,558	64,292	4,215	1,119	3,965	26,005	8,836	74,298	3,214	—

1 Total lumber production is total softwood production.

2018 Financial and Economic Review — August 2018

Appendix 1 — Economic Review

Table A1.1D Commodity Production Indicators (continued)

	Lumber [1]	Timber scale	Pulp	Newsprint, etc	Oil & natural	Coal	Solid mineral	Electric pwr	Farm cash	Landed value of
	production	data	production	production	gas production	production	shipments	generated	receipts	seafood products
	(annual percentage change)
1983	29.0	—	15.7	14.7	—	(0.4)	2.0	(2.1)	(4.7)	(12.9)
1984	0.4	—	(6.6)	(3.0)	—	77.3	16.9	10.9	9.6	15.7
1985	6.8	—	12.8	18.5	—	10.7	3.9	12.9	5.7	55.6
1986	(4.6)	0.8	8.3	6.4	—	(11.4)	(0.5)	(14.2)	4.2	7.1
1987	18.6	16.9	15.1	5.0	—	8.0	15.3	24.2	1.4	12.3
1988	(1.6)	(4.2)	1.5	4.3	—	13.4	14.8	(3.4)	7.6	25.9
1989	(2.1)	(0.0)	(1.7)	(0.6)	—	(0.6)	0.6	(5.4)	4.0	(10.5)
1990	(6.8)	(10.1)	(13.4)	4.9	54.0	(1.0)	(7.5)	5.2	3.5	9.0
1991	(6.3)	(5.9)	6.7	(9.4)	(4.8)	1.7	(4.6)	3.8	3.3	(12.0)
1992	6.3	0.7	(0.1)	(1.1)	3.7	(31.2)	(12.6)	1.7	4.7	8.3
1993	1.6	7.2	0.7	13.9	22.4	20.1	(6.3)	(8.2)	3.0	13.5
1994	(0.8)	(4.5)	17.3	(3.9)	16.6	9.5	9.0	3.8	6.4	20.3
1995	(3.1)	(0.3)	2.2	(3.8)	(18.1)	7.8	30.6	(4.9)	3.1	(17.0)
1996	0.2	(3.1)	(6.3)	0.2	28.2	4.4	(12.6)	23.7	7.6	(2.3)
1997	(3.4)	(5.4)	1.3	(20.5)	19.1	9.5	1.4	(6.7)	1.9	2.4
1998	(4.2)	(5.4)	(5.2)	23.1	(0.9)	(10.9)	(5.0)	1.1	2.4	(9.4)
1999	7.1	15.9	14.5	9.6	32.8	0.2	(15.5)	0.5	5.9	12.1
2000	6.0	0.2	8.2	1.9	128.7	3.4	18.3	0.3	7.4	8.8
2001	(5.1)	(8.2)	(15.3)	(6.6)	18.5	5.2	(0.9)	(16.0)	8.7	(3.0)
2002	8.9	7.8	(1.0)	(0.2)	(25.0)	(9.7)	(0.1)	13.3	(1.2)	2.6
2003	1.6	(0.4)	7.2	—	46.6	(5.4)	0.8	(2.9)	3.4	(2.9)
2004	10.8	9.1	(0.2)	4.9	8.9	18.4	29.5	(4.1)	5.0	(1.6)
2005	2.9	2.3	3.3	(1.9)	32.2	(2.2)	44.0	12.1	1.3	11.2
2006	0.2	(3.9)	(3.9)	1.0	(20.3)	(13.7)	11.3	(8.5)	(1.8)	11.6
2007	(10.6)	(9.6)	(0.3)	(8.2)	(3.0)	11.6	(6.3)	16.4	1.5	(7.7)
2008	(23.2)	(15.9)	(13.0)	(8.8)	33.6	1.7	31.9	(8.8)	5.9	(1.2)
2009	(18.9)	(20.1)	(13.8)	(17.0)	(55.5)	(19.0)	(24.1)	(5.5)	0.1	(2.5)
2010	17.0	29.7	20.2	(22.7)	9.9	22.9	27.5	(4.4)	(0.8)	24.8
2011	5.9	9.9	5.6	(4.1)	9.2	5.3	25.3	11.3	4.0	(7.0)
2012	2.6	(2.1)	(1.3)	(7.0)	(30.9)	4.9	(12.9)	5.4	5.7	(12.3)
2013	2.9	4.3	(3.3)	(1.7)	38.0	8.2	(9.1)	(8.7)	1.9	8.8
2014	(0.7)	(6.6)	(0.0)	0.9	48.8	(5.6)	(4.2)	(6.1)	6.6	11.2
2015	4.6	3.4	0.6	(12.6)	(49.4)	(13.1)	(9.2)	5.5	4.2	3.4
2016	2.6	(3.6)	(2.2)	(8.6)	(13.3)	1.9	8.4	8.1	(0.8)	31.2
2017	(4.5)	(2.9)	(0.2)	(2.1)	28.8	(0.1)	31.8	8.9	4.1	—

1       Total lumber production is total softwood production.

Sources:       Statistics Canada (Tables: 16-10-0045-01, 25-10-0015-01, 25-10-0046-01 and 32-10-0046-01 — accessed June 2018), Ministry of Agriculture, Ministry of Forests, Lands, Natural Resource Operations and Rural Development, Ministry of Energy, Mines and Petroleum Resources, Natural Resources Canada and BC Stats.

2018 Financial and Economic Review — August 2018

Appendix 1 — Economic Review

Table A1.2 British Columbia Real GDP at Market Prices, Expenditure Based

		General						General
	Household	Governments					Business	Governments
	Final	Final		Non-	Machinery	Intellectual	Gross Fixed	Gross Fixed
	Consumption	Consumption	Residential	residential	and	Property	Capital	Capital
	Expenditure	Expenditure	Structures	Structures	Equipment	Products	Formation	Formation	Exports	Imports	Real GDP
	(millions of 2007 $, chained)
1982	50,712	23,389	6,038	7,030	1,947	426	14,491	2,361	28,566	25,961	93,053
1983	50,951	23,164	6,406	7,483	1,450	455	13,955	2,591	30,110	27,833	93,713
1984	52,301	23,155	6,090	6,483	1,557	545	13,327	2,650	32,291	30,163	94,552
1985	54,291	23,726	6,584	6,095	1,761	576	13,875	3,234	35,481	31,140	101,250
1986	55,431	23,941	7,253	4,742	1,677	562	13,097	2,924	37,318	32,296	102,229
1987	58,511	24,223	8,629	4,971	2,051	609	15,123	3,120	40,504	35,048	108,647
1988	61,371	25,380	9,615	5,957	2,752	786	18,266	2,880	42,774	37,942	114,758
1989	64,955	25,702	11,066	6,630	3,303	879	21,079	3,680	42,027	41,538	118,445
1990	67,678	26,636	11,257	6,449	3,337	1,097	21,373	3,672	41,542	43,308	120,250
1991	68,024	28,148	10,634	6,817	3,421	1,100	21,313	4,164	42,132	43,716	120,490
1992	70,111	29,115	13,073	5,327	3,415	1,099	22,198	4,174	44,255	45,748	123,815
1993	72,362	29,520	13,401	4,880	3,314	1,433	22,297	4,256	46,047	45,470	129,641
1994	75,291	29,776	13,478	5,943	3,764	2,070	24,524	4,895	49,110	52,821	133,017
1995	77,598	29,265	11,851	6,515	3,846	1,632	23,282	4,548	52,068	53,477	136,409
1996	80,450	29,845	12,033	5,755	3,940	1,646	22,992	4,891	52,287	53,049	139,860
1997	83,444	29,781	12,624	7,668	4,359	1,740	25,869	4,256	54,348	56,809	144,507
1998	84,531	30,242	10,928	5,859	4,821	2,153	24,088	4,079	55,679	56,165	146,103
1999	86,670	30,459	10,140	6,503	4,843	1,857	23,753	4,799	60,567	59,587	151,144
2000	89,378	31,613	10,202	6,297	5,250	2,246	24,669	4,863	65,921	64,206	158,019
2001	91,401	32,641	11,232	7,261	5,158	2,829	26,865	4,912	65,109	64,345	159,030
2002	94,806	33,118	13,091	6,804	5,019	2,418	27,321	4,691	65,295	64,418	165,118
2003	98,044	33,263	14,102	7,429	5,032	2,895	29,290	4,899	67,038	67,866	168,858
2004	102,529	33,074	16,528	8,197	5,655	3,306	33,425	5,669	70,463	73,161	175,479
2005	106,837	33,468	17,725	8,617	6,800	3,524	36,567	6,765	73,874	77,488	184,225
2006	113,202	33,879	18,999	10,206	7,886	3,738	40,797	7,000	76,693	83,591	192,359
2007	119,250	35,695	19,413	9,669	8,625	4,348	42,055	7,284	78,456	88,267	198,326
2008	122,008	37,106	18,444	11,086	8,649	4,562	42,762	7,696	75,960	88,940	199,765
2009	122,228	37,553	16,864	9,828	6,572	3,745	37,003	7,714	70,839	82,416	194,964
2010	126,855	37,830	16,897	10,514	7,759	4,123	39,308	8,300	76,403	89,729	200,423
2011	129,684	38,601	17,373	11,866	8,042	4,164	41,525	6,600	79,967	92,880	206,514
2012	132,395	39,265	18,624	12,905	8,376	3,696	43,691	7,237	82,594	96,373	211,596
2013	135,843	39,277	18,751	12,629	7,701	3,805	43,035	6,595	85,205	96,028	216,831
2014	140,941	38,544	20,094	13,884	8,379	3,597	46,108	7,026	90,435	101,084	224,902
2015	146,177	39,515	22,127	11,916	7,695	3,127	44,811	6,742	92,951	100,961	232,691
2016	150,892	40,504	25,455	10,045	8,262	2,803	46,236	7,122	94,712	101,931	240,824
2017	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

2018 Financial and Economic Review — August 2018

Appendix 1 — Economic Review

Table A1.2 British Columbia Real GDP at Market Prices, Expenditure Based (continued)

		General						General
	Household	Governments					Business	Governments
	Final	Final		Non-	Machinery	Intellectual	Gross Fixed	Gross Fixed
	Consumption	Consumption	Residential	residential	and	Property	Capital	Capital
	Expenditure	Expenditure	Structures	Structures	Equipment	Products	Formation	Formation	Exports	Imports	Real GDP
	(annual percentage change)
1983	0.5	(1.0)	6.1	6.4	(25.5)	6.8	(3.7)	9.7	5.4	7.2	0.7
1984	2.6	(0.0)	(4.9)	(13.4)	7.4	19.8	(4.5)	2.3	7.2	8.4	0.9
1985	3.8	2.5	8.1	(6.0)	13.1	5.7	4.1	22.0	9.9	3.2	7.1
1986	2.1	0.9	10.2	(22.2)	(4.8)	(2.4)	(5.6)	(9.6)	5.2	3.7	1.0
1987	5.6	1.2	19.0	4.8	22.3	8.4	15.5	6.7	8.5	8.5	6.3
1988	4.9	4.8	11.4	19.8	34.2	29.1	20.8	(7.7)	5.6	8.3	5.6
1989	5.8	1.3	15.1	11.3	20.0	11.8	15.4	27.8	(1.7)	9.5	3.2
1990	4.2	3.6	1.7	(2.7)	1.0	24.8	1.4	(0.2)	(1.2)	4.3	1.5
1991	0.5	5.7	(5.5)	5.7	2.5	0.3	(0.3)	13.4	1.4	0.9	0.2
1992	3.1	3.4	22.9	(21.9)	(0.2)	(0.1)	4.2	0.2	5.0	4.6	2.8
1993	3.2	1.4	2.5	(8.4)	(3.0)	30.4	0.4	2.0	4.0	(0.6)	4.7
1994	4.0	0.9	0.6	21.8	13.6	44.5	10.0	15.0	6.7	16.2	2.6
1995	3.1	(1.7)	(12.1)	9.6	2.2	(21.2)	(5.1)	(7.1)	6.0	1.2	2.6
1996	3.7	2.0	1.5	(11.7)	2.4	0.9	(1.2)	7.5	0.4	(0.8)	2.5
1997	3.7	(0.2)	4.9	33.2	10.6	5.7	12.5	(13.0)	3.9	7.1	3.3
1998	1.3	1.5	(13.4)	(23.6)	10.6	23.7	(6.9)	(4.2)	2.4	(1.1)	1.1
1999	2.5	0.7	(7.2)	11.0	0.5	(13.7)	(1.4)	17.7	8.8	6.1	3.5
2000	3.1	3.8	0.6	(3.2)	8.4	20.9	3.9	1.3	8.8	7.8	4.5
2001	2.3	3.3	10.1	15.3	(1.8)	26.0	8.9	1.0	(1.2)	0.2	0.6
2002	3.7	1.5	16.6	(6.3)	(2.7)	(14.5)	1.7	(4.5)	0.3	0.1	3.8
2003	3.4	0.4	7.7	9.2	0.3	19.7	7.2	4.4	2.7	5.4	2.3
2004	4.6	(0.6)	17.2	10.3	12.4	14.2	14.1	15.7	5.1	7.8	3.9
2005	4.2	1.2	7.2	5.1	20.2	6.6	9.4	19.3	4.8	5.9	5.0
2006	6.0	1.2	7.2	18.4	16.0	6.1	11.6	3.5	3.8	7.9	4.4
2007	5.3	5.4	2.2	(5.3)	9.4	16.3	3.1	4.1	2.3	5.6	3.1
2008	2.3	4.0	(5.0)	14.7	0.3	4.9	1.7	5.7	(3.2)	0.8	0.7
2009	0.2	1.2	(8.6)	(11.3)	(24.0)	(17.9)	(13.5)	0.2	(6.7)	(7.3)	(2.4)
2010	3.8	0.7	0.2	7.0	18.1	10.1	6.2	7.6	7.9	8.9	2.8
2011	2.2	2.0	2.8	12.9	3.6	1.0	5.6	(20.5)	4.7	3.5	3.0
2012	2.1	1.7	7.2	8.8	4.2	(11.2)	5.2	9.7	3.3	3.8	2.5
2013	2.6	0.0	0.7	(2.1)	(8.1)	2.9	(1.5)	(8.9)	3.2	(0.4)	2.5
2014	3.8	(1.9)	7.2	9.9	8.8	(5.5)	7.1	6.5	6.1	5.3	3.7
2015	3.7	2.5	10.1	(14.2)	(8.2)	(13.1)	(2.8)	(4.0)	2.8	(0.1)	3.5
2016	3.2	2.5	15.0	(15.7)	7.4	(10.4)	3.2	5.6	1.9	1.0	3.5
2017	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

Source: Statistics Canada (Table 36-10-0222-01 — accessed June 2018).

2018 Financial and Economic Review — August 2018

Appendix 1 — Economic Review

Table A1.3 British Columbia GDP at Basic Prices, by Industry

	Crop and	Fishing,	Forestry	Support Activities	Mining, Quarrying				Transportation	Wholesale	Finance	Real Estate			Real GDP
	Animal	Hunting and	and	for Agriculture	Oil and Gas				and	and Retail	and	and Rental	Other	Public	at Basic
	Production	Trapping	Logging	and Forestry	Extraction	Manufacturing	Construction	Utilities	Warehousing	Trade	Insurance	and Leasing	Services[1]	Administration	Prices
(millions of 2007 $, chained)
1997	908	297	2,087	749	7,040	11,413	10,627	3,116	7,587	12,344	8,285	19,965	41,720	8,266	134,749
1998	866	192	2,095	765	7,465	11,158	9,804	3,198	7,688	12,986	7,954	20,486	43,089	8,331	136,387
1999	934	148	1,980	733	7,456	12,721	9,456	3,251	8,007	13,185	8,355	21,063	43,618	8,635	140,440
2000	930	170	1,873	847	7,495	14,858	9,316	3,270	8,585	13,761	8,091	21,777	45,419	8,897	146,847
2001	1,090	143	1,878	788	9,523	13,626	9,673	2,555	8,453	14,161	8,089	22,532	46,619	9,057	148,521
2002	1,012	169	1,924	709	9,811	13,533	10,164	3,035	8,533	14,735	8,205	23,533	48,139	9,309	153,103
2003	1,005	165	1,958	754	9,608	13,746	11,126	3,042	8,600	15,333	8,402	24,326	49,425	9,367	157,135
2004	1,010	189	2,218	729	9,551	14,682	12,327	3,013	8,930	15,983	9,193	25,423	50,428	9,377	163,404
2005	1,016	184	2,198	772	10,376	15,377	13,030	3,457	9,735	16,777	9,487	26,703	52,171	9,463	171,140
2006	1,026	207	2,142	742	10,386	15,861	14,347	3,080	9,928	17,881	10,267	27,610	54,342	9,754	177,708
2007	1,079	161	2,026	699	9,910	15,791	14,608	3,498	9,952	18,966	10,660	28,878	56,223	10,080	182,529
2008	1,056	138	1,787	604	10,192	14,527	15,375	3,489	9,745	18,891	10,421	29,507	57,193	10,646	183,633
2009	1,129	144	1,230	609	9,127	12,516	14,524	3,417	9,744	17,969	10,249	30,582	56,105	11,266	178,777
2010	1,154	167	1,511	625	10,383	13,255	14,886	3,305	9,970	18,571	10,715	31,641	56,056	11,409	183,574
2011	1,166	159	1,788	699	11,146	13,710	14,978	3,614	10,272	18,897	11,003	32,607	57,222	11,619	188,789
2012	1,172	138	1,833	683	10,813	14,115	16,788	3,660	10,496	19,559	10,940	33,899	58,413	11,370	193,667
2013	1,208	159	1,982	675	11,110	14,048	16,690	3,596	11,022	20,528	11,340	35,102	59,772	11,308	198,224
2014	1,155	181	1,949	707	11,764	14,821	18,157	3,633	11,614	20,923	11,617	36,507	61,594	11,135	205,271
2015	1,269	188	2,013	762	11,231	15,155	17,801	3,784	12,112	22,141	12,250	38,352	63,730	11,337	211,945
2016	1,273	198	1,985	792	11,649	16,034	18,142	3,912	12,794	23,373	12,770	39,927	65,375	11,595	219,553
2017	1,243	166	1,901	788	11,589	16,750	19,936	4,121	13,759	25,043	13,229	41,191	66,825	11,826	228,195

1       Other Services include health care and social assistance, professional, scientific and technical services, educational services, information and cultural industries, accommodation and food services, administrative and support, waste management and remediation services, arts, entertainment and recreation, and management of companies and enterprises.

2018 Financial and Economic Review — August 2018

Appendix 1 — Economic Review

Table A1.3 British Columbia GDP at Basic Prices, by Industry (continued)

	Crop and	Fishing,	Forestry	Support Activities	Mining, Quarrying				Transportation	Wholesale	Finance	Real Estate			Real GDP
	Animal	Hunting and	and	for Agriculture	Oil and Gas				and	and Retail	and	and Rental	Other	Public	at Basic
	Production	Trapping	Logging	and Forestry	Extraction	Manufacturing	Construction	Utilities	Warehousing	Trade	Insurance	and Leasing	Services[1]	Administration	Prices
	(annual percentage change)
1998	(4.7)	(35.2)	0.4	2.1	6.0	(2.2)	(7.7)	2.6	1.3	5.2	(4.0)	2.6	3.3	0.8	1.2
1999	7.9	(22.9)	(5.5)	(4.1)	(0.1)	14.0	(3.6)	1.6	4.1	1.5	5.1	2.8	1.2	3.7	3.0
2000	(0.4)	14.4	(5.4)	15.5	0.5	16.8	(1.5)	0.6	7.2	4.4	(3.2)	3.4	4.1	3.0	4.6
2001	17.2	(15.9)	0.3	(7.0)	27.0	(8.3)	3.8	(21.9)	(1.5)	2.9	(0.0)	3.5	2.6	1.8	1.1
2002	(7.1)	18.8	2.4	(10.0)	3.0	(0.7)	5.1	18.7	0.9	4.1	1.4	4.4	3.3	2.8	3.1
2003	(0.8)	(2.8)	1.7	6.3	(2.1)	1.6	9.5	0.3	0.8	4.1	2.4	3.4	2.7	0.6	2.6
2004	0.5	15.1	13.3	(3.3)	(0.6)	6.8	10.8	(1.0)	3.8	4.2	9.4	4.5	2.0	0.1	4.0
2005	0.6	(2.6)	(0.9)	6.0	8.6	4.7	5.7	14.7	9.0	5.0	3.2	5.0	3.5	0.9	4.7
2006	0.9	12.3	(2.5)	(4.0)	0.1	3.1	10.1	(10.9)	2.0	6.6	8.2	3.4	4.2	3.1	3.8
2007	5.2	(22.2)	(5.4)	(5.7)	(4.6)	(0.4)	1.8	13.6	0.2	6.1	3.8	4.6	3.5	3.3	2.7
2008	(2.1)	(14.3)	(11.8)	(13.7)	2.8	(8.0)	5.3	(0.3)	(2.1)	(0.4)	(2.2)	2.2	1.7	5.6	0.6
2009	6.9	4.4	(31.2)	0.9	(10.5)	(13.8)	(5.5)	(2.1)	(0.0)	(4.9)	(1.6)	3.6	(1.9)	5.8	(2.6)
2010	2.2	15.9	22.9	2.7	13.8	5.9	2.5	(3.3)	2.3	3.3	4.6	3.5	(0.1)	1.3	2.7
2011	1.1	(5.1)	18.3	11.8	7.3	3.4	0.6	9.3	3.0	1.8	2.7	3.1	2.1	1.8	2.8
2012	0.5	(12.8)	2.6	(2.3)	(3.0)	3.0	12.1	1.3	2.2	3.5	(0.6)	4.0	2.1	(2.1)	2.6
2013	3.1	15.1	8.1	(1.2)	2.8	(0.5)	(0.6)	(1.7)	5.0	4.9	3.7	3.6	2.3	(0.5)	2.4
2014	(4.3)	13.5	(1.7)	4.7	5.9	5.5	8.8	1.0	5.4	1.9	2.4	4.0	3.0	(1.5)	3.6
2015	9.8	4.3	3.3	7.8	(4.5)	2.3	(2.0)	4.2	4.3	5.8	5.4	5.1	3.5	1.8	3.3
2016	0.4	5.3	(1.4)	3.9	3.7	5.8	1.9	3.4	5.6	5.6	4.3	4.1	2.6	2.3	3.6
2017	(2.4)	(16.6)	(4.3)	(0.5)	(0.5)	4.5	9.9	5.3	7.5	7.1	3.6	3.2	2.2	2.0	3.9

1   Other Services include health care and social assistance, professional, scientific and technical services, educational services, information and cultural industries, accommodation and food services, administrative and support, waste management and remediation services, arts, entertainment and recreation, and management of companies and enterprises.

Source: Statistics Canada (Table: 36-10-0402-01 — accessed June 2018).

2018 Financial and Economic Review — August 2018

Appendix 1 — Economic Review

Table A1.4 British Columbia GDP, Income Based

			Net		Consumption of			Consumption of		Taxes less
		Gross	Operating	Consumption of	Fixed Capital:	Gross	Net	Fixed Capital:	Taxes less	subsidies on		GDP
	Compensation	Operating	Surplus:	Fixed Capital:	Government &	Mixed	Mixed	Unincorporated	subsidies on	Products &	Statistical	at Market
	of Employees*	Surplus	Corporations	Corporations	NPISH	Income	Income	Businesses	Production	Imports	Discrepancy	Prices
	($ millions)
1982	26,496	7,620	1,089	5,227	1,304	6,323	4,686	1,637	2,395	2,893	207	45,934
1983	27,018	9,080	2,334	5,374	1,372	6,671	4,957	1,714	2,847	2,884	55	48,555
1984	27,811	10,459	3,563	5,480	1,416	7,186	5,321	1,865	2,509	3,258	(261)	50,962
1985	29,101	11,850	4,746	5,636	1,468	7,906	5,925	1,981	2,531	3,699	(215)	54,872
1986	30,339	12,298	4,927	5,788	1,583	8,570	6,532	2,038	2,532	4,506	(302)	57,943
1987	32,837	14,358	6,902	5,858	1,598	9,182	6,995	2,187	2,607	5,152	(96)	64,040
1988	36,110	15,750	7,807	6,161	1,782	10,115	7,759	2,356	2,726	5,568	682	70,951
1989	40,296	16,007	7,385	6,694	1,928	11,260	8,654	2,605	2,888	6,697	124	77,271
1990	44,216	14,530	5,152	7,231	2,147	12,407	9,576	2,831	3,035	6,800	244	81,231
1991	46,296	13,330	3,871	7,304	2,155	13,373	10,377	2,995	2,964	7,593	236	83,792
1992	48,924	13,342	3,411	7,622	2,309	14,305	11,130	3,176	3,472	8,389	939	89,371
1993	51,312	15,377	5,079	7,926	2,372	14,980	11,545	3,435	3,952	9,112	1,335	96,069
1994	53,972	19,431	8,420	8,483	2,528	15,947	12,291	3,655	4,234	8,830	12	102,426
1995	56,768	21,649	9,975	9,011	2,663	16,581	12,782	3,799	4,268	9,242	(577)	107,931
1996	58,517	21,917	9,715	9,409	2,793	16,982	13,056	3,927	4,377	9,476	(69)	111,201
1997	60,781	24,129	11,400	9,759	2,970	17,254	13,250	4,004	4,665	10,211	95	117,135
1998	62,120	23,496	9,822	10,617	3,057	17,886	13,720	4,166	4,786	10,346	(445)	118,189
1999	64,216	25,733	11,594	10,972	3,167	18,579	14,368	4,211	4,919	10,676	(159)	123,964
2000	68,591	30,979	16,192	11,403	3,384	19,039	14,666	4,373	4,974	11,063	(40)	134,606
2001	70,309	30,003	14,546	11,966	3,491	20,138	15,505	4,633	5,076	11,312	14	136,852
2002	72,951	30,307	14,491	12,229	3,587	21,378	16,493	4,885	5,009	12,408	(110)	141,943
2003	75,268	33,813	17,612	12,514	3,687	22,538	17,578	4,960	5,122	13,108	(95)	149,754
2004	80,071	39,402	22,503	13,004	3,895	23,953	18,754	5,199	5,388	13,491	(6)	162,300
2005	85,336	43,994	25,971	13,824	4,199	25,499	20,009	5,490	5,679	14,219	139	174,866
2006	93,392	46,643	26,833	15,187	4,623	27,285	21,496	5,790	5,959	14,881	75	188,236
2007	98,459	47,607	25,901	16,597	5,109	29,669	23,324	6,345	6,505	15,799	286	198,325
2008	102,318	49,897	25,892	18,259	5,746	30,411	23,581	6,830	6,812	14,756	211	204,405
2009	100,375	41,901	17,293	18,789	5,819	31,840	24,915	6,925	7,038	14,969	124	196,247
2010	102,621	45,534	20,992	18,561	5,981	33,617	26,532	7,086	7,338	15,870	134	205,114
2011	106,845	51,238	25,450	19,437	6,351	34,883	27,547	7,336	7,216	16,493	108	216,784
2012	110,128	50,606	23,422	20,589	6,595	36,639	29,063	7,576	7,332	16,611	97	221,413
2013	114,300	51,647	23,263	21,550	6,834	38,191	30,266	7,925	8,129	16,784	(78)	228,973
2014	118,452	56,629	27,093	22,450	7,086	40,460	32,367	8,093	8,603	18,011	(111)	242,044
2015	123,867	57,750	26,574	23,782	7,394	42,815	34,406	8,409	8,656	18,738	(82)	251,744
2016	128,559	61,087	29,171	24,294	7,622	45,181	36,403	8,778	8,977	19,793	109	263,706
2017	—	—	—	—	—	—	—	—	—	—	—	—

* Component of income-based GDP, including wages, salaries and employers’ social contributions earned in BC by residents and non-residents of the province.

2018 Financial and Economic Review — August 2018

Appendix 1 — Economic Review

Table A1.4 British Columbia GDP, Income Based (continued)

			Net		Consumption of			Consumption of		Taxes less
		Gross	Operating	Consumption of	Fixed Capital:	Gross	Net	Fixed Capital:	Taxes less	subsidies on		GDP
	Compensation	Operating	Surplus:	Fixed Capital:	Government &	Mixed	Mixed	Unincorporated	subsidies on	Products &	Statistical	at Market
	of Employees*	Surplus	Corporations	Corporations	NPISH	Income	Income	Businesses	Production	Imports	Discrepancy	Prices
	(annual percentage change)
1983	2.0	19.2	114.3	2.8	5.2	5.5	5.8	4.7	18.9	(0.3)	(73.4)	5.7
1984	2.9	15.2	52.7	2.0	3.2	7.7	7.3	8.8	(11.9)	13.0	(574.5)	5.0
1985	4.6	13.3	33.2	2.8	3.7	10.0	11.4	6.2	0.9	13.5	(17.6)	7.7
1986	4.3	3.8	3.8	2.7	7.8	8.4	10.2	2.9	0.0	21.8	40.5	5.6
1987	8.2	16.8	40.1	1.2	0.9	7.1	7.1	7.3	3.0	14.3	(68.2)	10.5
1988	10.0	9.7	13.1	5.2	11.5	10.2	10.9	7.7	4.6	8.1	(810.4)	10.8
1989	11.6	1.6	(5.4)	8.7	8.2	11.3	11.5	10.6	5.9	20.3	(81.8)	8.9
1990	9.7	(9.2)	(30.2)	8.0	11.4	10.2	10.7	8.7	5.1	1.5	96.8	5.1
1991	4.7	(8.3)	(24.9)	1.0	0.4	7.8	8.4	5.8	(2.3)	11.7	(3.3)	3.2
1992	5.7	0.1	(11.9)	4.4	7.1	7.0	7.3	6.0	17.1	10.5	297.9	6.7
1993	4.9	15.3	48.9	4.0	2.7	4.7	3.7	8.2	13.8	8.6	42.2	7.5
1994	5.2	26.4	65.8	7.0	6.6	6.5	6.5	6.4	7.1	(3.1)	(99.1)	6.6
1995	5.2	11.4	18.5	6.2	5.3	4.0	4.0	3.9	0.8	4.7	(4,908.3)	5.4
1996	3.1	1.2	(2.6)	4.4	4.9	2.4	2.1	3.4	2.6	2.5	(88.0)	3.0
1997	3.9	10.1	17.3	3.7	6.3	1.6	1.5	2.0	6.6	7.8	(237.7)	5.3
1998	2.2	(2.6)	(13.8)	8.8	2.9	3.7	3.5	4.0	2.6	1.3	(568.4)	0.9
1999	3.4	9.5	18.0	3.3	3.6	3.9	4.7	1.1	2.8	3.2	(64.3)	4.9
2000	6.8	20.4	39.7	3.9	6.9	2.5	2.1	3.8	1.1	3.6	(74.8)	8.6
2001	2.5	(3.2)	(10.2)	4.9	3.2	5.8	5.7	5.9	2.1	2.3	(135.0)	1.7
2002	3.8	1.0	(0.4)	2.2	2.7	6.2	6.4	5.4	(1.3)	9.7	(885.7)	3.7
2003	3.2	11.6	21.5	2.3	2.8	5.4	6.6	1.5	2.3	5.6	(13.6)	5.5
2004	6.4	16.5	27.8	3.9	5.6	6.3	6.7	4.8	5.2	2.9	(93.7)	8.4
2005	6.6	11.7	15.4	6.3	7.8	6.5	6.7	5.6	5.4	5.4	(2,416.7)	7.7
2006	9.4	6.0	3.3	9.9	10.1	7.0	7.4	5.5	4.9	4.7	(46.0)	7.6
2007	5.4	2.1	(3.5)	9.3	10.5	8.7	8.5	9.6	9.2	6.2	281.3	5.4
2008	3.9	4.8	(0.0)	10.0	12.5	2.5	1.1	7.6	4.7	(6.6)	(26.2)	3.1
2009	(1.9)	(16.0)	(33.2)	2.9	1.3	4.7	5.7	1.4	3.3	1.4	(41.2)	(4.0)
2010	2.2	8.7	21.4	(1.2)	2.8	5.6	6.5	2.3	4.3	6.0	8.1	4.5
2011	4.1	12.5	21.2	4.7	6.2	3.8	3.8	3.5	(1.7)	3.9	(19.4)	5.7
2012	3.1	(1.2)	(8.0)	5.9	3.8	5.0	5.5	3.3	1.6	0.7	(10.2)	2.1
2013	3.8	2.1	(0.7)	4.7	3.6	4.2	4.1	4.6	10.9	1.0	(180.4)	3.4
2014	3.6	9.6	16.5	4.2	3.7	5.9	6.9	2.1	5.8	7.3	42.3	5.7
2015	4.6	2.0	(1.9)	5.9	4.3	5.8	6.3	3.9	0.6	4.0	(26.1)	4.0
2016	3.8	5.8	9.8	2.2	3.1	5.5	5.8	4.4	3.7	5.6	(232.9)	4.8
2017	—	—	—	—	—	—	—	—	—	—	—	—

* Component of income-based GDP, including wages, salaries and employers’ social contributions earned in BC by residents and non-residents of the province.

Source: Statistics Canada (Table: 36-10-0221-01 — accessed June 2018).

2018 Financial and Economic Review — August 2018

Appendix 1 — Economic Review

Table A1.5 Employment by Industry in British Columbia

	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017
	(thousands)
Total — all industries	1,952	1,998	2,028	2,090	2,141	2,206	2,242	2,192	2,223	2,228	2,263	2,266	2,278	2,306	2,380	2,467

Primary industries	67	78	72	76	78	82	78	71	71	65	67	75	74	71	75	76
Agriculture	30	33	36	38	35	35	34	32	30	26	24	28	24	22	24	26
Forestry, logging & support activities	25	27	22	22	22	24	17	14	16	15	16	18	19	19	19	19
Fishing, hunting and trapping	3	5	3	2	3	3	2	2	2	x	2	2	2	2	2	2
Mining and oil & gas extraction	9	13	11	14	19	20	25	24	23	25	25	28	29	27	30	29

Manufacturing	198	207	208	193	191	197	178	155	155	157	165	152	161	173	170	174
Food, beverages & tobacco	27	31	31	31	24	27	29	27	25	29	29	27	28	33	37	33
Wood products	48	51	49	47	47	47	37	31	31	32	29	30	34	36	32	28
Paper	17	14	12	12	15	15	13	10	9	9	11	11	12	10	9	11
Printing & related support activities	9	8	8	8	8	6	8	7	6	7	8	7	6	9	5	7
Primary metals	6	9	7	7	7	6	5	5	7	6	6	5	2	5	3	4
Metal fabrication	13	14	15	18	15	15	16	12	12	11	14	11	12	16	14	13
Transportation equipment	14	12	12	9	9	12	9	10	9	9	11	9	10	8	9	10
Machinery manufacturing	10	9	10	10	9	9	6	6	7	9	10	9	9	8	10	10
Other manufacturing	55	58	66	53	58	61	55	46	49	45	47	44	49	48	52	60

Construction	117	118	142	166	175	192	218	204	198	197	199	204	201	202	211	229
General contractors	41	47	51	65	64	65	84	77	79	79	78	85	91	88	90	102
Special trade contractors	76	71	92	101	110	127	134	127	120	118	120	119	110	113	122	126

Utilities	11	11	9	10	8	10	13	12	12	11	11	11	14	15	14	13

Transportation and warehousing	110	115	113	116	116	122	124	114	118	122	129	127	134	140	138	139
Transportation	105	109	108	112	109	115	119	108	112	115	119	118	125	133	131	128
Warehousing and storage	5	6	5	5	6	7	5	6	6	8	11	9	9	7	7	11

Trade	319	326	313	330	343	353	352	359	369	354	347	361	358	353	370	374
Wholesale trade	72	76	66	79	80	79	86	86	82	78	82	82	81	85	90	84
Retail trade	246	249	248	251	263	274	267	274	288	277	265	279	278	268	280	290

Finance, Insurance, Real Estate & Leasing	124	126	128	131	133	141	139	133	140	140	137	140	137	129	136	156
Finance	57	60	55	59	59	67	61	57	66	54	62	59	62	57	62	66
Insurance	24	21	27	26	26	29	28	27	28	32	26	29	27	29	29	33
Real estate	32	35	35	34	38	37	39	39	37	45	43	44	40	36	39	51
Leasing	11	11	11	13	10	9	10	9	8	9	6	8	8	7	6	7

Public administration	90	95	99	93	90	95	101	106	105	106	101	99	98	96	104	102
Federal administration	33	37	35	32	34	35	37	39	43	43	42	35	32	36	37	37
Provincial administration	28	29	30	29	27	26	26	27	27	25	27	28	29	27	32	31
Local administration	29	29	35	32	29	34	37	40	36	38	31	36	37	33	35	35

Other service industries	918	924	944	974	1,006	1,014	1,040	1,040	1,055	1,075	1,108	1,097	1,102	1,130	1,162	1,204
Education & related services	137	137	132	143	153	154	153	147	152	155	165	167	166	163	165	167
Health care & social assistance	211	214	217	213	228	232	241	257	264	263	275	267	270	287	292	304
Professional, scientific & technical	134	136	143	159	164	164	166	160	163	174	170	178	182	188	196	197
Information, culture & recreation	105	105	110	109	109	114	112	112	112	108	109	107	108	115	127	137
Services to business management	72	79	80	90	96	96	103	98	95	95	97	99	88	94	105	103
Accommodation & food services	163	159	170	172	167	169	171	171	172	183	183	180	185	178	174	183
Miscellaneous services	96	94	93	88	89	86	95	95	96	97	110	99	102	105	105	114

Source: Statistics Canada — Labour Force Survey (unpublished data). Totals may not add due to rounding.

x Suppressed to meet the confidentiality requirements of the Statistics Act.

2018 Financial and Economic Review — August 2018

Appendix 1 — Economic Review

Table A1.6 Capital Investment by Industry

					Preliminary		2016	2017
	Actual	Actual	Actual	Actual	Actual	Intentions	to	to
	2013	2014	2015	2016	2017	2018	2017	2018
	($ millions)						(per cent)
Agriculture, forestry, fishing and hunting	408.6	497.0	454.3	511.3	504.8	504.1	(1.3)	(0.1)
Mining, quarrying, and oil and gas extraction	6,609.6	7,057.5	5,147.4	4,573.3	5,987.8	5,481.4	30.9	(8.5)
Manufacturing	2,261.8	3,169.8	2,629.0	x	1,398.0	1,602.4	—	14.6
Construction	789.7	785.0	717.0	832.9	883.2	883.8	6.0	0.1
Transportation and warehousing	2,643.0	3,053.1	3,928.9	4,215.0	6,575.3	6,661.5	56.0	1.3
Utilities	3,578.1	3,602.1	3,369.0	3,698.0	3,926.5	4,485.3	6.2	14.2
Wholesale trade	348.7	459.1	422.1	x	452.6	502.2	—	11.0
Retail trade	860.5	810.2	F	809.7	761.0	814.9	(6.0)	7.1
Finance and insurance	507.2	295.6	309.1	341.9	316.4	316.7	(7.5)	0.1
Real estate, rental and leasing	926.3	1,280.5	1,171.4	1,638.5	1,422.5	1,616.2	(13.2)	13.6
Information and cultural industries	1,096.5	1,142.9	1,205.1	1,579.9	1,628.6	1,630.8	3.1	0.1
Professional, scientific and technical services	251.3	x	316.1	318.8	320.6	272.2	0.6	(15.1)
Management of companies and enterprises	x	x	29.1	x	22.2	35.3	—	59.0
Admin, waste and remediation services	257.1	318.2	F	194.2	163.9	270.1	(15.6)	64.8
Arts, entertainment and recreation	277.3	251.3	268.0	275.6	325.5	352.8	18.1	8.4
Accommodation and food services	392.5	546.5	688.6	665.9	740.1	719.0	11.1	(2.9)
Educational services	975.0	1,118.4	976.2	980.1	1,386.7	1,052.8	41.5	(24.1)
Health care and social assistance	755.2	1,151.4	1,154.1	1,198.1	1,171.0	1,092.6	(2.3)	(6.7)
Public administration	2,563.4	2,574.2	2,446.9	2,172.2	3,785.3	3,858.5	74.3	1.9
Other services	x	153.2	F	x	97.0	89.0	—	(8.2)
Total	25,658.6	28,637.8	26,344.3	26,357.8	31,869.0	32,241.6	20.9	1.2

Public	7,982.3	8,584.7	8,011.9	8,423.1	10,656.6	11,399.5	26.5	7.0
Private	17,676.2	20,053.1	18,332.4	17,934.7	21,212.4	20,842.1	18.3	(1.7)
Total	25,658.6	28,637.8	26,344.3	26,357.8	31,869.0	32,241.6	20.9	1.2

Machinery and equipment	7,700.7	8,288.1	8,488.7	10,180.2	10,462.8	11,295.6	2.8	8.0
Construction	17,957.9	20,349.7	17,855.7	16,177.7	21,406.3	20,946.0	32.3	(2.2)
Total	25,658.6	28,637.8	26,344.3	26,357.8	31,869.0	32,241.6	20.9	1.2

Housing	13,076.4	14,048.8	15,610.9	18,621.8	19,967.5	n/a	7.2	n/a

Source: Statistics Canada (Tables: 34-10-0035-01, 34-10-0038-01 and 34-10-0010-01 — accessed June 2018).

x      Suppressed to meet the confidentiality requirements of the Statistics Act.

F     Too unreliable to be published.

Note: Totals may not add due to rounding or due to some data not being disclosed for confidentiality reasons.

2018 Financial and Economic Review — August 2018

Appendix 1 — Economic Review

Table A1.7 British Columbia International Goods Exports by Major Market and Selected Commodities, 2017

			European	Mainland	Other	Total -
Commodity	U.S.	Japan	Union [1]	China	Markets	All Countries
	($ millions)
Solid wood products	5,994	1,039	450	1,577	675	9,735
Lumber (softwood)	4,157	738	166	1,068	495	6,624
Cedar shakes and shingles	194	0	11	0	7	213
Plywood (softwood)	395	1	9	3	2	410
Other panel products	518	59	5	26	38	645
Selected value-added wood products	583	15	3	2	7	610
Logs	44	177	0	476	109	807
Other	103	49	255	3	16	426

Pulp and paper products	935	268	68	2,220	932	4,424
Pulp	346	267	58	2,091	704	3,466
Newsprint	52	0	0	10	105	167
Paper, paperboard — excluding newsprint	416	2	10	52	109	588
Other	121	0	0	68	14	203

Agriculture and food other than fish	2,049	93	50	166	463	2,821
Fruit and nuts	298	17	7	26	42	390
Vegetables	331	7	6	31	144	519
Vegetable oils	3	0	0	1	2	6
Bread, pastry, prepared cereals, pasta, etc.	313	3	0	1	5	322
Meat and prepared meat products	19	38	1	47	55	160
Other	1,084	28	36	60	216	1,425

Fish products	759	110	39	255	100	1,264
Whole fish; fresh, chilled, frozen — excluding salmon	62	20	15	51	36	183
Whole salmon; fresh, chilled, frozen	543	28	14	14	9	608
Salmon; fillets, canned, smoked, etc.	18	2	6	0	2	28
Other	137	61	5	189	53	444

Metallic mineral products	1,694	1,191	135	817	1,501	5,337
Copper ores and concentrates	0	858	49	712	1,020	2,639
Molybdenum ores and concentrates	47	0	54	0	10	110
Zinc ores and concentrates	0	0	0	0	0	0
Unwrought aluminum	534	320	0	0	289	1,143
Unwrought zinc	827	0	0	55	170	1,052
Unwrought lead	267	3	0	0	0	270
Other	19	9	33	49	13	123

Fabricated metal products	960	7	16	122	120	1,225

Energy products	4,519	1,648	841	931	3,110	11,049
Natural gas	2,792	0	0	0	0	2,792
Coal	144	1,648	841	921	3,063	6,617
Electricity	619	0	0	0	0	619
Other	964	0	0	10	46	1,021

Machinery and equipment	3,194	65	398	453	803	4,914
Motor vehicles and parts	342	3	9	291	64	709
Electrical/electronic/communications	551	12	120	83	224	989
Scientific/photographic/measuring equipment, etc.	456	24	87	40	126	732
Aircraft and parts	172	2	9	0	110	293
Other	1,673	25	173	39	280	2,191

Plastics and articles of plastic	412	0	8	7	19	447
Chemicals and chemical products	640	52	80	65	158	996
Apparel and accessories	84	2	7	2	6	101
Textiles	28	1	4	2	35	70

All other commodities	1,056	20	32	50	164	1,322

Total	22,323	4,496	2,128	6,669	8,086	43,703

1              As of July 1, 2013, Austria, Belgium, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden, and the UK

Source: BC Stats.

2018 Financial and Economic Review — August 2018

Appendix 1 — Economic Review

Table A1.8 British Columbia International Goods Exports by Market Area

				% Change	Percent of Total
	2015	2016	2017	2016-2017	2016	2017
		($ millions)			(per cent)
United Kingdom	398	410	412	0.4	1.1	0.9
Germany	259	232	366	57.7	0.6	0.8
Mainland China	5,725	5,941	6,669	12.2	15.3	15.3
Hong Kong	185	198	221	11.5	0.5	0.5
Taiwan	556	620	692	11.6	1.6	1.6
Japan	3,617	3,729	4,496	20.6	9.6	10.3
South Korea	1,807	2,135	2,879	34.9	5.5	6.6
India	621	806	1,057	31.1	2.1	2.4
Australia	324	284	273	(3.9)	0.7	0.6
Mexico	182	95	252	164.8	0.2	0.6
United States	18,812	20,943	22,323	6.6	54.0	51.1
Other	3,011	3,383	4,063	20.1	8.7	9.3

Total	35,497	38,776	43,703	12.7	100.0	100.0

Market Areas:
Western Europe [1]	1,446	1,587	1,961	23.6	4.1	4.5
Pacific Rim [2]	13,047	13,779	16,282	18.2	35.5	37.3

1           Austria, Belgium, Denmark, Finland, France, Germany, Greece, Iceland, Ireland, Italy, Luxembourg, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom.

2           Australia, Brunei Darussalam, China, Fiji, Hong Kong, Indonesia, Japan, Laos, Macau, Malaysia, Mongolia, New Zealand, North Korea, Philippines, Singapore, South Korea, Taiwan, Thailand and Vietnam.

Source: Statistics Canada — International Trade Statistics custom extract, May 2018. Figures may not add due to rounding.

2018 Financial and Economic Review — August 2018

Appendix 1 — Economic Review

Table A1.9 Historical Commodity Prices (in US Dollars)

	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017
Metals
Copper (London; $/lb)	3.24	3.15	2.35	3.42	4.00	3.61	3.32	3.11	2.49	2.21	2.80
Lead (London; $/lb)	1.17	0.94	0.78	0.97	1.09	0.93	0.97	0.95	0.81	0.85	1.05
Zinc (London; $/lb)	1.47	0.85	0.75	0.98	0.99	0.88	0.86	0.98	0.87	0.95	1.31
Gold (London; $/troy oz)	697	872	973	1,225	1,572	1,667	1,407	1,266	1,159	1,251	1,257
Silver (London; $/troy oz)	13.38	14.93	14.68	20.17	35.12	31.12	23.72	19.07	15.68	17.16	17.05
Molybdenum ($/lb)	30.22	29.22	11.05	15.68	15.47	12.80	10.33	11.40	6.74	6.56	7.21
Aluminum (London; $/lb)	1.20	1.16	0.76	0.99	1.09	0.92	0.84	0.85	0.75	0.73	0.89
Forest Products
Lumber (Madison’s Lumber Reporter; WSPF, 2x4, $/1000 bd ft)	249	219	182	255	254	299	358	353	282	308	410
Pulp (Northern Europe; $/tonne; transaction price)	793	853	656	930	961	814	857	925	849	803	894
Newsprint (US Eastcoast; $/tonne)	581	671	578	582	625	621	599	581	517	540	557
Cedar (Madison’s Lumber Reporter 2x4, $/1000 bd ft)	620	674	623	650	636	769	895	957	986	1,004	1,301
Other
Oil (West Texas Intermediate; $/barrel)	72	100	62	79	95	94	98	93	49	43	51
Natural Gas (Plant Inlet; $/GJ)	5.41	6.90	3.03	2.95	2.46	1.35	2.04	3.12	1.37	0.99	1.14
Coal (Japan-Australia FOB $/t)
Metallurgical	93	295	125	204	282	204	155	124	101	112	201
Low Volatile PCl	68	245	90	170	222	153	125	104	84	88	142
Thermal	56	125	70	98	130	114	95	82	68	62	85

Sources: Ministry of Finance; Ministry of Energy, Mines and Petroleum Resources; Ministry of Forests, Lands, Natural Resource Operations and Rural Development; US Department of Energy.

2018 Financial and Economic Review — August 2018

Appendix 1 — Economic Review

Table A1.10 British Columbia Forest Sector Economic Activity Indicators

										Change [1]
Indicator	2009	2010	2011	2012	2013	2014	2015	2016	2017	2016-2017
				(million cubic meters)						(per cent)
Wood production
Lumber	22.9	26.8	28.4	29.2	30.0	29.8	31.2	32.0	30.6	(4.5)
Timber Scaled by species
Lodgepole pine	24.8	29.1	29.8	27.7	26.7	23.4	24.0	20.2	15.8	(22.1)
Spruce	6.8	8.9	10.5	11.5	12.6	11.6	13.3	13.1	15.8	20.3
Hemlock	4.3	6.8	8.6	7.7	8.5	8.1	7.2	7.6	7.1	(6.5)
Douglas fir	5.4	7.6	9.2	8.9	9.8	10.1	9.7	10.7	10.8	1.3
Balsam	3.0	4.2	5.1	5.5	6.1	6.1	6.3	6.8	7.6	12.5
Cedar	2.7	4.1	3.7	4.3	4.6	4.4	4.8	4.9	4.2	(12.7)
All others	1.8	2.7	2.7	2.6	2.7	2.7	3.2	2.8	2.9	1.3
Total[2]	48.8	63.3	69.6	68.1	71.1	66.4	68.6	66.2	64.3	(2.9)

	(million tonnes)
Pulp and paper production	5.6	5.9	6.1	5.9	5.7	5.7	5.6	5.4	5.3	(0.6)
Market pulp	3.5	4.3	4.5	4.4	4.3	4.3	4.3	4.2	4.2	(0.2)
Newsprint, paper and paperboard	2.1	1.6	1.6	1.4	1.4	1.4	1.3	1.1	1.1	(2.1)

Industrial product price indices	(2010=100)
Softwood lumber (Canada)	94.0	100.0	96.5	106.6	125.6	133.7	135.5	141.7	162.6	14.7
Spruce-Pine-Fir lumber (BC)	n/a	100.0	96.1	104.8	123.1	130.5	131.7	139.9	155.6	11.2
Hemlock lumber (BC)	92.4	100.0	98.8	112.0	139.7	150.0	149.4	161.1	202.1	25.5
Douglas fir and Western larch (BC)	98.2	100.0	100.0	103.8	115.8	125.7	130.0	136.0	150.9	11.0
Veneer and plywood (Canada)	101.9	100.0	95.8	104.0	104.9	112.5	115.0	116.5	128.2	10.0
Wood pulp (Canada)	92.8	100.0	95.8	94.7	98.5	97.9	97.9	96.9	111.2	14.8
Newsprint for export (Canada)	111.9	100.0	101.0	101.8	102.4	105.4	117.1	119.8	120.5	0.6

1   Percentage change based on unrounded numbers.

2   Totals may not add due to rounding.

Sources: Timber scaled — Ministry of Forests, Lands, Natural Resource Operations and Rural Development.

Harvest volumes — Natural Resources Canada (National Forestry Database).

Lumber production — Statistics Canada (Table: 16-10-0045-01 — accessed June 2018).

Pulp and paper production — Pulp and Paper Products Council.

Industrial product price indices — Statistics Canada (Tables: 18-10-0030-01 and 18-10-0031-01 — accessed June 2018).

Note: Timber scaled data includes all logs, special forest products, species and grades billed to crown, private and federal land. Waste, reject, and Christmas trees are excluded.

For all scale invoiced as of date of reporting — May 1, 2018

2018 Financial and Economic Review — August 2018

Appendix 1 — Economic Review

Table A1.11 Historical Value of Mineral, Petroleum and Natural Gas Shipments

		Industrial	Construction			Natural Gas	Other oil
Year	Metals	Minerals[1]	Aggregates[2]	Coal	Crude Oil[3]	to Pipeline	and Gas[4]	Total
	($ millions)
1991	1,511	290	159	990	260	562	36	3,808
1992	1,502	212	157	706	260	592	38	3,467
1993	1,198	229	166	822	233	814	42	3,504
1994	1,354	237	180	861	235	991	44	3,902
1995	2,016	249	204	968	272	710	58	4,478
1996	1,537	251	189	1,027	441	817	75	4,337
1997	1,495	249	195	1,107	403	1,087	98	4,635
1998	1,484	245	208	956	373	1,154	47	4,467
1999	1,183	246	219	797	461	1,577	53	4,536
2000	1,571	284	224	812	843	3,826	114	7,674
2001	1,394	296	217	959	729	4,834	103	8,533
2002	1,288	310	231	1,035	714	3,458	79	7,115
2003	1,353	336	226	972	718	5,396	116	9,117
2004	1,956	355	239	1,191	824	5,827	133	10,524
2005	2,442	364	278	2,300	973	7,821	173	14,351
2006	3,248	363	274	2,105	1,013	5,956	179	13,139
2007	2,887	424	351	1,949	989	5,745	200	12,546
2008	2,590	696	379	3,738	1,215	7,525	524	16,667
2009	1,837	278	303	3,204	720	3,284	115	9,742
2010	2,191	349	373	4,253	930	3,437	161	11,694
2011	2,131	454	325	6,073	1,194	3,444	307	13,926
2012	2,360	461	370	4,635	1,208	1,934	273	11,241
2013	2,578	450	388	3,696	1,311	3,146	255	11,824
2014	3,302	x	312	x	1,565	5,140	306	13,827
2015	3,250	x	338	x	973	2,438	139	9,735
2016	2,942	x	339	x	1,072	1,900	107	9,782
2017	3,158	x	367	x	1,533	2,195	237	12,800

1 Shipments of gypsum and silica to Canadian cement, lime and clay plants are not included in this table.

2 Sand and gravel; stone.

3 Includes pentanes and condensate.

4 Liquefied petroleum gases and sulphur.

x Suppressed to meet the confidentiality requirements of the Statistics Act.

Sources: Natural Resources Canada and Ministry of Energy, Mines and Petroleum Resources.

Table A1.12 Petroleum and Natural Gas Activity Indicators

					Provincial Reserves		Provincial
	Natural gas	Crude oil			Raw gas	Oil	Government
	production	and condensate			(remaining	(remaining	petroleum and
	(wellhead)	production	Wells Authorized	Wells Drilled	reserves)	reserves)	natural gas revenue[1]
	(billion cubic m)	(million cubic m)	(number)	(number)	(billion cubic m)	(million cubic m)	($ millions)
2004	32.0	2.2	1,700	1,282	389.7	21.9	1,794.4
2005	32.8	2.0	1,790	1,429	444.6	20.9	2,559.0
2006	32.8	1.9	1,730	1,435	462.4	18.2	2,139.1
2007	31.9	1.8	1,207	908	482.9	19.7	2,352.8
2008	33.5	1.6	1,410	929	605.3	18.5	4,093.9
2009	32.9	1.5	829	626	657.9	19.3	1,464.2
2010	35.0	1.6	871	714	932.0	18.7	1,384.0
2011	41.4	1.5	1,134	661	974.9	18.2	735.0
2012	41.0	1.6	647	484	1,138.5	19.1	440.0
2013	44.6	1.5	907	571	1,197.2	19.3	678.6
2014	47.2	1.8	1,255	703	1,443.9	18.1	1,179.0
2015	49.0	1.9	914	546	1,504.7	17.6	308.3
2016	50.7	2.3	479	356	1,485.1	16.5	240.0
2017	51.5	2.5	870	621	n/a	n/a	449.1
per cent change
2016-2017	1.6	8.4	81.6	74.4	—	—	87.1

1 Includes Crown royalties, Crown reserve disposition bonuses, fees and rentals.

Sources: Ministry of Energy, Mines and Petroleum Resources and BC Oil and Gas Commission.

2018 Financial and Economic Review — August 2018

Appendix 1 — Economic Review

Table A1.13 Supply and Consumption of Electrical Energy in British Columbia

	Supply					Consumption			Net Exports
	Net Generation
				Receipts		Delivered
			Total	From Other		To Other	Total
			Provincial	Provinces	Total	Provinces	Provincial	Total
Year	Hydro	Thermal	Generation	and Imports	Supply	and Exports	Consumption	Demand
	(gigawatt-hours)[1]
1989	51,082	6,573	57,655	4,500	62,155	6,583	55,572	62,155	2,083
1990	57,245	3,417	60,662	3,233	63,895	6,689	57,206	63,895	3,456
1991	60,149	2,832	62,981	2,272	65,253	7,725	57,528	65,253	5,454
1992	60,555	3,503	64,058	2,685	66,743	9,473	57,270	66,743	6,788
1993	53,057	5,716	58,774	5,691	64,465	5,605	58,860	64,465	(86)
1994	53,979	7,036	61,015	7,836	68,851	9,541	59,311	68,851	1,705
1995	49,814	8,192	58,006	6,385	64,391	3,972	60,419	64,391	(2,413)
1996	67,329	4,436	71,765	3,289	75,053	10,390	64,664	75,053	7,101
1997	61,772	5,189	66,961	4,316	71,278	12,114	59,163	71,278	7,798
1998	60,849	6,861	67,710	5,056	72,766	10,619	62,147	72,766	5,563
1999	61,588	6,457	68,045	6,807	74,852	12,529	62,323	74,852	5,722
2000	59,754	8,487	68,241	6,039	74,280	10,698	63,582	74,280	4,659
2001	48,338	8,994	57,332	10,154	67,486	6,408	61,079	67,486	(3,747)
2002	58,627	6,318	64,945	5,769	70,714	8,078	62,636	70,714	2,309
2003	56,689	6,362	63,051	7,084	70,135	9,599	60,535	70,135	2,515
2004	53,281	7,214	60,496	8,261	68,757	6,791	61,966	68,757	(1,470)
2005	60,605	7,207	67,811	7,226	75,037	9,247	65,790	75,037	2,021
2006	54,772	7,249	62,021	12,695	74,716	6,155	68,561	74,716	(6,540)
2007	64,738	7,479	72,217	8,027	80,244	10,987	69,256	80,243	2,960
2008	58,774	7,080	65,854	12,362	78,216	9,986	68,230	78,216	(2,376)
2009	55,872	6,330	62,201	11,771	73,973	8,134	65,839	73,973	(3,638)
2010	52,762	6,715	59,477	10,418	69,895	7,429	62,467	69,895	(2,990)
2011	60,966	5,240	66,205	10,195	76,401	13,106	63,294	76,401	2,911
2012	64,217	5,567	69,783	8,079	77,862	14,068	63,794	77,862	5,990
2013	57,846	5,860	63,707	8,697	72,403	9,007	63,396	72,403	311
2014	54,068	5,746	59,814	10,084	69,898	8,706	61,192	69,898	(1,378)
2015	57,374	5,729	63,103	7,437	70,540	13,202	57,338	70,540	5,766
2016	62,293	5,921	68,214	8,865	77,080	14,129	62,951	77,080	5,264
2017	67,726	6,572	74,298	9,005	83,303	16,037	72,075	88,112	7,032

1 Gigawatt-hour = one million kilowatt-hours

Sources: Statistics Canada (Tables: 25-10-0001-01, 25-10-0015-01 and 25-10-0016-01 — accessed June 2018) and BC Stats.

2018 Financial and Economic Review — August 2018

Appendix 1 — Economic Review

Table A1.14 Components of British Columbia Population Change

	Net Migration			Natural Increase			Total	Total
	Inter-						Population	Population
Year	provincial	International	Total	Births	Deaths	Total	Increase[1]	at July 1
1975	(2,864)	25,342	22,478	36,281	19,151	17,130	39,608	2,499,564
1976	(464)	16,288	15,824	35,848	18,788	17,060	32,884	2,533,899
1977	12,452	11,224	23,676	36,691	18,596	18,095	41,771	2,570,315
1978	20,106	7,699	27,805	37,231	19,058	18,173	45,978	2,615,162
1979	32,541	14,012	46,553	38,432	19,204	19,228	65,781	2,665,238
1980	38,773	23,522	62,295	40,104	19,371	20,733	83,028	2,745,861
1981	23,270	22,143	45,413	41,474	19,857	21,617	67,030	2,826,558
1982	(1,129)	14,175	13,046	42,747	20,707	22,040	35,086	2,876,513
1983	3,000	10,639	13,639	42,919	19,827	23,092	36,731	2,907,502
1984	3,867	8,674	12,541	43,911	20,686	23,225	35,766	2,947,181
1985	(3,430)	9,374	5,944	43,127	21,302	21,825	27,769	2,975,131
1986	(772)	12,290	11,518	41,967	21,213	20,754	32,272	3,003,621
1987	16,588	21,078	37,666	41,814	21,814	20,000	57,666	3,048,651
1988	25,829	28,704	54,533	42,930	22,546	20,384	74,917	3,114,761
1989	35,711	31,042	66,753	43,769	22,997	20,772	87,525	3,196,725
1990	40,088	28,585	68,673	45,617	23,577	22,040	90,713	3,292,111
1991	34,600	21,274	55,874	45,612	23,977	21,635	77,509	3,373,787
1992	39,578	29,477	69,055	46,156	24,615	21,541	90,596	3,468,802
1993	37,595	34,679	72,274	46,026	25,764	20,262	92,536	3,567,772
1994	34,449	42,667	77,116	46,998	25,939	21,059	98,175	3,676,075
1995	23,414	43,644	67,058	46,820	26,375	20,445	87,503	3,777,390
1996	17,798	47,617	65,415	46,138	27,538	18,600	84,015	3,874,317
1997	1,980	38,318	40,298	44,577	27,412	17,165	57,463	3,948,583
1998	(17,521)	24,380	6,859	43,072	27,978	15,094	21,953	3,983,113
1999	(12,413)	28,644	16,231	41,939	28,017	13,922	30,153	4,011,375
2000	(14,783)	29,266	14,483	40,672	27,461	13,211	27,694	4,039,230
2001	(7,028)	34,803	27,775	40,575	28,362	12,213	39,988	4,076,881
2002	(4,445)	28,662	24,217	40,065	28,884	11,181	35,398	4,100,161
2003	3,025	27,976	31,001	40,497	29,320	11,177	42,178	4,123,937
2004	7,785	28,734	36,519	40,490	29,924	10,566	47,085	4,155,017
2005	7,212	39,152	46,364	40,827	30,235	10,592	56,956	4,195,764
2006	12,799	35,437	48,236	41,729	30,688	11,041	59,277	4,241,691
2007	16,776	36,944	53,720	43,649	31,308	12,341	66,061	4,290,988
2008	10,849	50,805	61,654	44,276	32,097	12,179	73,833	4,349,412
2009	9,672	47,661	57,333	44,993	31,440	13,553	70,886	4,410,679
2010	6,212	33,385	39,597	43,826	31,324	12,502	52,099	4,465,924
2011	711	34,426	35,137	44,129	31,964	12,165	47,302	4,499,139
2012	(4,322)	35,508	31,186	44,008	32,524	11,484	42,670	4,546,290
2013	2,514	35,002	37,516	43,779	33,200	10,579	48,095	4,590,081
2014	15,859	31,365	47,224	44,240	33,625	10,615	57,839	4,646,462
2015	22,827	12,377	35,204	44,197	35,052	9,145	44,349	4,694,699
2016	22,470	33,734	56,204	45,151	36,452	8,699	64,903	4,757,658
2017	10,202	49,590	59,792	44,375	38,186	6,189	65,981	4,817,160

1         Components may not add to totals due to the revision of population statistics based on information collected during subsequent census years. The revisions are not distributed back to relevant components due to insufficient data.

Source: Statistics Canada (Tables: 17-10-0020-01, 17-10-0040-01, 17-10-0059-01 and 17-10-0009-01 — accessed June 2018).

2018 Financial and Economic Review — August 2018

Appendix 2

Financial Review

Supplementary Tables

2018 Financial and Economic Review — August 2018

Appendix 2 — Financial Review Supplementary Tables

Table A2.1 2017/18 Operating Results by Quarter

	($ millions)
2017/18 surplus — Budget 2017 Update (September 11, 2017)	246			246
2017/18 surplus — second Quarterly Report (November 28, 2017)		190
2017/18 surplus — third Quarterly Report (February 20, 2018)			151

	Q2	Q3	Q4	Total
	Update	Update	Update	Changes
Revenue changes:
Personal income tax — mainly 2016 tax assessments and higher 2017 household income	(319)	152	37	(130)
Corporate income tax — changes in prior-year settlement and instalments payments reflecting 2016 tax assessments and lower IBAA refunds	(324)	177	9	(138)
Property transfer tax — stronger year-to-date housing activity	175	85	6	266
Provincial sales tax — stronger year-to-date sales	51	36	2	89
Other taxation sources	(1)	12	43	54
Natural gas royalties — lower prices and production volumes partly offset by higher natural gas liquid royalties and savings from lower utilization of royalty programs	(67)	(25)	16	(76)
Coal, metals and other mineral revenue — mainly higher coal prices	54	95	122	271
Crown land tenures revenue — mainly due to revenue recognition policy change	2	3	(100)	(95)
Forests — higher overall stumpage rates partly offset by lower Crown harvest volumes	55	47	73	175
Other natural resources	14	(5)	(2)	7
Fees and miscellaneous — higher revenue from all taxpayer-supported agencies	70	184	238	492
Investment earnings — mainly lower taxpayer-supported Crown agencies revenues	(5)	13	(90)	(82)
Health and social transfers — higher BC population share of the national total	19	—	157	176
Other federal government transfers — mainly advance payments and eligible expenses under the Disaster Financial Assistance Arrangements in support of the 2017 wildfires and higher vote recovery funding for ministry program spending	102	55	350	507
Commercial Crown agencies operating results:
ICBC — mainly increased claims costs	(139)	(932)	(31)	(1,102)
Other commercial Crown corporations — mainly stronger BCLC revenue	30	48	71	149
Summary level adjustment with respect to BC Hydro’s deferred regulatory accounts	—	—	(950)	(950)
Total revenue changes	(283)	(55)	(49)	(387)
Less : expense increases (decreases):
Consolidated Revenue Fund changes:
Ministry and Legislative Assembly savings	—	(57)	(165)	(222)
Statutory spending:
Fire management costs	152	(10)	1	143
Extinguishment of TI Corp fiscal agency loan - due to long-term debt premiums (CRF)	216	—	(31)	185
Emergency Program Act - primarily wildfire-related costs	—	110	(72)	38
Increased compensation obligations	—	44	(3)	41
Crown Proceeding Act	—	—	7	7
Long Term Disability Fund	—	17	(3)	14
Other statutory spending	—	(6)	26	20
Refundable tax credit transfers	(83)	28	86	31
Prior year liability adjustments:
Teacher’s Pension Plan & Insurance and Risk Management Account liability reduction	(50)	(24)	(19)	(93)
Other prior year liability adjustments	(10)	(43)	(4)	(57)
Management of public debt (net) — reflects revisions to scheduled borrowing	(12)	(29)	(4)	(45)
Spending funded by third party recoveries	(7)	(9)	180	164
Extinguishment of TI Corp fiscal agency loan - due to long-term debt premiums (TI Corp)	(216)	—	31	(185)
(Increase) decrease in operating transfers to service delivery agencies	(85)	35	(65)	(115)
Changes in spending profile of service delivery agencies:
School districts	—	(28)	(49)	(77)
Universities	(3)	24	(89)	(68)
Colleges	17	(18)	9	8
Health authorities and hospital societies	133	81	82	296
Other service delivery agencies	(79)	(131)	(17)	(227)
Total expense increases (decreases)	(27)	(16)	(99)	(142)
Subtotal	(256)	(39)	50	(245)
Reduction in forecast allowance	200	—	100	300
Total changes	(56)	(39)	150	55
2017/18 surplus — second Quarterly Report	190
2017/18 surplus — third Quarterly Report		151
2017/18 surplus — Public Accounts			301	301

2018 Financial and Economic Review — August 2018

Appendix 2 — Financial Review Supplementary Tables

Table A2.2 Operating Statement — 2006/07 to 2017/18 1

	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Average annual
($ millions)	2006/07	2007/08	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	change
													(per cent)
Revenue	38,685	40,023	38,720	37,978	40,680	41,805	42,057	43,715	46,099	47,601	51,449	52,020	2.7
Expense	(34,703)	(37,277)	(38,647)	(39,790)	(40,926)	(43,646)	(43,204)	(43,401)	(44,439)	(46,791)	(48,722)	(51,719)	3.7
Surplus/(deficit)	3,982	2,746	73	(1,812)	(246)	(1,841)	(1,147)	314	1,660	810	2,727	301
Accumulated surplus (deficit) beginning of year, excluding other comprehensive income	(669)	3,313	6,059	6,132	4,320	4,074	2,233	1,086	1,400	3,060	3,870	6,597
Accumulated surplus (deficit) before other comprehensive income	3,313	6,059	6,132	4,320	4,074	2,233	1,086	1,400	3,060	3,870	6,597	6,898
Accumulated other comprehensive income of commercial Crown corporations	494	412	(25)	456	360	73	154	481	223	(424)	(188)	(152)
Accumulated surplus (deficit), end of year	3,807	6,471	6,107	4,776	4,434	2,306	1,240	1,881	3,283	3,446	6,409	6,746

Per cent of Nominal GDP: [2]
Surplus (deficit)	2.1	1.4	0.0	-0.9	-0.1	-0.8	-0.5	0.1	0.7	0.3	1.0	0.1
Per cent of revenue:
Surplus (deficit)	10.3	6.9	0.2	-4.8	-0.6	-4.4	-2.7	0.7	3.6	1.7	5.3	0.6
Per capita ($): [3]
Surplus (deficit)	939	640	17	(411)	(55)	(409)	(252)	68	357	173	573	62

1         Figures have been restated to reflect government accounting policies in effect at March 31, 2018.

2         Revenue and expense as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2017/18 amounts divided by GDP for the 2017 calendar year). As nominal GDP for the calendar year ending 2017 is not available, the 2017 GDP projected in the February 2018 budget has been used for the fiscal year ended March 31, 2018 for demonstration purposes.

3         Per capita revenue and expense is calculated using July 1 population (e.g. 2017/18 amounts divided by population on July 1, 2017).

2018 Financial and Economic Review — August 2018

Appendix 2 — Financial Review Supplementary Tables

Table A2.3 Statement of Financial Position — 2006/07 to 2017/18

($ millions)	Actual 2006/07	Actual 2007/08	Actual 2008/09	Actual 2009/10	Actual 2010/11	Actual 2011/12	Actual 2012/13	Actual 2013/14	Actual 2014/15	Actual 2015/16	Actual 2016/17	Actual 2017/18	Average annual change
													(per cent)
Financial assets:
Cash and temporary investments	3,452	5,954	5,185	2,911	3,060	3,235	3,173	2,801	3,675	3,892	4,232	3,440	0.0
Other financial assets	6,760	6,862	5,875	7,171	7,990	7,938	8,186	9,334	9,115	9,636	10,143	11,650	5.1
Sinking funds	3,798	2,649	2,134	1,329	1,410	1,491	1,778	835	977	1,580	1,087	1,348	-9.0
Investments in commercial Crown corporations:
Retained earnings	4,661	5,329	5,952	7,458	7,092	6,998	7,541	7,839	8,271	7,531	7,511	6,128	2.5
Recoverable capital loans	7,314	7,857	9,280	11,596	13,142	15,167	17,208	19,255	20,624	22,041	23,809	20,534	9.8
	11,975	13,186	15,232	19,054	20,234	22,165	24,749	27,094	28,895	29,572	31,320	26,662	7.5
Warehouse borrowing program assets	—	—	2,081	—	—	—	—	—	—	—	—	—	n/a
	25,985	28,651	30,507	30,465	32,694	34,829	37,886	40,064	42,662	44,680	46,782	43,100	4.7
Liabilities:
Accounts payable & accrued liabilities	7,510	8,353	7,695	7,286	7,919	9,119	9,149	8,298	8,312	8,486	8,937	9,670	2.3
Deferred revenue	6,166	7,385	9,397	9,966	10,713	10,413	9,828	9,661	9,771	9,743	9,525	9,928	4.4
Debt:
Taxpayer-supported debt	25,937	26,549	26,402	29,968	31,821	34,659	38,182	41,068	41,880	42,719	41,499	43,607	4.8
Self-supported debt	7,502	8,088	11,612	11,917	13,333	15,534	17,634	19,625	21,040	22,532	24,338	21,312	10.0
Total provincial debt	33,439	34,637	38,014	41,885	45,154	50,193	55,816	60,693	62,920	65,251	65,837	64,919	6.2
Add: debt offset by sinking funds	3,798	2,649	2,134	1,329	1,410	1,491	1,778	835	977	1,580	1,087	1,348	-9.0
Less: guarantees and non-guaranteed debt	(447)	(492)	(496)	(546)	(455)	(730)	(755)	(726)	(739)	(820)	(835)	(896)	6.5
Financial statement debt	36,790	36,794	39,652	42,668	46,109	50,954	56,839	60,802	63,158	66,011	66,089	65,371	5.4
	50,466	52,532	56,744	59,920	64,741	70,486	75,816	78,761	81,241	84,240	84,551	84,969	4.9
Net liabilities	(24,481)	(23,881)	(26,237)	(29,455)	(32,047)	(35,657)	(37,930)	(38,697)	(38,579)	(39,560)	(37,769)	(41,869)	5.0
Capital and other assets:
Tangible capital assets	26,716	28,652	30,539	32,219	34,278	35,692	36,762	37,778	39,028	40,282	41,303	45,837	5.0
Restricted assets	962	1,130	1,178	1,241	1,312	1,377	1,442	1,493	1,553	1,631	1,695	1,768	5.7
Other assets	610	570	627	771	891	894	966	1,307	1,281	1,093	1,180	1,010	4.7
	28,288	30,352	32,344	34,231	36,481	37,963	39,170	40,578	41,862	43,006	44,178	48,615	5.0
Accumulated surplus (deficit)	3,807	6,471	6,107	4,776	4,434	2,306	1,240	1,881	3,283	3,446	6,409	6,746	5.3
Per cent of Nominal GDP: [1]
Net liabilities	13.0	12.0	12.8	15.0	15.6	16.4	17.1	16.9	15.9	15.7	14.3	15.0	1.3
Capital and other assets	15.0	15.3	15.8	17.4	17.8	17.5	17.7	17.7	17.3	17.1	16.8	17.4	1.3
Growth rates:
Net liabilities	-9.5	-2.5	9.9	12.3	8.8	11.3	6.4	2.0	-0.3	2.5	-4.5	10.9	3.9
Capital and other assets	7.2	7.3	6.6	5.8	6.6	4.1	3.2	3.6	3.2	2.7	2.7	10.0	5.2
Per capita: [2]
Net liabilities	5,772	5,565	6,032	6,678	7,176	7,925	8,343	8,431	8,303	8,427	7,939	8,692	3.8
Capital and other assets	6,669	7,073	7,436	7,761	8,169	8,438	8,616	8,840	9,009	9,161	9,286	10,092	3.8

1         Net liabilities as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2017/18 amount divided by GDP for the 2017 calendar year). As nominal GDP for the calendar year ending 2017 is not available, the 2017 GDP projected in the February 2018 budget has been used for the fiscal year ended March 31, 2018 for demonstration purposes.

2         Per capita net liabilities is calculated using July 1 population (e.g. 2017/18 amount divided by population on July 1, 2017).

2018 Financial and Economic Review — August 2018

Appendix 2 — Financial Review Supplementary Tables

Table A2.4 Changes in Financial Position — 2006/07 to 2017/18

	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	12-Year
($ millions)	2006/07	2007/08	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	Total
(Surplus) deficit for the year	(3,982)	(2,746)	(73)	1,812	246	1,841	1,147	(314)	(1,660)	(810)	(2,727)	(301)	(7,567)
Comprehensive income (increase) decrease	(494)	82	437	(481)	96	287	(81)	(327)	258	647	(236)	(36)	152
Change in accumulated (surplus) deficit	(4,476)	(2,664)	364	1,331	342	2,128	1,066	(641)	(1,402)	(163)	(2,963)	(337)	(7,415)
Capital and other asset changes:
Taxpayer-supported capital investments	3,404	3,664	3,743	3,719	4,110	3,565	3,279	3,151	3,407	3,459	3,659	3,908	43,068
Less: amortization and other accounting changes	(1,562)	(1,728)	(1,856)	(2,039)	(2,051)	(2,151)	(2,209)	(2,135)	(2,157)	(2,205)	(2,638)	626	(22,105)
Increase in net capital assets	1,842	1,936	1,887	1,680	2,059	1,414	1,070	1,016	1,250	1,254	1,021	4,534	20,963
Increase (decrease) in restricted assets	75	168	48	63	71	65	65	51	60	78	64	73	881
Increase (decrease) in other assets	(22)	(40)	57	144	120	3	72	341	(26)	(188)	87	(170)	378
	1,895	2,064	1,992	1,887	2,250	1,482	1,207	1,408	1,284	1,144	1,172	4,437	22,222
Increase (decrease) in net liabilities	(2,581)	(600)	2,356	3,218	2,592	3,610	2,273	767	(118)	981	(1,791)	4,100	14,807
Investment and working capital changes:
Increase (reduction) in cash and temporary investments	(430)	2,502	(769)	(2,274)	149	175	(62)	(372)	874	217	340	(792)	(442)
Increase (decrease) in warehouse borrowing investments	—	—	2,081	(2,081)	—	—	—	—	—	—	—	—	—
Investment in commercial Crown corporations:
Increase (decrease) in retained earnings	1,024	668	623	1,506	(366)	(94)	543	298	432	(740)	(20)	(1,383)	2,491
Self-supported capital investments	983	1,299	1,810	3,362	2,470	2,744	2,765	2,519	2,488	2,573	2,725	2,729	28,467
Less: loan repayments and other accounting changes	(683)	(756)	(387)	(1,046)	(924)	(719)	(724)	(472)	(1,119)	(1,156)	(957)	(6,004)	(14,947)
	1,324	1,211	2,046	3,822	1,180	1,931	2,584	2,345	1,801	677	1,748	(4,658)	16,011
Other working capital changes	456	(3,109)	(2,856)	331	(480)	(871)	1,090	1,223	(201)	978	(219)	632	(3,026)
	1,350	604	502	(202)	849	1,235	3,612	3,196	2,474	1,872	1,869	(4,818)	12,543
Increase (decrease) in financial statement debt	(1,231)	4	2,858	3,016	3,441	4,845	5,885	3,963	2,356	2,853	78	(718)	27,350
(Increase) decrease in sinking fund debt	261	1,149	515	805	(81)	(81)	(287)	943	(142)	(603)	493	(261)	2,711
Increase (decrease) in guarantees	(8)	2	(16)	(20)	39	99	(34)	27	(33)	6	(23)	(188)	(149)
Increase (decrease) in non-guaranteed debt	(40)	43	20	70	(130)	176	59	(56)	46	75	38	249	550
Increase (decrease) in total provincial debt	(1,018)	1,198	3,377	3,871	3,269	5,039	5,623	4,877	2,227	2,331	586	(918)	30,462
Represented by increase (decrease) in:
Taxpayer-supported debt	(1,278)	612	(147)	3,566	1,853	2,838	3,523	2,886	812	839	(1,220)	2,108	16,392
Self-supported debt	260	586	3,524	305	1,416	2,201	2,100	1,991	1,415	1,492	1,806	(3,026)	14,070
Total provincial debt	(1,018)	1,198	3,377	3,871	3,269	5,039	5,623	4,877	2,227	2,331	586	(918)	30,462

2018 Financial and Economic Review — August 2018

Appendix 2 — Financial Review Supplementary Tables

Table A2.5 Revenue by Source — 2006/07 to 2017/18 1

($ millions)	Actual 2006/07	Actual 2007/08	Actual 2008/09	Actual 2009/10	Actual 2010/11	Actual 2011/12	Actual 2012/13	Actual 2013/14	Actual 2014/15	Actual 2015/16	Actual 2016/17	Actual 2017/18	Average annual change
													(per cent)
Taxation revenue:
Personal income	7,020	7,074	6,309	5,769	5,805	6,427	6,977	6,862	8,076	8,380	9,704	8,923	2.2
Corporate income	1,732	2,477	2,294	1,625	2,026	2,002	2,204	2,427	2,635	2,787	3,003	4,165	8.3
Harmonized sales	—	—	—	—	4,176	5,779	5,950	(226)	(91)	(55)	6	13	n/a
Other sales [2]	4,886	5,248	5,137	4,945	1,438	151	118	5,529	5,853	6,045	6,600	7,118	3.5
Fuel	901	935	891	884	940	928	890	917	932	973	969	1,010	1.0
Carbon	—	—	306	541	741	959	1,120	1,222	1,198	1,190	1,220	1,255	n/a
Tobacco	727	693	709	683	735	636	614	724	752	734	737	727	0.0
Property	1,734	1,797	1,850	1,887	1,920	1,913	1,985	2,080	2,154	2,219	2,279	2,367	2.9
Property transfer	914	1,068	715	887	855	944	758	937	1,065	1,533	2,026	2,141	8.0
Corporation capital	91	117	108	95	(3)	(5)	1	—	(1)	—	—	—	n/a
Insurance premium	353	373	389	389	399	411	433	458	483	520	549	602	5.0
	18,358	19,782	18,708	17,705	19,032	20,145	21,050	20,930	23,056	24,326	27,093	28,321	4.0
Natural resource revenue:
Natural gas royalties	1,207	1,132	1,314	406	313	339	169	445	493	139	152	161	-16.7
Crown land tenures	441	569	814	867	923	928	868	859	834	765	633	276	-4.2
Columbia River Treaty	223	246	231	168	136	110	89	170	130	116	111	111	-6.1
Other energy and minerals	456	367	479	421	514	529	306	269	267	226	403	619	2.8
Forests	1,276	1,087	557	387	436	482	562	719	754	865	913	1,065	-1.6
Other resources	342	341	413	398	406	424	479	493	459	460	499	463	2.8
	3,945	3,742	3,808	2,647	2,728	2,812	2,473	2,955	2,937	2,571	2,711	2,695	-3.4
Other revenue:
Medical Services Plan premiums	1,524	1,557	1,595	1,666	1,787	1,919	2,047	2,158	2,254	2,434	2,558	2,266	3.7
Post-secondary education fees	928	979	1,036	1,123	1,235	1,291	1,345	1,445	1,544	1,666	1,828	2,034	7.4
Other healthcare related fees	237	248	257	267	308	324	327	333	358	374	404	429	5.5
Motor vehicle licences and permits	427	445	450	449	467	479	489	504	499	521	529	557	2.4
Other fees and licences	692	750	670	616	643	722	699	770	770	841	894	963	3.0
Investment earnings	1,023	1,133	818	930	843	1,022	1,189	1,203	1,171	1,213	1,232	1,101	0.7
Sales of goods and services	678	637	694	728	759	930	942	946	967	1,011	1,131	1,133	4.8
Miscellaneous	1,774	1,813	1,809	1,887	1,929	1,746	1,673	2,256	1,893	2,287	2,377	2,410	2.8
	7,283	7,562	7,329	7,666	7,971	8,433	8,711	9,615	9,456	10,347	10,953	10,893	3.7
Contributions from the federal government:
Canada Health Transfer	3,096	3,294	3,343	3,450	3,689	3,858	3,887	4,280	4,186	4,454	4,744	4,994	4.4
Canada Social Transfer	1,377	1,320	1,400	1,433	1,487	1,526	1,555	1,589	1,641	1,695	1,751	1,854	2.7
Harmonized sales tax transition payments	—	—	—	250	769	580	—	—	—	—	—	—	n/a
Equalization	459	—	—	—	—	—	—	—	—	—	—	—	n/a
Other cost shared agreements	1,465	1,328	1,252	1,794	2,064	1,760	1,605	1,645	1,452	1,498	1,672	2,207	3.8
	6,397	5,942	5,995	6,927	8,009	7,724	7,047	7,514	7,279	7,647	8,167	9,055	3.2
Commercial Crown corporation net income:
BC Hydro	407	369	365	447	591	558	509	549	581	655	684	683	4.8
Liquor Distribution Branch	840	858	891	877	891	909	930	877	935	1,031	1,083	1,119	2.6
BC Lotteries (net of payments to federal gov’t)	1,011	1,080	1,082	1,070	1,097	1,102	1,116	1,165	1,245	1,304	1,329	1,391	2.9
BC Railway Company	30	13	36	2	15	14	6	13	5	6	7	53	5.3
ICBC	381	633	512	601	315	84	231	136	657	(293)	(612)	(1,327)	-212.0
Transportation Investment Corp.	—	—	(47)	(4)	(7)	(17)	(60)	(88)	(89)	(80)	(81)	(29)	n/a
Other	33	42	41	40	38	41	44	49	37	87	115	116	12.1
Accounting adjustments [3]	—	—	—	—	—	—	—	—	—	—	—	(950)	n/a
	2,702	2,995	2,880	3,033	2,940	2,691	2,776	2,701	3,371	2,710	2,525	1,056	-8.2
Total revenue	38,685	40,023	38,720	37,978	40,680	41,805	42,057	43,715	46,099	47,601	51,449	52,020	2.7

1     Figures have been restated to reflect government accounting policies in effect at March 31, 2018.

2     Includes social service tax, hotel room tax, provincial sales tax, tax on designated properties and housing transition tax.

3     In 2017/18, total commercial Crown corporation net income included a $950 million summary level adjustment to address the Auditor General’s qualification in the 2016/17 Public Accounts with respect to BC Hydro’s deferred regulatory accounts.

2018 Financial and Economic Review — August 2018

Appendix 2 — Financial Review Supplementary Tables

Table A2.6 Revenue by Source Supplementary Information — 2006/07 to 2017/18

													Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
	2006/07	2007/08	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	change
													(per cent)
Per cent of Nominal GDP: [1]
Taxation	9.8	10.0	9.2	9.0	9.3	9.3	9.5	9.1	9.5	9.7	10.3	10.1	0.4
Natural resources	2.1	1.9	1.9	1.3	1.3	1.3	1.1	1.3	1.2	1.0	1.0	1.0	-6.8
Other	3.9	3.8	3.6	3.9	3.9	3.9	3.9	4.2	3.9	4.1	4.2	3.9	0.1
Contributions from the federal government	3.4	3.0	2.9	3.5	3.9	3.6	3.2	3.3	3.0	3.0	3.1	3.2	-0.4
Commercial Crown corporation net income	1.4	1.5	1.4	1.5	1.4	1.2	1.3	1.2	1.4	1.1	1.0	0.4	-11.4
Total revenue	20.6	20.2	18.9	19.4	19.8	19.3	19.0	19.1	19.0	18.9	19.5	18.6	-0.9
Growth rates (per cent):
Taxation	9.8	7.8	-5.4	-5.4	7.5	5.8	4.5	-0.6	10.2	5.5	11.4	4.5	n/a
Natural resources	-13.3	-5.1	1.8	-30.5	3.1	3.1	-12.1	19.5	-0.6	-12.5	5.4	-0.6	n/a
Other	7.0	3.8	-3.1	4.6	4.0	5.8	3.3	10.4	-1.7	9.4	5.9	-0.5	n/a
Contributions from the federal government	9.6	-7.1	0.9	15.5	15.6	-3.6	-8.8	6.6	-3.1	5.1	6.8	10.9	n/a
Commercial Crown corporation net income	21.4	10.8	-3.8	5.3	-3.1	-8.5	3.2	-2.7	24.8	-19.6	-6.8	-58.2	n/a
Total revenue	7.0	3.5	-3.3	-1.9	7.1	2.8	0.6	3.9	5.5	3.3	8.1	1.1	n/a
Per capita ($): [2]
Taxation	4,328	4,610	4,301	4,014	4,262	4,478	4,630	4,560	4,962	5,182	5,695	5,879	2.8
Natural resources	930	872	876	600	611	625	544	644	632	548	570	559	-4.5
Other	1,717	1,762	1,685	1,738	1,785	1,874	1,916	2,095	2,035	2,204	2,302	2,261	2.5
Contributions from the federal government	1,508	1,385	1,378	1,571	1,793	1,717	1,550	1,637	1,567	1,629	1,717	1,880	2.0
Commercial Crown corporation net income	637	698	662	688	658	598	611	588	725	577	531	219	-9.3
Total revenue	9,120	9,327	8,902	8,610	9,109	9,292	9,251	9,524	9,921	10,139	10,814	10,799	1.5

Real Per Capita Revenue (2017 $) [3]	10,546	10,599	9,909	9,584	10,005	9,969.72	9,816	10,114	10,430	10,544	11,044	10,799	0.2
Growth rate (per cent)	4.1	0.5	-6.5	-3.3	4.4	-0.4	-1.5	3.0	3.1	1.1	4.7	-2.2	n/a

1     Revenue as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2017/18 revenue divided by GDP for the 2017 calendar year). As nominal GDP for the calendar year ending 2017 is not available, the 2017 GDP projected in the February 2018 budget has been used for the fiscal year ended March 31, 2018 for demonstration purposes. Totals may not add due to rounding.

2     Per capita revenue is calculated using July 1 population (e.g. 2017/18 revenue divided by population on July 1, 2017). Totals may not add due to rounding.

3     Revenue is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2017 CPI for 2017/18 revenue).

2018 Financial and Economic Review — August 2018

Appendix 2 — Financial Review Supplementary Tables

Table A2.7 Expense by Function — 2006/07 to 2017/18 1

													Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
($ millions)	2006/07	2007/08	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	change
													(per cent)
Function:
Health:
Medical Services Plan	2,869	3,168	3,282	3,407	3,641	3,873	3,906	4,114	4,136	4,345	4,573	4,623	4.4
Pharmacare	914	955	1,010	1,053	1,129	1,147	1,122	1,130	1,120	1,335	1,284	1,400	4.0
Regional services	8,751	9,321	10,030	10,273	10,597	11,255	11,784	11,960	12,410	12,811	13,079	13,747	4.2
Other healthcare expenses	565	667	601	597	625	642	690	658	704	712	753	1,157	6.7
	13,099	14,111	14,923	15,330	15,992	16,917	17,502	17,862	18,370	19,203	19,689	20,927	4.4
Education:
Elementary and secondary	5,272	5,521	5,740	5,778	5,802	5,885	6,002	6,133	6,064	6,303	6,422	6,921	2.5
Post-secondary	4,068	4,307	4,573	4,732	4,859	4,907	5,103	5,284	5,349	5,502	5,672	5,966	3.5
Other education expenses	147	152	158	528	504	436	423	410	414	407	374	204	3.0
	9,487	9,980	10,471	11,038	11,165	11,228	11,528	11,827	11,827	12,212	12,468	13,091	3.0
Social services:
Social assistance	1,231	1,255	1,339	1,454	1,506	1,550	1,552	1,572	1,589	1,641	1,692	1,988	4.5
Child welfare	964	925	1,073	1,077	1,118	1,112	1,098	1,097	1,129	1,301	1,358	1,507	4.1
Low income tax credit transfers	101	85	188	216	408	509	534	279	248	247	244	239	8.1
Community living and other services	586	756	723	729	754	769	806	857	881	917	949	1,003	5.0
	2,882	3,021	3,323	3,476	3,786	3,940	3,990	3,805	3,847	4,106	4,243	4,737	4.6
Protection of persons and property	1,184	1,429	1,429	1,380	1,448	1,512	1,539	1,520	1,451	1,572	1,655	1,930	4.5
Transportation	1,251	1,378	1,401	1,453	1,580	1,545	1,555	1,580	1,608	1,670	1,784	1,931	4.0
Natural resources & economic development	1,782	2,073	1,886	2,159	2,349	1,873	2,092	1,755	2,191	2,477	2,504	3,387	6.0
Other	1,232	1,386	1,649	1,382	1,208	1,414	1,346	1,184	1,288	1,264	2,260	1,536	2.0
Contingencies	—	—	—	—	—	—	—	—	—	—	—	17	n/a
General government	1,252	1,218	1,425	1,375	1,146	1,235	1,262	1,386	1,359	1,501	1,532	1,540	1.9
Debt servicing	2,270	2,237	2,158	2,197	2,252	2,383	2,390	2,482	2,498	2,786	2,587	2,623	1.3
Operating expense	34,439	36,833	38,665	39,790	40,926	42,047	43,204	43,401	44,439	46,791	48,722	51,719	3.8
Unusual items:
Negotiating Framework incentive payments	264	4	2	—	—	—	—	—	—	—	—	—	n/a
Climate Action Dividend	—	440	(20)	—	—	—	—	—	—	—	—	—	n/a
HST transition funding repayment	—	—	—	—	—	1,599	—	—	—	—	—	—	n/a
Total expense	34,703	37,277	38,647	39,790	40,926	43,646	43,204	43,401	44,439	46,791	48,722	51,719	3.7
Per cent of operating expense:
Health	38.0	38.3	38.6	38.5	39.1	40.2	40.5	41.2	41.3	41.0	40.4	40.5	0.6
Education	27.5	27.1	27.1	27.7	27.3	26.7	26.7	27.3	26.6	26.1	25.6	25.3	-0.8
Social services and housing	8.4	8.2	8.6	8.7	9.3	9.4	9.2	8.8	8.7	8.8	8.7	9.2	0.8
Protection of persons and property	3.4	3.9	3.7	3.5	3.5	3.6	3.6	3.5	3.3	3.4	3.4	3.7	0.7
Transportation	3.6	3.7	3.6	3.7	3.9	3.7	3.6	3.6	3.6	3.6	3.7	3.7	0.2
Natural resources & economic development	5.2	5.6	4.9	5.4	5.7	4.5	4.8	4.0	4.9	5.3	5.1	6.5	2.2
Other	3.6	3.8	4.3	3.5	3.0	3.4	3.1	2.7	2.9	2.7	4.6	3.0	-1.7
Contingencies	—	—	—	—	—	—	—	—	—	—	—	0.0	n/a
General government	3.6	3.3	3.7	3.5	2.8	2.9	2.9	3.2	3.1	3.2	3.1	3.0	-1.8
Debt servicing	6.6	6.1	5.6	5.5	5.5	5.7	5.5	5.7	5.6	6.0	5.3	5.1	-2.4
	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0

1     Figures have been restated to reflect government accounting policies in effect at March 31, 2018.

2018 Financial and Economic Review — August 2018

Appendix 2 — Financial Review Supplementary Tables

Table A2.8 Expense by Function Supplementary Information — 2006/07 to 2017/18 1

													Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
	2006/07	2007/08	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	change
													(per cent)
Per cent of nominal GDP: [2]
Health	7.0	7.1	7.3	7.8	7.8	7.8	7.9	7.8	7.6	7.6	7.5	7.5	0.7
Education	5.0	5.0	5.1	5.6	5.4	5.2	5.2	5.2	4.9	4.9	4.7	4.7	-0.7
Social services	1.5	1.5	1.6	1.8	1.8	1.8	1.8	1.7	1.6	1.6	1.6	1.7	0.9
Protection of persons and property	0.6	0.7	0.7	0.7	0.7	0.7	0.7	0.7	0.6	0.6	0.6	0.7	0.9
Transportation	0.7	0.7	0.7	0.7	0.8	0.7	0.7	0.7	0.7	0.7	0.7	0.7	0.3
Natural resources & economic development	0.9	1.0	0.9	1.1	1.1	0.9	0.9	0.8	0.9	1.0	1.0	1.2	2.3
Other	0.7	0.7	0.8	0.7	0.6	0.7	0.6	0.5	0.5	0.5	0.9	0.6	-1.6
Contingencies	—	—	—	—	—	—	—	—	—	—	—	0.0	n/a
General government	0.7	0.6	0.7	0.7	0.6	0.6	0.6	0.6	0.6	0.6	0.6	0.6	-1.7
Debt servicing	1.2	1.1	1.1	1.1	1.1	1.1	1.1	1.1	1.0	1.1	1.0	0.9	-2.2
Operating expense	18.3	18.6	18.9	20.3	20.0	19.4	19.5	19.0	18.4	18.6	18.5	18.5	0.1
Growth rates (per cent):
Health	6.6	7.7	5.8	2.7	4.3	5.8	3.5	2.1	2.8	4.5	2.5	6.3	n/a
Education	6.5	5.2	4.9	5.4	1.2	0.6	2.7	2.6	0.0	3.3	2.1	5.0	n/a
Social services	5.3	4.8	10.0	4.6	8.9	4.1	1.3	-4.6	1.1	6.7	3.3	11.6	n/a
Protection of persons and property	-4.9	20.7	0.0	-3.4	4.9	4.4	1.8	-1.2	-4.5	8.3	5.3	16.6	n/a
Transportation	4.5	10.2	1.7	3.7	8.7	-2.2	0.6	1.6	1.8	3.9	6.8	8.2	n/a
Natural resources & economic development	7.9	16.3	-9.0	14.5	8.8	-20.3	11.7	-16.1	24.8	13.1	1.1	35.3	n/a
Other	14.2	12.5	19.0	-16.2	-12.6	17.1	-4.8	-12.0	8.8	-1.9	78.8	-32.0	n/a
General government	8.7	-2.7	17.0	-3.5	-16.7	7.8	2.2	9.8	-1.9	10.4	2.1	0.5	n/a
Debt servicing	3.3	-1.5	-3.5	1.8	2.5	5.8	0.3	3.8	0.6	11.5	-7.1	1.4	n/a
Operating expense	6.1	7.0	5.0	2.9	2.9	2.7	2.8	0.5	2.4	5.3	4.1	6.2	n/a
Per capita ($): [3]
Health	3,088	3,289	3,431	3,476	3,581	3,760	3,850	3,891	3,954	4,090	4,138	4,344	3.2
Education	2,237	2,326	2,407	2,503	2,500	2,496	2,536	2,577	2,545	2,601	2,621	2,718	1.8
Social services	679	704	764	788	848	876	878	829	828	875	892	983	3.4
Protection of persons and property	279	333	329	313	324	336	339	331	312	335	348	401	3.4
Transportation	295	321	322	329	354	343	342	344	346	356	375	401	2.8
Natural resources & economic development	420	483	434	489	526	416	460	382	472	528	526	703	4.8
Other	290	323	379	313	270	314	296	258	277	269	475	319	0.9
Contingencies	—	—	—	—	—	—	—	—	—	—	—	4	n/a
General government	295	284	328	312	257	274	278	302	292	320	322	320	0.7
Debt servicing	535	521	496	498	504	530	526	541	538	593	544	545	0.2
Operating expense	8,118	8,584	8,890	9,021	9,164	9,345	9,505	9,455	9,564	9,967	10,241	10,738	2.6
Real Per Capita Operating Expense (2017 $) [4]	9,388	9,754	9,895	10,042	10,066	10,027	10,084	10,042	10,055	10,365	10,458	10,736	1.2
Growth rate (per cent)	3.2	3.9	1.4	1.5	0.2	-0.4	0.6	-0.4	0.1	3.1	0.9	2.7	1.4

1     Numbers may not add due to rounding.

2     Expense as a per cent of GDP is calculated using nominal GDP for the calendar year ending in the fiscal year (e.g. 2017/18 expense divided by nominal GDP for the 2017 calendar year).

3     Per capita expense is calculated using July 1 population (e.g. 2017/18 expense divided by population on July 1, 2017).

4     Expense is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2017 CPI for 2017/18 expense).

2018 Financial and Economic Review — August 2018

Appendix 2 — Financial Review Supplementary Tables

Table A2.9 Full-Time Equivalents (FTEs) — 2006/07 to 2017/18

													Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
	2006/07	2007/08	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	change
													(per cent)
Taxpayer-supported programs and agencies:
Ministries and special offices (CRF)	28,647	30,224	31,874	31,353	30,221	27,228	27,326	26,526	26,679	27,192	27,940	29,291	0.2
Service delivery agencies [1]	3,917	4,128	4,403	4,508	4,295	4,346	4,508	4,640	4,798	4,803	4,850	5,076	2.4
Total FTEs	32,564	34,352	36,277	35,861	34,516	31,574	31,834	31,166	31,477	31,995	32,790	34,367	0.5
Growth rates:
Ministries and special offices (CRF)	5.6	5.5	5.5	-1.6	-3.6	-9.9	0.4	-2.9	0.6	1.9	2.8	4.8	0.7
Service delivery agencies	-1.9	5.4	6.7	2.4	-4.7	1.2	3.7	2.9	3.4	0.1	1.0	4.7	2.1
Population per FTE: [2]
Total FTEs	130.3	124.9	119.9	123.0	129.4	142.5	142.8	147.3	147.6	146.7	145.1	140.2	0.7

1  Service delivery agency FTE amounts do not include SUCH sector staff employment.

2  Population per FTE is calculated using July 1 population (e.g. population on July 1, 2017 divided by 2017/18 FTEs).

2018 Financial and Economic Review — August 2018

Appendix 2 — Financial Review Supplementary Tables

Table A2.10 Capital Spending — 2006/07 to 2017/18

													Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
($ millions)	2006/07	2007/08	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	change
													(per cent)
Taxpayer-supported:
Education
Schools (K—12)	322	380	413	449	433	560	509	466	420	430	474	578	5.5
Post-secondary	874	779	630	669	924	655	591	507	718	746	792	968	0.9
Health	760	881	892	927	916	732	742	690	900	923	1,004	890	1.4
BC Transportation Financing Authority	821	884	881	918	1,080	921	1,005	1,017	822	867	823	717	-1.2
BC Transit	13	37	77	150	39	37	48	80	83	51	41	115	21.9
Rapid Transit Project 2000	15	—	—	—	—	—	—	—	—	—	—	—	n/a
Vancouver Convention Centre expansion	105	251	242	41	10	1	—	—	—	—	—	—	n/a
BC Place redevelopment	—	—	45	75	197	194	6	—	—	—	—	—	n/a
Government operating (ministries)	355	335	430	306	261	245	267	298	326	290	301	430	1.8
Housing	119	97	106	137	230	196	92	65	107	127	184	169	3.2
Other	20	20	27	47	20	24	19	28	31	25	40	41	6.7
	3,404	3,664	3,743	3,719	4,110	3,565	3,279	3,151	3,407	3,459	3,659	3,908	1.3
Self-supported:
BC Hydro	807	1,076	1,397	2,406	1,519	1,703	1,929	2,036	2,169	2,306	2,444	2,473	10.7
BC Transmission Corporation	50	70	19	12	—	—	—	—	—	—	—	—	n/a
Columbia River power projects	19	29	32	16	67	108	94	52	28	15	2	1	-23.5
Transportation Invest. Corp.	—	—	215	778	730	734	540	202	76	25	38	4	n/a
BC Railway Company	19	20	10	14	6	9	10	8	5	23	4	11	-4.8
ICBC	22	23	22	22	48	92	73	82	88	90	62	54	8.5
BC Lottery Corporation	44	60	97	92	81	74	97	100	69	68	86	82	5.8
Liquor Distribution Branch	22	18	17	19	18	19	10	13	25	23	27	48	7.3
Other	—	3	1	3	1	5	12	26	28	23	62	56	n/a
	983	1,299	1,810	3,362	2,470	2,744	2,765	2,519	2,488	2,573	2,725	2,729	9.7
Total capital spending	4,387	4,963	5,553	7,081	6,580	6,309	6,044	5,670	5,895	6,032	6,384	6,637	3.8
Per cent of Nominal GDP: [1]
Taxpayer-supported	1.8	1.8	1.8	1.9	2.0	1.6	1.5	1.4	1.4	1.4	1.4	1.4	-2.3
Self-supported	0.5	0.7	0.9	1.7	1.2	1.3	1.2	1.1	1.0	1.0	1.0	1.0	5.9
Total	2.3	2.5	2.7	3.6	3.2	2.9	2.7	2.5	2.4	2.4	2.4	2.4	0.2
Growth rates:
Taxpayer-supported	8.5	7.6	2.2	-0.6	10.5	-13.3	-8.0	-3.9	8.1	1.5	5.8	6.8	2.1
Self-supported	21.2	32.1	39.3	85.7	-26.5	11.1	0.8	-8.9	-1.2	3.4	5.9	0.1	13.6
Total	11.1	13.1	11.9	27.5	-7.1	-4.1	-4.2	-6.2	4.0	2.3	5.8	4.0	4.8
Per capita: [2]
Taxpayer-supported	803	854	861	843	920	792	721	686	733	737	769	811	0.1
Self-supported	232	303	416	762	553	610	608	549	535	548	573	567	8.5
Total	1,034	1,157	1,277	1,605	1,473	1,402	1,329	1,235	1,269	1,285	1,342	1,378	2.6

Real Per Capita Capital Spending (2017 $) [3]	1,196	1,314	1,421	1,787	1,618	1,505	1,411	1,312	1,334	1,336	1,370	1,378	1.3
Growth rate (per cent)	12.4	9.9	8.1	25.7	-9.4	-7.0	-6.2	-7.0	1.7	0.2	2.6	0.5	2.6

1     Capital spending as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2017/18 amounts divided by GDP for the 2017 calendar year). As nominal GDP for the calendar year ending 2017 is not available, the 2017 GDP projected in the February 2018 budget has been used for the fiscal year ended March 31, 2018 for demonstration purposes. Totals may not add due to rounding.

2     Per capita capital spending is calculated using July 1 population (e.g. 2017/18 amounts divided by population on July 1, 2017). Totals may not add due to rounding.

3     Capital spending is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2017 CPI for 2017/18 capital spending).

2018 Financial and Economic Review — August 2018

Appendix 2 — Financial Review Supplementary Tables

Table A2.11 Provincial Debt — 2006/07 to 2017/18

													Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
($ millions)	2006/07	2007/08	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	change
													(per cent)
Taxpayer-supported debt:
Provincial government direct operating	8,889	7,604	5,744	7,359	6,964	7,813	9,408	10,223	9,280	8,034	4,644	1,156	-16.9
Other taxpayer-supported debt (mainly capital):
Education facilities
Post-secondary institutions	3,013	3,422	3,611	3,824	4,092	4,185	4,315	4,386	4,518	4,731	4,984	5,328	5.3
Schools	5,013	5,216	5,522	5,777	6,016	6,407	6,830	7,245	7,600	8,033	8,473	8,908	5.4
	8,026	8,638	9,133	9,601	10,108	10,592	11,145	11,631	12,118	12,764	13,457	14,236	5.3
Health facilities	3,053	3,511	3,936	4,389	4,895	5,293	5,691	6,038	6,522	6,998	7,552	7,903	9.0
Highways, ferries and public transit
BC Transit	96	84	94	140	158	183	163	143	123	106	94	84	-1.2
BC Transportation Financing Authority	3,237	3,948	4,586	5,211	5,785	6,287	7,084	7,912	8,428	9,177	9,974	10,388	11.2
Port Mann Bridge	—	—	—	—	—	—	—	—	—	—	—	3,508	n/a
Public transit	950	958	997	997	997	1,000	1,000	1,000	1,000	1,000	1,000	1,000	0.5
SkyTrain extension	1,153	1,153	1,154	1,154	1,155	1,174	1,174	1,174	1,174	1,174	1,174	1,174	0.2
	5,436	6,143	6,831	7,502	8,095	8,644	9,421	10,229	10,725	11,457	12,242	16,154	10.4
Other
BC Immigration Investment Fund	167	256	287	289	347	398	363	440	414	304	217	161	-0.3
BC Pavilion Corporation	—	—	—	49	250	383	383	382	381	389	376	374	n/a
Homeowner Protection Office	110	136	150	144	—	—	—	—	—	—	—	—	n/a
Provincial government general capital	—	—	—	294	570	808	1,073	1,372	1,698	1,987	2,288	2,718	n/a
Social Housing	216	218	286	305	511	674	658	719	715	760	695	878	13.6
Other	40	43	35	36	81	54	40	34	27	26	28	27	-3.5
	533	653	758	1,117	1,759	2,317	2,517	2,947	3,235	3,466	3,604	4,158	20.5
Total other taxpayer-supported debt	17,048	18,945	20,658	22,609	24,857	26,846	28,774	30,845	32,600	34,685	36,855	42,451	8.6
Total taxpayer-supported debt	25,937	26,549	26,402	29,968	31,821	34,659	38,182	41,068	41,880	42,719	41,499	43,607	4.8

Self-supported debt:
Commercial Crown corporations and agencies
BC Hydro	7,144	7,633	9,054	10,792	11,710	12,978	14,167	15,559	16,544	17,929	19,685	19,990	9.8
BC Lottery Corporation	—	—	—	60	85	90	132	155	140	150	145	155	n/a
BC Transmission Corporation	30	79	70	70	—	—	—	—	—	—	—	—	n/a
Columbia Power Corporation	—	—	—	—	—	—	—	—	300	296	291	286	n/a
Columbia River power projects	236	219	208	196	183	481	475	470	464	459	448	433	5.7
Post-secondary institutions’ subsidiaries	69	130	149	220	173	173	215	198	222	310	340	418	17.8
Transportation Investment Corp.	—	—	20	544	1,148	1,779	2,610	3,209	3,335	3,355	3,398	—	n/a
Other	23	27	30	35	34	33	35	34	35	33	31	30	2.4
	7,502	8,088	9,531	11,917	13,333	15,534	17,634	19,625	21,040	22,532	24,338	21,312	10.0
Warehouse borrowing program	—	—	2,081	—	—	—	—	—	—	—	—	—	n/a
Total self-supported debt	7,502	8,088	11,612	11,917	13,333	15,534	17,634	19,625	21,040	22,532	24,338	21,312	10.0
Total provincial debt	33,439	34,637	38,014	41,885	45,154	50,193	55,816	60,693	62,920	65,251	65,837	64,919	6.2

2018 Financial and Economic Review — August 2018

Appendix 2 — Financial Review Supplementary Tables

Table A2.12 Provincial Debt Supplementary Information — 2006/07 to 2017/18

													Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
($ millions)	2006/07	2007/08	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	change
													(per cent)
Per cent of Nominal GDP: [1]
Taxpayer-supported debt:
Provincial government direct operating	4.7	3.8	2.8	3.8	3.4	3.6	4.2	4.5	3.8	3.2	1.8	0.4	-19.9
Education facilities	4.3	4.4	4.5	4.9	4.9	4.9	5.0	5.1	5.0	5.1	5.1	5.1	1.6
Health facilities	1.6	1.8	1.9	2.2	2.4	2.4	2.6	2.6	2.7	2.8	2.9	2.8	5.2
Highways, ferries and public transit	2.9	3.1	3.3	3.8	3.9	4.0	4.3	4.5	4.4	4.6	4.6	5.8	6.5
Other	0.3	0.3	0.4	0.6	0.9	1.1	1.1	1.3	1.3	1.4	1.4	1.5	16.3
Total taxpayer-supported debt	13.8	13.4	12.9	15.3	15.5	16.0	17.2	17.9	17.3	17.0	15.7	15.6	1.1
Self-supported debt:
Commercial Crown corporations & agencies	4.0	4.1	4.7	6.1	6.5	7.2	8.0	8.6	8.7	9.0	9.2	7.6	6.1
Warehouse borrowing program	—	—	1.0	—	—	—	—	—	—	—	—	—	n/a
Total self-supported debt	4.0	4.1	5.7	6.1	6.5	7.2	8.0	8.6	8.7	9.0	9.2	7.6	6.1
Total provincial debt	17.8	17.5	18.6	21.3	22.0	23.2	25.2	26.5	26.0	25.9	25.0	23.2	2.5
Growth rates:
Taxpayer-supported debt:
Provincial government direct operating	-21.6	-14.5	-24.5	28.1	-5.4	12.2	20.4	8.7	-9.2	-13.4	-42.2	-75.1	-11.4
Education facilities	5.4	7.6	5.7	5.1	5.3	4.8	5.2	4.4	4.2	5.3	5.4	5.8	5.4
Health facilities	15.9	15.0	12.1	11.5	11.5	8.1	7.5	6.1	8.0	7.3	7.9	4.6	9.6
Highways, ferries and public transit	11.3	13.0	11.2	9.8	7.9	6.8	9.0	8.6	4.8	6.8	6.9	32.0	10.7
Other	-28.2	22.5	16.1	47.4	57.5	31.7	8.6	17.1	9.8	7.1	4.0	15.4	17.4
Total taxpayer-supported debt	-4.7	2.4	-0.6	13.5	6.2	8.9	10.2	7.6	2.0	2.0	-2.9	5.1	4.1
Self-supported debt:
Commercial Crown corporations & agencies	3.6	7.8	17.8	25.0	11.9	16.5	13.5	11.3	7.2	7.1	8.0	-12.4	9.8
Warehouse borrowing program	—	—	—	-100.0	—	—	—	—	—	—	—	—	n/a
Total self-supported debt	3.6	7.8	43.6	2.6	11.9	16.5	13.5	11.3	7.2	7.1	8.0	-12.4	10.1
Total provincial debt	-3.0	3.6	9.7	10.2	7.8	11.2	11.2	8.7	3.7	3.7	0.9	-1.4	5.5
Per capita: [2]
Taxpayer-supported debt:
Provincial government direct operating	2,096	1,772	1,321	1,668	1,559	1,737	2,069	2,227	1,997	1,711	976	240	-17.9
Education facilities	1,892	2,013	2,100	2,177	2,263	2,354	2,451	2,534	2,608	2,719	2,828	2,955	4.1
Health facilities	720	818	905	995	1,096	1,176	1,252	1,315	1,404	1,491	1,587	1,641	7.8
Highways, ferries and public transit	1,282	1,432	1,571	1,701	1,813	1,921	2,072	2,229	2,308	2,440	2,573	3,353	9.1
Other	126	152	174	253	394	515	554	642	696	738	758	863	19.1
Total taxpayer-supported debt	6,115	6,187	6,070	6,794	7,125	7,703	8,398	8,947	9,013	9,099	8,723	9,052	3.6
Self-supported debt:
Commercial Crown corporations & agencies	1,769	1,885	2,191	2,702	2,985	3,453	3,879	4,276	4,528	4,799	5,116	4,424	8.7
Warehouse borrowing program	—	—	478	—	—	—	—	—	—	—	—	—	n/a
Total self-supported debt	1,769	1,885	2,670	2,702	2,985	3,453	3,879	4,276	4,528	4,799	5,116	4,424	8.7
Total provincial debt	7,883	8,072	8,740	9,496	10,111	11,156	12,277	13,223	13,541	13,899	13,838	13,477	5.0
Real Per Capita Provincial Debt (2017 $) [3]	9,116	9,173	9,733	10,575	11,111	11,970	13,028	14,043	14,236	14,454	14,132	13,477	3.6
Growth rate (per cent)	-1.8	0.6	6.1	8.7	5.1	7.7	8.8	7.8	1.4	1.5	-2.2	-4.6	3.3

1     Debt as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2017/18 debt divided by GDP for the 2017 calendar year). As nominal GDP for the calendar year ending in 2017 is not available, the 2017 GDP projected in the February 2018 budget has been used for the fiscal year ended March 31, 2018 for demonstration purposes. Totals may not add due to rounding.

2     Per capita debt is calculated using July 1 population (e.g. 2017/18 debt divided by population on July 1, 2017). Totals may not add due to rounding.

3     Debt is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2017 CPI for 2017/18 debt).

2018 Financial and Economic Review — August 2018

Appendix 2 — Financial Review Supplementary Tables

Table A2.13 Key Provincial Debt Indicators — 2006/07 to 2017/18 1

													Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
	2006/07	2007/08	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	change
													(per cent)
Debt to revenue (per cent)
Total provincial	68.8	68.9	77.2	86.5	88.5	94.7	104.1	107.8	106.7	105.9	99.3	93.7	2.8
Taxpayer-supported	69.2	69.0	71.0	82.6	78.8	85.1	93.6	96.4	94.1	91.3	81.8	82.5	1.6
Debt per capita ($) [2]
Total provincial	7,883	8,072	8,740	9,496	10,111	11,156	12,277	13,223	13,541	13,899	13,838	13,477	5.0
Taxpayer-supported	6,115	6,187	6,070	6,794	7,125	7,703	8,398	8,947	9,013	9,099	8,723	9,052	3.6
Debt to nominal GDP (per cent) [3]
Total provincial	17.8	17.5	18.6	21.3	22.0	23.2	25.2	26.5	26.0	25.9	25.0	23.2	2.5
Taxpayer-supported	13.8	13.4	12.9	15.3	15.5	16.0	17.2	17.9	17.3	17.0	15.7	15.6	1.1
Interest bite (cents per dollar of revenue) [4]
Total provincial	4.3	4.0	4.3	4.6	4.2	4.3	4.4	4.3	4.3	4.7	3.8	3.8	-1.1
Taxpayer-supported	4.2	3.9	4.2	4.2	4.0	4.0	3.9	3.7	3.7	4.0	3.2	3.3	-2.3
Interest costs ($ millions)
Total provincial	2,069	2,010	2,138	2,205	2,155	2,300	2,339	2,444	2,525	2,879	2,521	2,608	2.1
Taxpayer-supported	1,570	1,488	1,570	1,534	1,596	1,625	1,600	1,583	1,651	1,892	1,644	1,725	0.9
Interest rate (per cent) [5]
Taxpayer-supported	5.9	5.7	5.9	5.4	5.2	4.9	4.4	4.0	4.0	4.5	3.9	4.1	-3.4
Revenue Factor for Key Indicators ($ millions)
Total provincial [6]	48,628	50,262	49,224	48,438	51,041	53,001	53,637	56,279	58,952	61,589	66,334	69,315	3.3
Taxpayer-supported [7]	37,459	38,477	37,205	36,272	40,391	40,742	40,775	42,611	44,514	46,805	50,726	52,866	3.2
Debt ($ millions)
Total provincial	33,439	34,637	38,014	41,885	45,154	50,193	55,816	60,693	62,920	65,251	65,837	64,919	6.2
Taxpayer-supported [8]	25,937	26,549	26,402	29,968	31,821	34,659	38,182	41,068	41,880	42,719	41,499	43,607	4.8
Provincial nominal GDP ($ millions) [9]	188,236	198,325	204,405	196,247	205,114	216,784	221,413	228,973	242,044	251,744	263,706	279,370	3.7
Population (thousands at July 1) [10]	4,242	4,291	4,349	4,411	4,466	4,499	4,546	4,590	4,646	4,695	4,758	4,817	1.2

1         Figures for prior years have been restated to conform with the presentation used for 2017/18 and to include the effects of changes in underlying data and statistics.

2         The ratio of debt to population (e.g. 2017/18 debt divided by population at July 1, 2017).

3         The ratio of debt outstanding at fiscal year end to provincial nominal gross domestic product (GDP) for the calendar year ending in the fiscal year (e.g. 2017/18 debt divided by 2017 nominal GDP). As nominal GDP for the calendar year ending 2017 is not available, the 2017 GDP projected in the February 2018 budget has been used for the fiscal year ended March 31, 2018 for demonstration purposes.

4         The ratio of interest costs (less sinking fund interest) to revenue. Figures include capitalized interest expense in order to provide a more comparable measure to outstanding debt.

5         Weighted average of all outstanding debt issues.

6         Includes revenue of the consolidated revenue fund (excluding dividends from enterprises) plus revenue of all government organizations and enterprises.

7         Excludes revenue of government enterprises, but includes dividends from enterprises paid to the consolidated revenue fund.

8         Excludes debt of commercial Crown corporations and agencies and funds held under the province’s warehouse borrowing program.

9         Nominal GDP for the calendar year ending in the fiscal year (e.g. Nominal GDP for 2017 is used for the fiscal year ended March 31, 2018). As nominal GDP for the calendar year ending 2017 is not available, the 2017 GDP projected in the February 2018 budget has been used for the fiscal year ended March 31, 2018 for demonstration purposes.

10    Population at July 1st within the fiscal year (e.g. population at July 1, 2017 is used for the fiscal year ended March 31, 2018).

2018 Financial and Economic Review — August 2018

Appendix 2 — Financial Review Supplementary Tables

Table A2.14 Historical Operating Statement Surplus (Deficit)

				Crown	SUCH			Surplus
				Corporations	Sector &			(Deficit)
	Consolidated Revenue Fund			and	Regional	Other	Surplus	as a Per Cent
($ millions)	Revenue	Expenditure	Balance	Agencies	Authorities	Adjustments	(Deficit) [1]	of GDP
1969/70	1,248	1,244	4	—	—	—	—	0.0
1970/71	1,373	1,274	99	—	—	—	—	1.0
1971/72	1,558	1,474	84	—	—	—	—	0.8
1972/73	1,772	1,675	97	—	—	—	—	0.8
1973/74	2,217	2,071	146	—	—	—	—	0.9
1974/75	2,769	2,779	(10)	—	—	—	—	(0.1)
1975/76	3,124	3,534	(410)	—	—	—	—	(2.1)
1976/77	3,785	3,691	94	—	—	—	—	0.4
1977/78	4,372	4,168	204	—	—	—	—	0.8
1978/79	4,853	4,582	271	—	—	—	—	0.9
1979/80 [1]	5,860	5,318	542	(88)	—	—	454	1.3
1980/81	5,982	6,239	(257)	45	—	—	(212)	(0.5)
1981/82	7,139	7,323	(184)	43	—	—	(141)	(0.3)
1982/83	7,678	8,662	(984)	(257)	—	—	(1,241)	(2.7)
1983/84	8,335	9,347	(1,012)	49	—	—	(963)	(2.0)
1984/85	8,807	9,801	(994)	172	—	—	(822)	(1.6)
1985/86	9,160	10,127	(967)	110	—	—	(857)	(1.6)
1986/87	9,463	10,624	(1,161)	526	—	—	(635)	(1.1)
1987/88	11,007	11,055	(48)	119	—	—	71	0.1
1988/89	12,570	11,834	736	194	—	—	930	1.3
1989/90	13,656	13,200	456	40	—	—	496	0.6
1990/91	14,236	15,010	(774)	107	—	—	(667)	(0.8)
1991/92	14,570	17,101	(2,531)	192	—	—	(2,339)	(2.8)
1992/93	16,172	17,858	(1,686)	210	—	—	(1,476)	(1.7)
1993/94	17,923	18,833	(910)	11	—	—	(899)	(0.9)
1994/95	19,506	19,953	(447)	219	—	—	(228)	(0.2)
1995/96	19,698	20,054	(356)	38	—	—	(318)	(0.3)
1996/97	20,126	20,241	(115)	(270)	—	—	(385)	(0.3)
1997/98	20,216	20,368	(152)	(258)	—	—	(410)	(0.4)
1998/99	20,312	20,526	(214)	(689)	(55)	—	(958)	(0.8)
1999/2000	21,836	22,157	(321)	345	(40)	—	(16)	0.0
2000/01	23,948	22,671	1,277	(171)	138	(52)[3]	1,192	0.9
2001/02	22,987	24,977	(1,990)[2]	(711)[2]	180	1,464 [3]	(1,057)	(0.8)
2002/03	22,205	25,164	(2,959)	(216)	527	—	(2,648)	(1.9)
2003/04	23,408	25,477	(2,069)	347	370	—	(1,352)	(0.9)
2004/05	27,562	26,306	1,256	1,035	394	—	2,685	1.7
2005/06	29,711	27,174	2,537	550	595	(710)[4]	2,972	1.7
2006/07	31,506	28,506	3,000	841	405	(264)[4]	3,982	2.1
2007/08	32,317	30,565	1,752	995	443	(444)[4,5]	2,746	1.4
2008/09	30,926	32,032	(1,106)	975	186	18 [4,5]	73	0.0
2009/10	29,133	32,273	(3,140)	803	525	—	(1,812)	(0.9)
2010/11	32,807	33,577	(770)	(219)	743	—	(246)	(0.1)
2011/12	33,269	34,590	(1,321)	239	840	(1,599)[6]	(1,841)	(0.8)
2012/13	33,363	35,120	(1,757)	95	515	—	(1,147)	(0.5)
2013/14	34,657	34,891	(234)	155	393	—	314	0.1
2014/15	36,802	36,058	744	199	717	—	1,660	0.7
2015/16	38,313	37,717	596	(581)	795	—	810	0.3
2016/17	41,850	39,664	2,186	(207)	748	—	2,727	1.0
2017/18	43,659	45,733	(2,074)	1,257	1,118	—	301	0.1

1     The provincial government began publishing summary financial statements in 1979/80. Figures for prior years are unavailable. For 1969/70 to 1978/79, the CRF balance is used in place of the summary accounts surplus/(deficit).

2     Does not include the $256 million transfer to the CRF for the wind-up of Forest Renewal BC and Fisheries Renewal BC.

3     Impact of move to joint trusteeship for public service pension plans.

4     Negotiating framework incentive payments.

5     Climate Action Dividend.

6     Onetime HST transition repayment.

2018 Financial and Economic Review — August 2018

Appendix 2 — Financial Review Supplementary Tables

Table A2.15 Historical Provincial Debt Summary 1

	Taxpayer-Supported Debt
	Provincial	Education	Health			Total				Taxpayer-
	Government	Facilities	Facilities	Highways,		Taxpayer-	Self-	Total	Total Debt	Supported
	Direct	Capital	Capital	Ferries and		Supported	Supported	Provincial	as a Per	Debt as a Per
Year	Operating	Financing	Financing	Public Transit	Other [2]	Debt	Debt [3]	Debt	Cent of GDP	Cent of GDP
	(millions)								(per cent)
1969/70	—	338	42	142	100	622	1,661	2,283	24.7	6.7
1970/71	—	362	64	172	99	697	1,808	2,505	25.6	7.1
1971/72	—	380	85	233	95	793	1,948	2,741	24.9	7.2
1972/73	—	408	105	288	87	888	2,062	2,950	23.8	7.2
1973/74	—	425	117	340	145	1,027	2,228	3,255	21.1	6.7
1974/75	—	485	133	386	149	1,153	2,650	3,803	21.3	6.5
1975/76	—	557	178	544	145	1,424	3,144	4,568	23.1	7.2
1976/77	261	658	236	649	188	1,992	3,787	5,779	24.4	8.4
1977/78	261	710	291	656	215	2,133	4,464	6,597	24.9	8.1
1978/79	261	778	334	653	91	2,117	4,838	6,955	23.3	7.1
1979/80	235	836	401	730	195	2,397	5,704	8,101	23.3	6.9
1980/81	209	919	461	729	270	2,588	5,956	8,544	21.6	6.5
1981/82	183	1,067	561	844	291	2,946	7,227	10,173	22.1	6.4
1982/83	883	1,204	660	1,024	894	4,665	7,692	12,357	26.9	10.2
1983/84	1,596	1,321	712	1,392	1,174	6,195	8,440	14,635	30.2	12.8
1984/85	2,476	1,308	717	691	1,276	6,468	9,082	15,550	30.5	12.7
1985/86	3,197	1,276	680	1,034	1,376	7,563	8,990	16,553	30.2	13.8
1986/87	4,802	1,268	681	1,097	812	8,660	8,485	17,145	29.6	14.9
1987/88	5,017	1,278	716	1,192	660	8,863	8,149	17,012	26.6	13.8
1988/89	4,919	1,322	763	1,213	842	9,059	7,396	16,455	23.2	12.8
1989/90	4,209	1,367	837	1,244	1,262	8,919	7,340	16,259	21.0	11.5
1990/91	4,726	1,565	959	1,287	1,281	9,818	7,444	17,262	21.3	12.1
1991/92	6,611	1,939	1,040	1,527	1,431	12,548	7,493	20,041	23.9	15.0
1992/93	8,969	2,426	1,141	1,719	1,641	15,896	7,526	23,422	26.2	17.8
1993/94	10,257	3,054	1,181	1,862	1,627	17,981	7,946	25,927	27.0	18.7
1994/95	10,181	3,631	1,318	2,158	1,749	19,037	8,013	27,050	26.4	18.6
1995/96	10,237	3,990	1,399	2,598	1,695	19,919	8,847	28,766	26.7	18.5
1996/97	11,030	4,230	1,431	3,144	1,440	21,275	8,096	29,371	26.4	19.1
1997/98	11,488	4,352	1,417	3,463	1,431	22,151	8,204	30,355	25.9	18.9
1998/99	11,707	5,023	1,494	3,678	1,330	23,232	8,910	32,142	27.2	19.7
1999/2000	13,295	5,429	1,679	3,527	1,276	25,206	9,232	34,438	27.8	20.3
2000/01	11,578	5,737	2,028	4,234	1,527	25,104	8,684	33,788	25.1	18.6
2001/02	13,319	6,118	2,186	4,685	1,196	27,504	8,578	36,082	26.4	20.1
2002/03	14,957	6,394	2,265	4,835	919	29,370	7,487	36,857	26.0	20.7
2003/04	15,180	6,829	2,343	4,931	717	30,000	7,775	37,775	25.2	20.0
2004/05	13,969	7,122	2,253	4,644	660	28,648	7,221	35,869	22.1	17.7
2005/06	11,343	7,612	2,635	4,883	742	27,215	7,242	34,457	19.7	15.6
2006/07	8,889	8,026	3,053	5,436	533	25,937	7,502	33,439	17.8	13.8
2007/08	7,604	8,638	3,511	6,143	653	26,549	8,088	34,637	17.5	13.4
2008/09	5,744	9,133	3,936	6,831	758	26,402	11,612	38,014	18.6	12.9
2009/10	7,359	9,601	4,389	7,502	1,117	29,968	11,917	41,885	21.3	15.3
2010/11	6,964	10,108	4,895	8,095	1,759	31,821	13,333	45,154	22.0	15.5
2011/12	7,813	10,592	5,293	8,644	2,317	34,659	15,534	50,193	23.2	16.0
2012/13	9,408	11,145	5,691	9,421	2,517	38,182	17,634	55,816	25.2	17.2
2013/14	10,223	11,631	6,038	10,229	2,947	41,068	19,625	60,693	26.5	17.9
2014/15	9,280	12,118	6,522	10,725	3,235	41,880	21,040	62,920	26.0	17.3
2015/16	8,034	12,764	6,998	11,457	3,466	42,719	22,532	65,251	25.9	17.0
2016/17	4,644	13,457	7,552	12,242	3,604	41,499	24,338	65,837	25.0	15.7
2017/18	1,156	14,236	7,903	16,154	4,158	43,607	21,312	64,919	23.2	15.6

1     Provincial debt is prepared in accordance with Generally Accepted Accounting Principles and presented consistent with the Debt Summary Report included in the Public Accounts. Debt is shown net of sinking funds and unamortized discounts, excludes accrued interest, and includes non-guaranteed debt directly incurred by commercial Crown corporations and debt guaranteed by the Province.

2     Includes BC Buildings, BC Housing Management Commission, Provincial Rental Housing Corporation, other taxpayer-supported Crown agencies, and loan guarantee provisions.

3     Includes commercial Crown corporations and agencies and funds held under the province’s warehouse borrowing program.

2018 Financial and Economic Review — August 2018

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BRITISH COLUMBIA
Ministry of Finance